   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 8, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  AVNET, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             5065                            11-1890605
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                             2211 SOUTH 47TH STREET
                             PHOENIX, ARIZONA 85034
                                 (480) 643-2000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                              DAVID R. BIRK, ESQ.
                             SENIOR VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                                  AVNET, INC.
                             2211 SOUTH 47TH STREET
                             PHOENIX, ARIZONA 85034
                                 (480) 643-2000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                WITH COPIES TO:

               RICHARD R. HOWE, ESQ.                              D. STEPHEN ANTION, ESQ.
                SULLIVAN & CROMWELL                         1999 AVENUE OF THE STARS, SUITE 700
                 125 BROAD STREET                           LOS ANGELES, CALIFORNIA 90067-6035
           NEW YORK, NEW YORK 10004-2498                              (310) 553-6700
                  (212) 558-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time of the merger of Avnet, Inc. and Marshall Industries as described in the Amended and Restated Agreement and Plan of Merger dated as of June 25, 1999.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ------------
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------
                                                           PROPOSED MAXIMUM        PROPOSED MAXIMUM
    TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE            AGGREGATE               AMOUNT OF
 SECURITIES TO BE REGISTERED        REGISTERED(1)            PER UNIT(2)          OFFERING PRICE(2)      REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $1.00
  per share...................     7,624,003 shares              N/A                 $612,774,516            $170,351.32
------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------

(1) Represents the estimated maximum number of shares of Avnet, Inc. ("Avnet") common stock that may be issued upon consummation of the merger (the "Merger") of Marshall Industries ("Marshall") with and into Avnet based upon the highest exchange ratio possible in the merger (0.91765 shares of Avnet common stock for 8,308,182 shares of Marshall common stock).
(2) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee is based on the market value of Marshall shares to be received by Avnet in the merger, as established by the average of the high and low sale prices on September 2, 1999 of the Marshall common stock on the New York Stock Exchange, which was $36.875.
(3) Calculated by multiplying .000278 by the proposed maximum aggregate offering price. Pursuant to Rule 457, a portion of the registration fee is offset by $130,830 of fees previously paid in connection with the Schedule 14A filed jointly by the Registrant and Marshall Industries on August 20, 1999.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

MARSHALL INDUSTRIES                                                  AVNET, INC.

                        JOINT PROXY STATEMENT/PROSPECTUS
                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

Dear Fellow Shareholders:

     The boards of directors of Marshall Industries and Avnet, Inc. have each called special meetings of shareholders for October 19, 1999 at which you will be asked to consider and to vote upon the merger of our companies. As a result of the merger, Avnet, the surviving company, will be one of the largest electronics distribution businesses in the world.
     In the merger, holders of Marshall common stock will receive, in exchange for each share they hold, either $39.00 in cash or 0.81569 of a share of common stock of Avnet (subject to variation between 0.74772 and 0.91765 of a share depending upon closing prices of Avnet common stock before the date of the Marshall special meeting) or a combination of cash and Avnet common stock. Each share of Avnet common stock outstanding before the merger will remain outstanding and will not be changed by the merger. The merger will be tax-free to Marshall shareholders except to the extent that they receive cash as part of the merger consideration or in lieu of fractional shares.
     YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless the shareholders of both companies adopt the merger agreement. You are cordially invited to attend your shareholders' meeting. Whether or not you plan to attend, please complete and mail the enclosed proxy card to us or, to the extent available, provide your voting instructions by telephone or through the Internet in accordance with the accompanying instructions. IF YOU DO NOT RETURN YOUR CARD OR INSTRUCT YOUR BROKER HOW TO VOTE ANY SHARES HELD IN YOUR BROKER'S NAME, THE EFFECT WILL BE THE SAME AS A VOTE AGAINST THE MERGER AGREEMENT.

     The dates, times and places of the special meetings are as follows:

      FOR MARSHALL SHAREHOLDERS:                 FOR AVNET SHAREHOLDERS:
          9320 Telstar Avenue              The Pointe Hilton at South Mountain
      El Monte, California 91731                      Resort Hotel
     10:00 a.m., October 19, 1999               7777 South Pointe Parkway
                                                 Phoenix, Arizona 85044
                                              10:00 a.m., October 19, 1999

     This Joint Proxy Statement/Prospectus gives you detailed information about the merger. It includes the merger agreement attached as Appendix A. You can also obtain information about our companies from publicly available documents that we have filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.
     WE ENTHUSIASTICALLY SUPPORT THIS MERGER OF OUR COMPANIES AND JOIN WITH OUR OTHER DIRECTORS IN RECOMMENDING THAT YOU VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT.

             GORDON MARSHALL                              ROY VALLEE
          Chairman of the Board                      Chairman of the Board
           Marshall Industries                    and Chief Executive Officer
                                                          Avnet, Inc.

  PLEASE SEE PAGE 13 FOR RISK FACTORS RELATING TO THE MERGER WHICH YOU SHOULD
                                   CONSIDER.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this Joint Proxy Statement/ Prospectus or determined if this Joint Proxy Statement/Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        This Joint Proxy Statement/Prospectus is dated September 8, 1999 and was first mailed to shareholders on or about September 10, 1999

                                [MARSHALL LOGO]

                              MARSHALL INDUSTRIES
                              9320 TELSTAR AVENUE
                           EL MONTE, CALIFORNIA 91731
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 19, 1999
                           -------------------------

To the Shareholders of Marshall Industries:

     Marshall Industries will hold a special meeting of shareholders on October 19, 1999 at 10:00 a.m. at the company's offices at 9320 Telstar Avenue, El Monte, California 91731 to vote on:

     - A proposal to approve the Amended and Restated Agreement and Plan of Merger, dated as of June 25, 1999, between Avnet, Inc. and Marshall Industries; and

     - Any other business that may properly come before the special meeting or any adjournments, postponements, continuations or reschedulings of the special meeting.

     Only shareholders of record on September 7, 1999 will receive notice of and be entitled to vote at the special meeting.

     You are cordially invited to attend the special meeting in person.

     WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE-PAID ENVELOPE. RECORD HOLDERS MAY ALSO SUBMIT THEIR PROXY WITH VOTING INSTRUCTIONS BY TELEPHONE IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE ENCLOSED PROXY CARD. BENEFICIAL HOLDERS WHO HOLD SHARES IN STREET NAME MAY BE ABLE TO VOTE BY TELEPHONE OR THROUGH THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS THEY RECEIVE FROM THE NOMINEES HOLDING THEIR SHARES.

     YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER.

                                              Gordon Marshall
                                              Chairman of the Board

September 7, 1999

     Please vote your shares promptly. You can find instructions for voting on the enclosed proxy card.
                           -------------------------

              THE INFORMATION AGENT FOR MARSHALL SHAREHOLDERS IS:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.
                         CALL TOLL FREE 1-877-393-4961
                           -------------------------

 YOUR VOTE IS IMPORTANT. PLEASE SUBMIT A PROXY WITH YOUR VOTING INSTRUCTIONS BY RETURNING YOUR SIGNED AND DATED PROXY BY MAIL OR, IF AVAILABLE, BY TELEPHONE OR
                             THROUGH THE INTERNET.

                                  [AVNET LOGO]

                                  AVNET, INC.
                             2211 SOUTH 47TH STREET
                             PHOENIX, ARIZONA 85034
                           -------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON OCTOBER 19, 1999
                           -------------------------

To all Shareholders of Avnet, Inc.:

     NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Avnet, Inc. will be held on October 19, 1999 at 10:00 a.m., local time, at the Bisbee Room at the Pointe Hilton at South Mountain Resort Hotel, 7777 South Pointe Parkway, Phoenix, Arizona 85044, to consider and to vote upon the following matters:

     1. A proposal to adopt the Amended and Restated Agreement and Plan of Merger dated as of June 25, 1999 between Avnet and Marshall Industries pursuant to which Marshall will merge into Avnet, which will be the surviving corporation.

     2. Any other business related to the foregoing proposal that may properly come before the meeting or any adjournments, postponements, continuations or reschedulings thereof.

     Adoption of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the shares of Avnet common stock outstanding on September 3, 1999, the record date for the determination of Avnet shareholders entitled to notice of and to vote at the meeting. Only Avnet shareholders of record on that date will be entitled to notice of and to vote at the meeting.

     Whether or not you plan to attend the meeting, please promptly complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. You may also submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on the accompanying proxy card. If you attend the meeting and desire to revoke your proxy in writing and vote in person, you may do so. In any event, a proxy may be revoked in writing at any time before it is exercised.
                           -------------------------

     THE BOARD OF DIRECTORS OF AVNET HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT AVNET SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

                                          By Order of the Board of Directors,

                                          David R. Birk
                                          Secretary

September 7, 1999
                           -------------------------

                THE INFORMATION AGENT FOR AVNET SHAREHOLDERS IS:
                   GEORGESON SHAREHOLDER COMMUNICATIONS, INC.

                         CALL TOLL FREE 1-800-223-2064
                           -------------------------

         YOUR VOTE IS IMPORTANT. PLEASE SUBMIT A PROXY WITH YOUR VOTING
            INSTRUCTIONS BY TELEPHONE OR THROUGH THE INTERNET OR BY
                 RETURNING YOUR SIGNED AND DATED PROXY BY MAIL.

                       SOURCES OF ADDITIONAL INFORMATION

     This Joint Proxy Statement/Prospectus incorporates important business and financial information about Marshall and Avnet from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this Joint Proxy Statement/Prospectus (other than certain exhibits to those documents) by requesting them in writing or by telephone from the appropriate company at the following addresses:

                              Marshall Industries
                              9320 Telstar Avenue
                        El Monte, California 91731-2895
                                 (626) 307-6000
                             Attention: Henry Chin

                                  Avnet, Inc.
                             2211 South 47th Street
                             Phoenix, Arizona 85034
                                 (480) 643-2000
                          Attention: Raymond Sadowski

     If you would like to request documents, please do so by October 7, 1999 in order to receive them before the Marshall special meeting or the Avnet special meeting, as applicable.

              See "Where You Can Find More Information" (page 77)

                               TABLE OF CONTENTS

                                  PAGE
                                  ----
Sources of Additional
  Information...................    i
Questions and Answers About the
  Merger........................    1
Summary.........................    3
Market Price and Dividend
  Information...................    8
Selected Historical and
  Unaudited Pro Forma Condensed
  Consolidated Financial
  Information...................    9
Risk Factors....................   13
Cautionary Statement Regarding
  Forward-Looking Statements....   15
The Marshall Special Meeting....   16
The Avnet Special Meeting.......   21
The Companies...................   26
The Merger......................   30
The Merger Agreement............   52
Material Federal Income Tax
  Consequences of the Merger....   60
Unaudited Pro Forma Condensed
  Consolidated Financial
  Statements....................   62

                                  PAGE
                                  ----
Description of Avnet Common
  Stock.........................   69
Description of Marshall Common
  Stock.........................   69
Comparison of Shareholder
  Rights........................   69
Experts.........................   75
Validity of Shares..............   76
Additional Information for
  Marshall Shareholders.........   76
Where You Can Find More
  Information...................   77
Appendix A -- Amended and
  Restated Agreement and Plan of
  Merger........................  A-1
Appendix B -- Opinion of
  Donaldson, Lufkin & Jenrette
  Securities Corporation........  B-1
Appendix C -- Opinion of Merrill
  Lynch, Pierce, Fenner & Smith
  Incorporated..................  C-1
Appendix D -- Chapter 13 of the
  California General Corporation
  Law...........................  D-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:  WHAT SHOULD I DO?

A: After you have carefully read this document, mail your signed proxy card in the enclosed envelope, or, to the extent available, submit your proxy with voting instructions by telephone or through the Internet in accordance with the instructions on or with the accompanying proxy card, so that your shares will be represented at the Marshall special meeting or the Avnet special meeting.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Failure to instruct your broker to vote your shares is equivalent to voting against the merger agreement.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE SUBMITTED MY PROXY WITH VOTING
    INSTRUCTIONS?

A: Yes. There are three ways in which you may revoke your proxy and change your vote at any time before the meeting:

     - You may send a written notice to the party you gave your proxy to stating that you are revoking your proxy.

     - You may complete and submit a new proxy card by mail or, to the extent available, submit your proxy with new voting instructions by telephone or through the Internet. The latest vote actually received prior to the shareholders' meeting will be recorded and any earlier votes will be revoked.

     - You may attend the special meeting of your company and vote in person. Simply attending the shareholders meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change or revoke your proxy.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES?

A: Marshall shareholders who elect to receive Avnet common stock for some or all of their shares must send in their stock certificates with the non-cash election form described below.

         Marshall shareholders who want to receive cash for all of their shares should not send in their certificates. Instructions for forwarding certificates will be provided after the merger becomes effective.

         Avnet shareholders will not exchange their certificates in the merger. The certificates currently representing Avnet common stock will represent the same shares of Avnet common stock after the merger.

Q:  WHO ARE THE PARTIES TO THIS MERGER?

A: Marshall Industries will merge into Avnet, Inc. Avnet will remain after the merger as the surviving corporation.

Q: WHAT WILL MARSHALL SHAREHOLDERS RECEIVE FOR EACH SHARE OF MARSHALL COMMON STOCK?

A: Marshall shareholders will receive $39.00 in cash or 0.81569 of a share of common stock of Avnet, subject to adjustment, or a combination of cash and Avnet common stock in exchange for each share of Marshall common stock. The number of shares of Avnet common stock may vary between 0.74772 and 0.91765 per share for each share of Marshall common stock depending upon the average closing price of Avnet common stock for the twenty trading days ending five days before the date of the Marshall special meeting.

Q:  HOW MANY MARSHALL SHARES WILL BE CONVERTED INTO AVNET SHARES?

A: 8,308,182 shares of Marshall common stock will be converted into Avnet common stock.

Q: WHAT WILL HAPPEN IF MARSHALL SHAREHOLDERS ELECT TO RECEIVE TOO FEW SHARES OF AVNET COMMON STOCK?

A: If Marshall shareholders elect to convert, in the aggregate, less than 8,308,182 Marshall shares into Avnet shares, then the difference between 8,308,182 and the number of shares Marshall shareholders have elected to convert into Avnet shares will be converted into Avnet shares and allocated pro rata among Marshall shareholders who did not elect Avnet shares.

Q: WHAT WILL HAPPEN IF MARSHALL SHAREHOLDERS ELECT TO RECEIVE TOO MANY SHARES OF AVNET COMMON STOCK?

A: If Marshall shareholders elect to convert, in the aggregate, more than 8,308,182 shares of Marshall common stock into Avnet common stock, the number of shares of Marshall common stock in excess of 8,308,182 will be converted into cash. Each Marshall shareholder electing Avnet shares will receive a proportionate amount of this cash in exchange for the corresponding number of Marshall shares.

Q:  HOW CAN I MAKE MY ELECTION BETWEEN CASH AND AVNET COMMON STOCK?

A: Marshall shareholders are receiving a non-cash election form with this document. Any Marshall shareholders that want to elect to receive Avnet common stock for some or all of their Marshall shares must return the non-cash election form to The Bank of New York, 101 Barclay Street, New York, N.Y. 10286 not later than 5:00 p.m., New York time, on October 18, 1999. If no non-cash election form is received by The Bank of New York by such time, or if the election has not been properly made, the shareholder will be treated as having made the cash election.

Q: IF I MAKE THE ELECTION TO RECEIVE AVNET COMMON STOCK FOR SOME OR ALL OF MY MARSHALL SHARES, CAN I REVOKE MY ELECTION?

A: You can revoke your election by providing written notice of revocation to The Bank of New York, 101 Barclay Street, New York, N.Y. 10286 not later than 5:00 p.m., New York time, on October 18, 1999.

Q: WILL THE MERGER BE CONSUMMATED IF SHAREHOLDERS OF MARSHALL OR AVNET DO NOT APPROVE THE MERGER?

A: No. The merger must be approved by the shareholders of Marshall and Avnet. In the event shareholders of either or both of Marshall and Avnet do not approve of the merger, it will not be consummated.

Q:  WILL SHARES OF AVNET COMMON STOCK BE LISTED ON THE NEW YORK STOCK EXCHANGE?

A: Yes. Avnet common stock is currently listed on the New York Stock Exchange and the Pacific Exchange under the symbol "AVT." After the merger Avnet common stock will continue to be listed on both exchanges under the symbol "AVT."

Q:  WHAT ARE THE TAX CONSEQUENCES OF THE MERGER TO MARSHALL SHAREHOLDERS?

A: The exchange of shares will be a tax-free transaction for federal income tax purposes for Marshall shareholders who receive solely Avnet common stock. However, Marshall shareholders will recognize any realized gain for tax purposes to the extent any cash is received as merger consideration or in lieu of fractional shares.

Q:  WHOM SHOULD SHAREHOLDERS CALL WITH QUESTIONS?

A:  Marshall shareholders should call Henry Chin, Chief Financial Officer, at
    (626) 307-6000 with any questions about the merger. Avnet shareholders should call Raymond Sadowski, Chief Financial Officer, at (480) 643-2000 with any questions about the merger.

                                    SUMMARY

     This summary, together with the preceding Question and Answer section, highlights selected information contained in this document and may not contain all of the information that is important to you. We urge you to read carefully this entire document and the other documents to which this document refers to understand fully the merger. See "Where You Can Find More Information" on page
77. Each item in this summary includes a page reference directing you to a more complete description of that item.

THE COMPANIES

MARSHALL INDUSTRIES (PAGE 26)

     Marshall, together with its subsidiaries, is one of the largest distributors of industrial electronic components and production supplies in North America. Marshall had net sales of $1.7 billion in its fiscal year ended May 31, 1999.

AVNET, INC. (PAGE 27)

     Avnet is one of the world's largest industrial distributors of electronic components and computer products, with net sales for its fiscal year ended July 2, 1999 of $6.35 billion. It has distribution operations in the Americas, Europe, South Africa and the Asia/Pacific region.

THE MERGER (PAGE 30)

     We are proposing a merger in which Marshall will merge into Avnet and will cease to exist, and Avnet will remain as the surviving corporation. After the merger, Marshall will be a part of Avnet's Electronics Marketing Group. We expect the combined company to benefit from Marshall's electronic components distribution business and leadership in Internet business and e-commerce.

     We believe that the merger will offer both companies' shareholders the opportunity to benefit from the growth of the two companies. The financial advisers of both companies have provided opinions as to the fairness of the merger consideration to the respective shareholders of Marshall and Avnet. For a more detailed discussion of the reasons for the merger, see pages 36 through 37.

     After the merger, Avnet shareholders will own approximately 84% of the Avnet common stock outstanding, and Marshall shareholders will own approximately 16% of the Avnet common stock outstanding.

WHAT YOU WILL RECEIVE

MARSHALL SHAREHOLDERS (PAGE 52)

     Under the merger agreement, a total of 8,308,182 shares of Marshall common stock will be converted into the right to receive common stock of Avnet at the rate of 0.81569 of a share of Avnet for each share of Marshall, subject to variation between 0.74772 and 0.91765 of a share depending upon the average closing prices of Avnet common stock for the twenty trading days ending five trading days before the date of the Marshall special meeting. All remaining shares of Marshall common stock will be converted into the right to receive $39.00 per share in cash. Marshall shareholders have the right to elect either common stock of Avnet or cash, subject to certain proration procedures.

     To illustrate, assuming an exchange ratio of 0.81569, a Marshall shareholder who owns 100 shares of Marshall common stock could elect to receive 81 common shares of Avnet and a cash payment in lieu of a 0.569 fractional share interest, or the shareholder could elect to receive $3,900 in cash, in each case subject to proration.

     The rate at which shares of Marshall common stock will be converted into common stock of Avnet will vary depending upon the average closing price of Avnet common stock for the twenty trading days ending five trading days before the date of Marshall's special shareholders' meeting. The following table illus-trates how the average closing price of Avnet common stock will affect the exchange ratio:

       AVERAGE              NUMBER OF AVNET
CLOSING PRICE OF AVNET    SHARES RECEIVED FOR
     COMMON STOCK         EACH MARSHALL SHARE
----------------------   ---------------------
Greater than $57.375            0.74772
Greater than $52.59375          $42.90
  and less than or       ---------------------
  equal to $57.375       Average Closing Price
Greater than or equal           0.81569
  to $43.03125 and
  less than or equal
  to $52.59375
Greater than or equal           $35.10
  to $38.25 but less     ---------------------
  than 43.03125          Average Closing Price
Less than $38.25                0.91765

     If the average closing price of Avnet common stock is less than $38.25 per share, either Avnet or Marshall will have the option to terminate the merger agreement unless Avnet agrees either (1) to increase the exchange ratio so that it is equal to $35.10 divided by the average closing price or (2) to make a cash payment equal to the difference between (A) $35.10 and (B) 0.91765 multiplied by the closing price.

AVNET SHAREHOLDERS (PAGE 52)

     Common stock of Avnet held by Avnet shareholders immediately prior to the merger will remain issued and outstanding after the merger.

RECOMMENDATIONS TO SHAREHOLDERS

     The boards of directors of Marshall and Avnet have determined that the merger is fair to and in the best interests of their shareholders.

MARSHALL (PAGE 36)

     The Marshall board of directors recommends that you vote "FOR" the adoption of the merger agreement.

AVNET (PAGE 37)

     The Avnet board of directors recommends that you vote "FOR" the adoption of the merger agreement.

OPINIONS OF FINANCIAL ADVISERS (PAGES 37 AND 42)

     Donaldson, Lufkin & Jenrette Securities Corporation, financial adviser to Marshall, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, financial adviser to Avnet, delivered opinions to the respective boards of directors of Marshall and Avnet as to the fairness of the consideration in the merger from a financial point of view. The full texts of these opinions are attached as Appendices B and C to this document and should be read carefully in their entirety to understand the procedures followed, assumptions made, matters considered and limitations on the review undertaken by each of Donaldson, Lufkin & Jenrette and Merrill Lynch in providing their opinions. THE OPINIONS OF DONALDSON, LUFKIN & JENRETTE AND MERRILL LYNCH ARE DIRECTED TO THE BOARD OF DIRECTORS OF MARSHALL AND AVNET AND ARE NOT RECOMMENDATIONS TO ANY SHAREHOLDER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND POSSIBLE CONFLICTS OF INTEREST (PAGE 46)

     In considering the recommendation of the Marshall Board of Directors that the merger agreement be adopted, Marshall shareholders should be aware that a number of Marshall officers and directors have interests in the merger that are, or may be, different from other Marshall shareholders. They include the following:

     - Approval by Marshall's shareholders of the merger with Avnet will constitute a change in control of Marshall under the change in control agreements of certain Marshall executive officers, triggering certain rights of those officers, including the right to receive certain cash payments if their employment is terminated or if there are certain material changes in the officers' positions (as defined) following the merger.

     - In general, under Marshall's stock option plans, outstanding options will become vested and fully exercisable upon the approval of the merger by Marshall's shareholders. However, some individuals may have different results based on agreements they have entered into with Marshall. Upon completion of the merger, Avnet will convert each outstanding Marshall option into an Avnet option using the exchange ratio for the merger (with a corresponding change in the exercise price).

     - Avnet has offered to make Robert Rodin, Marshall's President and Chief Executive Officer, an advisory member of Avnet's Board of Directors. In addition, Mr. Rodin has been offered a position as a senior executive officer of Avnet. Avnet is currently in discussions with other executive officers of Marshall concerning future employment.

     - Avnet has agreed to indemnify Marshall's directors and officers for serving in their capacities as directors and officers and has agreed to maintain directors' and officers' liability insurance coverage for up to six years following the merger.

THE MARSHALL SPECIAL MEETING

TIME, PLACE AND MATTERS TO BE VOTED UPON (PAGE 16)

     The Marshall special meeting will be held on October 19, 1999 at 10:00 a.m., local time, at Marshall's offices at 9320 Telstar Avenue, El Monte, California 91731. At the Marshall special meeting, you will be asked:

     1. to adopt the merger agreement; and

     2. to act on any other business that may properly come before the special meeting or any adjournments, postponements, continuations or reschedulings of it.

RECORD DATE AND VOTE REQUIRED (PAGE 16)

     You may cast one vote for each share of common stock of Marshall that you owned at the close of business on September 7, 1999, the record date for the Marshall special meeting. Adoption of the merger agreement requires the affirmative vote of the holders of a majority of the shares of Marshall common stock outstanding on the record date.

     On September 7, 1999 there were 16,621,364 shares of Marshall common stock outstanding and entitled to vote. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the shares of Marshall common stock outstanding on September 7, 1999.

THE AVNET SPECIAL MEETING

TIME, PLACE AND MATTERS TO BE VOTED UPON (PAGE 21)

     The Avnet special meeting will be held on October 19, 1999 at 10:00 a.m., local time, at the Bisbee Room at the Pointe Hilton at South Mountain Resort Hotel, 7777 South Pointe Parkway, Phoenix, Arizona 85044. At the Avnet special meeting, Avnet shareholders will be asked:

     1. to adopt the merger agreement; and

     2. to act on any other matters relating to the foregoing proposal as may properly come before the meeting or any adjournments, postponements, continuations or reschedulings of it.

RECORD DATE AND VOTE REQUIRED (PAGE 21)

     You may cast one vote at the Avnet special meeting for each share of Avnet common stock that you owned at the close of business on September 3, 1999.

     On September 3, 1999 there were 35,218,933 shares of Avnet common stock outstanding and entitled to vote. Adoption of the merger agreement requires the affirmative vote of the holders of not less than two-thirds of the shares of Avnet common stock outstanding on September 3, 1999.

THE MERGER AGREEMENT

     The merger agreement is attached to this Joint Proxy Statement/Prospectus as Appendix A. Please read the merger agreement carefully and in its entirety. It is the legal document that governs the merger.

EFFECTIVE TIME OF THE MERGER (PAGE 54)

     The merger will occur shortly after all the conditions to the completion of the merger have been satisfied or waived. Although no assurances can be given, it is currently expected that the merger will be completed shortly after the conclusion of the shareholders' meetings.

CONDITIONS TO THE MERGER (PAGE 54)

     The completion of the merger depends on a number of conditions being satisfied, including the following:

     - approval of the merger agreement by the shareholders of Marshall and Avnet;

     - accuracy in all material respects of the representations and warranties of each company and performance in all material respects by each company of all its obligations under the merger agreement;

     - receipt by each company of legal opinions confirming that the United States federal income tax treatment will be as described in this document; and

     - receipt of all approvals required by law.

     We have furnished information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission, and the waiting period has been terminated. However, the Antitrust Division of the Department of Justice and the Federal Trade Commission have the power to challenge the merger on antitrust grounds before or after the merger is completed.

     If the law permits, either of us may choose to waive a condition to our obligation to complete the merger even though that condition has not been satisfied. We cannot be certain when or if the conditions to the merger will be satisfied or waived or whether the merger will be completed.

TERMINATION (PAGE 57)

     We may agree in writing to terminate the merger agreement at any time prior to completing the merger, even after the shareholders of both our companies have approved it.

     In addition, either of us may decide, without consent of the other, to terminate the merger agreement, even after adoption of the merger agreement by our shareholders, if:

     - any legal restriction prohibiting the merger has become final and non-appealable;

     - the merger has not been completed by December 31, 1999;

     - the Marshall or the Avnet shareholders fail to adopt the merger agreement;

     - either company materially breaches any representation, warranty, covenant, agreement, condition or obligation in the merger agreement and the breach or failure of the covenant, agreement, condition or obligation is not cured within 10 days of written notice from the other party or cannot be cured; or

     - the average closing price of Avnet common stock for the twenty consecutive trading days ending on the fifth trading day before the date of the Marshall special meeting is less than $38.25 and Avnet does not agree to increase the exchange ratio or make a cash payment to increase aggregate consideration payable to Marshall shareholders who have elected to receive common stock of Avnet in the merger.

     In addition, Marshall may terminate the merger agreement if another company makes a proposal superior to the merger described in this Joint Proxy Statement/Prospectus and the board of directors of Marshall determines that the new proposal is better for Marshall shareholders.

     Avnet may terminate the merger agreement without the consent of Marshall if the board of directors of Marshall withdraws or modifies its approval or recommendation of the merger agreement or recommends another offer for the purchase of Marshall common stock.

FEES AND EXPENSES (PAGE 58)

     Whether or not the merger is completed, each company will pay its own fees and expenses.

TERMINATION FEE (PAGE 58)

     Marshall will pay Avnet a termination fee of $30 million in cash if:

     - the merger agreement is not approved by Marshall shareholders and the shareholders are aware of another acquisition proposal; or

     - the board of directors of Marshall withdraws or modifies its approval or recommendation of the merger agreement or recommends another offer for the purchase of Marshall common stock; or

     - the board of directors of Marshall terminates the merger agreement because it has received a superior proposal for the purchase of Marshall common stock that it determines is more favorable to Marshall shareholders than the merger described in this Joint Proxy Statement/ Prospectus, and O'Melveny & Myers LLP, counsel to Marshall, has advised the board of directors that failure to terminate the merger agreement could violate the duties of the board of directors to protect the interests of Marshall shareholders.

OTHER

MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER (PAGE 60)

     In general, no gain or loss will be recognized for federal income tax purposes by Marshall shareholders who receive solely Avnet common stock in the merger. Shareholders who receive cash for their shares will recognize the realized gain to the extent of the cash.

     We have conditioned the merger on our receipt of legal opinions that the merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986. Like other conditions to the merger, either of us could choose to waive receipt of these legal opinions. However, if the receipt of the legal opinion is waived and there is a material difference in the tax consequences to you from what we have described in this document, we will recirculate revised proxy materials and resolicit the vote of shareholders.

     This tax treatment may not apply to certain Marshall shareholders and may depend on your specific situation and on variables not within our control. We urge you to consult your own tax adviser for a full understanding of the tax consequences of the merger.

APPRAISAL RIGHTS (PAGE 49)

     If holders of 5% or more of the outstanding shares of Marshall common stock vote against the merger, make a written demand to Marshall for the purchase of their shares and take certain other actions to secure their rights, they will be entitled to receive the fair market value in cash of their shares of Marshall common stock.

COMPARISON OF SHAREHOLDERS' RIGHTS (PAGE 69)

     The rights of Marshall shareholders currently are governed by California law, the Marshall articles of incorporation and the Marshall by-laws. The rights of Avnet shareholders are governed by New York law, the Avnet certificate of incorporation and the Avnet by-laws. After the merger, the rights of Marshall shareholders who receive Avnet common stock will be governed by New York law, the Avnet certificate of incorporation and the Avnet by-laws, which differ in material respects from Marshall's current articles of incorporation and by-laws.

LISTING OF AVNET COMMON STOCK (PAGE 49)

     Avnet common stock is listed on the New York Stock Exchange and the Pacific Exchange under the symbol "AVT." After consummation of the merger, shares of Avnet common stock will continue to be listed on these Exchanges under the "AVT" symbol.

                     MARKET PRICE AND DIVIDEND INFORMATION

     The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share for Marshall common stock and Avnet common stock, as reported in the consolidated reporting system for New York Stock Exchange issues and as adjusted for applicable stock dividends, splits and combinations.

                                                     MARSHALL           AVNET
                                                   COMMON STOCK     COMMON STOCK
                                                   -------------    -------------
CALENDAR QUARTER                                   HIGH     LOW     HIGH     LOW
----------------                                   -----    ----    -----    ----
1996
  First Quarter..................................  32 7/8   29 1/4  50 7/8   38
  Second Quarter.................................  32 1/2   28      54 3/8   41 5/8
  Third Quarter..................................  30 1/2   25 5/8  50 1/4   39 1/8
  Fourth Quarter.................................  32 1/4   27 3/4  61 1/2   47 7/8
1997
  First Quarter..................................  34 1/8   30 1/4  64 7/8   55 1/4
  Second Quarter.................................  38 1/8   30 1/8  64 7/8   55 1/8
  Third Quarter..................................  43 1/8   37 1/8  72 1/2   57 3/4
  Fourth Quarter.................................  39 3/4   30      74 1/4   59 1/2
1998
  First Quarter..................................  34 5/16  28 3/8  66 1/4   57
  Second Quarter.................................  34 13/16 27      64 5/16  53 11/16
  Third Quarter..................................  28 3/4   22 1/8  58 1/2   35 1/4
  Fourth Quarter.................................  32 1/2   21 1/2  60 5/8   34 15/16
1999
  First Quarter..................................  26 3/4   13      60 15/16 35 5/8
  Second Quarter.................................  36 1/4   12 3/8  51       34
  Third Quarter (through September 3, 1999)......  38 9/16  36      52 7/16  43 7/8

     The last sales price for Avnet common stock on the New York Stock Exchange on September 3, 1999 was $44.125. The last sales price for Marshall common stock on the New York Stock Exchange on September 3, 1999 was $37.25. The closing sales prices per share of Marshall common stock and Avnet common stock on the New York Stock Exchange on June 25, 1999, the last trading day before public announcement of the merger, were $20.125 and $47.8125, respectively.

DIVIDEND INFORMATION

     Avnet has paid a cash dividend on its common stock of 15 cents per share during each quarter in 1999, 1998, 1997 and 1996. In the same period Marshall paid no dividends on its common stock.

NUMBER OF SHAREHOLDERS

     As of September 3, 1999, there were approximately 5,400 shareholders of record who held common stock of Avnet, as shown on the records of Avnet's transfer agent.

     As of September 7, 1999, there were approximately 530 shareholders of record who held Marshall common stock, as shown on the records of Marshall's transfer agent.

                  SELECTED HISTORICAL AND UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL INFORMATION

     The following table presents selected historical financial information of Marshall and Avnet and selected unaudited pro forma condensed consolidated financial information after giving effect to the merger assuming that the merger is accounted for as a purchase.

     All per share amounts set forth in the Unaudited Pro Forma Condensed Consolidated Financial Statements beginning on page 62 give effect to the exchange of 8,308,182 shares of Marshall common stock for Avnet common stock at the ratio of 0.81569 shares of Avnet for each share of Marshall, and to the exchange of the remaining shares of Marshall common stock for $39.00 per share in cash. The pro forma information set forth below is presented for illustrative purposes only and is not necessarily indicative of the financial position or operating results that would have occurred if the merger had been consummated earlier or that will occur after consummation of the merger. Management of Avnet and Marshall are currently assessing non-recurring merger charges which would be material to the combined company's results of operations and financial condition for the period in which the charges occur. No estimate of these charges has been reflected in the selected pro forma condensed consolidated financial information.

     The following selected financial information should be read in conjunction with the related historical and pro forma condensed consolidated financial statements and notes thereto incorporated by reference or included herein. See "Sources of Additional Information" (page i), "Where You Can Find More Information" (page 77) and "Unaudited Pro Forma Condensed Consolidated Financial Statements" (page 62).

                                  AVNET, INC.
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                         NINE MONTHS ENDED                               YEAR ENDED
                       ----------------------     --------------------------------------------------------
                       APRIL 2,     MARCH 27,     JUNE 26,     JUNE 27,     JUNE 28,   JUNE 30,   JULY 1,
                         1999         1998          1998         1997         1996       1995       1994
                       --------     ---------     --------     --------     --------   --------   --------
Income:
  Sales..............  $4,707.7     $4,371.7      $5,916.3     $5,390.6     $5,207.8   $4,300.0   $3,547.7
  Gross profit.......     704.5(2)     740.1(4)      980.4(5)     961.8        969.1      816.4      696.1
  Income taxes.......      51.7(2)     102.7(4)      115.9(5)     130.7        136.8      103.1       66.7(6)
  Net income.........      67.9(2)     134.9(4)      151.4(5)     182.8        188.3      140.3       85.3(6)
Financial position
  (at end of period):
  Working capital....  $1,496.3     $1,536.0      $1,461.3     $1,319.0     $1,293.9   $1,057.1   $  888.0
  Total assets.......   2,795.3      2,765.5       2,733.7      2,594.1      2,521.7    2,125.6    1,787.7
  Total debt.........     920.3        768.7         810.9        514.6        497.5      419.5      303.1
  Shareholders'
     equity..........   1,300.5(3)   1,445.8(3)    1,315.9(3)   1,502.2(3)   1,505.2    1,239.4    1,108.5
Per share:
  Basic
     earnings(1).....  $   1.90(2)  $   3.36(4)   $   3.85(5)  $   4.29     $   4.34   $   3.44   $   2.10(6)
  Diluted
     earnings(1).....      1.88(2)      3.32(4)       3.80(5)      4.25         4.31       3.32       2.09(6)
  Book value.........     36.99        37.39         36.09        36.55        34.67      30.38      27.26

-------------------------
(1) Earnings per share have been restated to conform with the provisions of SFAS No. 128, "Earnings Per Share."

(2) After $26.5 pre-tax ($7.9 cost of sales and $18.6 operating expenses) and $15.7 after-tax ($0.43 per share on a diluted basis) of incremental special charges associated principally with the reorganization of the Electronics Marketing Group in Europe.

(3) After the cumulative impact of Avnet's stock repurchase program amounting to $147.4, $317.8, $450.0 and $520.1 through June 27, 1997, March 27, 1998,
    June 26, 1998 and April 2, 1999, respectively.

(4) After gain on sale of Channel Master amounting to $33.8 pre-tax, offset somewhat in operating expenses by costs relating to the divestiture of Avnet Industrial, the closure of Avnet's corporate headquarters in Great Neck, NY and the anticipated loss on the sale of company-owned real estate, amounting to $13.3 in the aggregate. The effect of these items was to increase income before taxes, net income and diluted earnings per share by approximately $20.5, $8.7 and $0.21, respectively.

(5) After (a) gain on sale of Channel Master amounting to $33.8 pre-tax, (b) operating expenses relating to the divestiture of Avnet Industrial, the closure of Avnet's corporate headquarters in Great Neck, NY and the anticipated loss on the sale of company-owned real estate amounting to $13.3 million in the aggregate and (c) $35.4 pre-tax ($9.7 cost of sales and $25.7 operating expenses) of incremental special charges associated with the reorganization of the Electronics Marketing Group, primarily in the Americas. The effect of these items was to decrease income before taxes, net income and diluted earnings per share by approximately $14.9, $12.5 and $0.32, respectively.

(6) After special charges of $16.8 ($0.41 per share on a diluted basis) for (a) restructuring and integration charges amounting to $13.5 or $0.33 per share,
    (b) the retroactive impact of the change in U.S. tax rates amounting to $0.5 or $0.01 per share and (c) the cumulative effect of a change in the method of accounting for income taxes amounting to $2.8 or $0.07 per share.

                              MARSHALL INDUSTRIES
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED MAY 31,
                                            ----------------------------------------------------------
                                            1999(1)(2)     1998(1)        1997       1996       1995
                                            ----------     --------     --------   --------   --------
Income:
  Sales.................................     $1,722.6      $1,461.4     $1,184.6   $1,164.8   $1,009.3
  Gross profit..........................        265.4         229.3        196.2      209.5      188.7
  Income taxes..........................         19.9          25.0(3)      28.9       35.3       29.1
  Net income............................          2.3          33.3(3)      39.7       50.1       40.4
Financial position (at end of period):
  Working capital.......................     $  371.6      $  435.6     $  331.0   $  284.5   $  254.4
  Total assets..........................        772.5         853.8        539.7      472.6      423.3
  Long-term debt........................        144.0         245.5         50.0       25.0       45.2
  Shareholders' equity..................        410.2         400.4        348.9      330.0      279.8
Per share:
  Basic earnings(4).....................     $   0.14      $   2.01(3)  $   2.35   $   2.90   $   2.34
  Diluted earnings(4)...................         0.14          1.99(3)      2.33       2.87       2.33
  Book value............................        24.69         24.10        21.00      19.10      16.21

-------------------------

(1) Fiscal 1998 and 1999 amounts reflect the acquisition of Sterling Electronics Corporation as of January 16, 1998.

(2) Fiscal 1999 amounts include a write-down of $19.5 million, or $1.17 per share, in Marshall's investment in Eurotronics B.V. recorded in the fourth quarter of fiscal 1999.

(3) Net income and diluted earnings per share exclude $14.6 million and $0.87 ($0.88 basic), respectively, of an extraordinary gain from the termination of a joint venture.

(4) Earnings per share have been restated to conform with the provisions of SFAS No. 128, "Earnings Per Share."

                      AVNET, INC. AND MARSHALL INDUSTRIES
              SUMMARY PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
                    (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              NINE MONTHS ENDED     YEAR ENDED
                                                                APRIL 2, 1999      JUNE 26, 1998
                                                              -----------------    -------------
AVNET:
  Pro forma results of operations:
     Sales..................................................      $5,997.2           $7,377.6
     Net Income.............................................          71.2              162.5
  Pro forma financial position (at end of period):
     Total assets...........................................       3,819.4                 (1)
     Total debt.............................................       1,420.3                 (1)
  Book value per share (at end of period):
     Historical.............................................         36.99              36.09
     Pro forma(2)...........................................         38.74                 (1)
  Net income per share (diluted):
     Historical.............................................          1.88               3.80
     Pro forma(2)...........................................          1.66               3.49
  Cash dividends declared per share(3):
     Historical.............................................          0.45               0.60
     Pro forma..............................................          0.38               0.51

                                                              NINE MONTHS ENDED     YEAR ENDED
                                                                APRIL 2, 1999      JUNE 26, 1998
                                                              -----------------    -------------
MARSHALL (PRO FORMA PER CONVERTED SHARE)(2):
  Book value per share (at end of period)...................       $31.60                 (1)
  Net income per share (diluted)............................         1.35              $2.85
  Cash dividends declared per share(3)......................         0.31               0.42

-------------------------

(1) Not required.

(2) Based on the conversion, pursuant to the merger agreement, of each of 8,308,182 shares of Marshall common stock into 0.81569 of a share of Avnet common stock and of each remaining share of Marshall common stock into $39.00 in cash.

(3) Pro forma cash dividends per share are based on (a) the total historical dividends paid by Avnet (Marshall has not paid dividends) divided by (b) the pro forma weighted average number of shares outstanding as if the merger had occurred at the beginning of the period.

                                  RISK FACTORS

     MARSHALL SHAREHOLDERS WHO RECEIVE AVNET COMMON STOCK AND AVNET SHAREHOLDERS CANNOT BE SURE WHAT THE MARKET VALUE OF AVNET COMMON STOCK WILL BE AFTER THE MERGER HAS BEEN COMPLETED.

     Upon consummation of the merger, approximately 50% of Marshall's outstanding common stock will be converted into Avnet common stock. The merger agreement provides for the exchange ratio to be adjusted based upon the average closing price of Avnet common stock, defined as the average of the closing prices of Avnet common stock as reported on the New York Stock Exchange composite tape for the twenty consecutive trading days ending on the fifth trading day before the date of the Marshall special meeting, as follows:

     - if the average closing price is greater than $57.375, the exchange ratio will be 0.74772 of a share of Avnet common stock for each share of Marshall common stock;

     - if the average closing price is greater than $52.59375 and less than or equal to $57.375, the exchange ratio will be $42.90 divided by the average closing price;

     - if the average closing price is greater than or equal to $43.03125 and less than or equal to $52.59375, the exchange ratio will be 0.81569;

     - if the average closing price is greater than or equal to $38.25 but less than $43.03125, the exchange ratio will be $35.10 divided by the average closing price; and

     - if the average closing price is less than $38.25, the exchange ratio will be 0.91765.

     If the average closing price of Avnet common stock is less than $38.25, either Avnet or Marshall will have the option to terminate the merger agreement unless Avnet agrees either (1) to increase the exchange ratio so that it is equal to $35.10 divided by the average closing price or (2) to make a cash payment equal to the difference between (A) $35.10 and (B) 0.74772 multiplied by the average closing price.

     The market prices of Avnet common stock and Marshall common stock at the effective time of the merger may be different from the market price of each company's common stock, and in relation to each other's market price, as of the date the merger agreement was signed, the date of this document or the date of the special meetings. For example, during the second calendar quarter of 1999, the closing price of Avnet common stock ranged from a low of $34 to a high of $51, and the closing price of Marshall common stock ranged from a low of $12.375 to a high of $36.25, all as reported on the New York Stock Exchange National Market Composite Transactions Tape. See "Market Price and Dividend Information" on page 8. These market prices may vary depending upon changes in the business, operations or prospects of Marshall or Avnet, market assessments of the likelihood that the merger will be consummated and the timing thereof, general market and economic conditions and other factors both within and beyond the control of Marshall or Avnet. At the time of the special meetings, Avnet and Marshall shareholders will not know the price at which shares of Avnet common stock that will be issued in connection with the merger will trade at the time of their issuance.

     If the market price of Avnet common stock declines below $43.03125 per share during the period between September 15, 1999 and October 12, 1999, the period over which the average closing price of Avnet common stock will be calculated, the aggregate value of the Avnet stock received by Marshall shareholders will decline. For example:

     - If the average closing price of Avnet common stock is $47 per share, a Marshall shareholder owning 100 shares of Marshall common stock will receive 81 shares of Avnet common stock with a market value of $3,807.

     - However, if the average closing price of Avnet common stock declines to $40 per share, a Marshall shareholder owning 100 shares of Marshall common stock will receive 87 shares of Avnet common stock with a market value of $3,480.

AVNET MAY NOT REALIZE FULLY THE COST SAVINGS AND OTHER BENEFITS WE EXPECT TO REALIZE AS A RESULT OF THE MERGER. THIS MAY ADVERSELY AFFECT AVNET'S EARNINGS AND FINANCIAL CONDITION.

     Although Marshall and Avnet expect significant benefits to result from the merger, the surviving corporation may not realize any of these anticipated benefits. The merger involves the integration of two companies that have previously operated independently. The value of Avnet common stock following consummation of the merger may be affected by the ability to achieve the benefits expected to result from consummation of the merger. Achieving these benefits will depend in part upon meeting the challenges inherent in the successful combination of two business enterprises of the size and scope of Marshall and Avnet and upon the possible resulting diversion of management attention for an extended period of time. Challenges like these may not be met and may negatively impact the operations of Avnet following the merger. Delays encountered in the transition process could have a material adverse effect upon the sales, level of expenses, operating results and financial condition of Avnet. See "The Merger -- Marshall's Reasons for the Merger; Recommendations of the Marshall Board of Directors" on page 36 and "The Merger -- Avnet's Reasons for the Merger; Recommendations of the Avnet Board of Directors" on page 37.

AFTER THE MERGER, CUSTOMERS OF AVNET MAY SEEK ALTERNATIVE ELECTRONICS DISTRIBUTORS.

     Because some customers of Avnet after the merger may have been customers of both Avnet and Marshall before the merger, these customers may begin to purchase some or all of their electronics requirements from third parties in order to seek competitive bids or ensure continuity of supply. We cannot predict whether this will occur or to what extent.

AFTER THE MERGER, SUPPLIERS MAY TERMINATE SUPPLY AGREEMENTS WITH AVNET OR ADD OTHER DISTRIBUTORS.

     Because some suppliers do not like to maintain supply agreements with distributors that also distribute the products of their competitors, some suppliers of Marshall or Avnet may terminate their supply agreements with Avnet after the merger. Alternatively, some other suppliers might consider adding additional distributors for their products. We cannot predict whether this will occur or to what extent.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This Joint Proxy Statement/Prospectus contains forward-looking statements with respect to the financial condition, results of operations and business of each of Marshall and Avnet. These statements may be made directly in this document referring to Marshall or Avnet, or may be made part of this document by reference to other documents filed with the Securities and Exchange Commission by Marshall or Avnet, which is known as "incorporation by reference," and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words like "believes," "expects," "anticipates," "estimates" or similar expressions in this document or in documents incorporated by reference.

     These forward-looking statements are subject to numerous assumptions, risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by the forward-looking statements include, among others, the following:

     - Competitive pressures in the industry may increase significantly through industry consolidation, entry of new competitors or otherwise.

     - General economic or business conditions, domestic and foreign, may be less favorable than expected, resulting in lower sales than expected.

     - Costs or difficulties related to the integration of the businesses of Marshall and Avnet may be greater than expected.

     - Possible loss of customers or suppliers as a result of the merger.

     - Legislative or regulatory changes may adversely affect the businesses in which Marshall and Avnet are engaged.

     - Adverse changes may occur in the securities markets.

     - Changes in interest rates may reduce profit margins.

     Because forward-looking statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by them. Marshall shareholders and Avnet shareholders are cautioned not to place undue reliance on these statements, which speak only as of the date of this Joint Proxy Statement/Prospectus or the date of any document incorporated by reference.

     All subsequent written and oral forward-looking statements attributable to Marshall and Avnet or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Marshall nor Avnet undertakes any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date of this Joint Proxy Statement/ Prospectus or to reflect the occurrence of unanticipated events.

                          THE MARSHALL SPECIAL MEETING

GENERAL; DATE, TIME AND PLACE

     The accompanying proxy is solicited on behalf of the board of directors of Marshall Industries for use at the Marshall special meeting of shareholders to be held on October 19, 1999 at 10:00 a.m. at Marshall's offices at 9320 Telstar Avenue, El Monte, California 91731. The purpose of the Marshall special meeting is to consider and to vote upon the adoption of the merger agreement and to transact any other business that may properly come before the meeting or any adjournments, postponements, continuations or reschedulings of the Marshall special meeting. The expense of the solicitation of proxies for the Marshall special meeting will be borne by Marshall. Proxies properly executed and received by Marshall prior to the Marshall special meeting, and not revoked, will be voted.

     THE BOARD OF DIRECTORS OF MARSHALL INDUSTRIES HAS DECLARED ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE MARSHALL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; VOTE REQUIRED

     Record Date. The Marshall board of directors has fixed the close of business on September 7, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Marshall special meeting. On the Marshall record date, there were 16,621,364 shares outstanding. You may vote at the meeting only if you owned Marshall common stock at that time and you are entitled to one vote for each such share owned.

     Quorum. A majority of the outstanding shares of Marshall's common stock as of the Marshall record date, represented in person or by proxy, will constitute a quorum at the Marshall special meeting.

     Vote Required. The adoption of the merger requires the affirmative vote of a majority of the outstanding shares entitled to vote.

     Abstentions and Broker Non-Votes. Marshall intends to count shares of Marshall common stock present in person at the Marshall special meeting but not voting, and shares of Marshall common stock for which it has received proxies but with respect to which holders of such shares have abstained, as present at the Marshall special meeting for purposes of determining the presence or absence of a quorum for the transaction of business. Brokers who hold shares of Marshall common stock in "street" name for customers who are the beneficial owners of such shares are prohibited from giving a proxy to vote shares held for such customers with respect to the matters to be considered and voted at the special meeting without specific instructions from such customers. Shares of Marshall common stock represented by proxies returned by a broker holding such shares in nominee or "street" name will be counted for purposes of determining whether a quorum exists, even if such shares are broker non-votes.

     Because approval of the merger agreement requires approval by a majority of outstanding shares of Marshall common stock, abstentions and broker non-votes will have the same effect as negative votes. Accordingly, the Marshall board of directors urges Marshall shareholders to respond to this proxy solicitation, whether by U.S. mail via the enclosed, postage-paid envelope, or, if available, by telephone or the Internet.

     Directors' and Officers' Votes. As of the record date, approximately 338,114 shares of Marshall common stock, or approximately 2.0% of the shares entitled to vote at the Marshall special meeting were owned by directors and executive officers of Marshall. It is currently expected that each such director and executive officer of Marshall will vote the shares beneficially owned by him for approval of the merger.

VOTING AND REVOCATION OF PROXIES

     Proxies for shares of Marshall common stock may be submitted by completing and mailing the proxy card that accompanies this Joint Proxy Statement/Prospectus or, to the extent available, by submitting your proxy voting instructions by telephone or through the Internet. Record holders may submit their proxy by mail or by telephone by calling toll free 1-877-393-4961. Marshall shareholders who hold their shares through a broker, nominee, fiduciary or other custodian may be able to vote by telephone or through the Internet. Marshall shareholders should contact the broker or other person to determine whether they may submit their proxy by telephone or the Internet. Shares of Marshall common stock represented by a proxy properly signed or submitted as described below and received at or prior to the Marshall special meeting, unless subsequently revoked, will be voted in accordance with the holder's instructions.

     To submit a written proxy by mail, holders of Marshall common stock should complete, sign, date and mail the proxy card provided with this Joint Proxy Statement/ Prospectus in accordance with the instructions set forth on the card. If a proxy card is signed and returned without indicating any voting instructions, shares of Marshall common stock represented by the proxy will be voted "FOR" the adoption of the merger agreement.

     Instead of submitting a signed proxy card, Marshall shareholders of record may also submit their proxy voting instructions by telephone. To submit proxy voting instructions via telephone, shareholders should follow the instructions that accompany or are set forth on the reverse side of their proxy card. Each such record shareholder has been assigned a unique control number which has been printed on each holder's proxy card. Shareholders who submit proxies by telephone will be required to provide their assigned control number before their proxy will be accepted. In addition to the instructions that appear on or accompany the proxy card, step-by-step instructions will be provided by recorded telephone message, and shareholders will receive confirmation that their proxies have been successfully submitted. Beneficial holders who hold their shares through a broker, nominee, fiduciary or other custodian should follow the instructions they receive from the record holder of their shares with respect to voting.

     Any person who signs and mails the enclosed proxy may revoke it any time before it is voted by giving written notice of revocation to Marshall, by mailing a later dated proxy which is received by Marshall prior to the Marshall special meeting or by voting in person at the Marshall special meeting. However, a proxy is not revoked by simply attending the Marshall special meeting. All written notices of revocation and other communications with respect to revocation by Marshall shareholders should be addressed as follows: Henry Chin, Secretary, Marshall Industries, 9320 Telstar Avenue, El Monte, California 91731-2895. To revoke a proxy previously submitted by telephone or through the Internet, a Marshall shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked.

     The Marshall board of directors is not currently aware of any business to be acted upon at the special meeting other than as described herein. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Marshall special meeting. The adjournment may be for the purpose of soliciting additional proxies. However, shares represented by proxies voting against adoption of the merger agreement will be voted against a proposal to adjourn the Marshall special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     The solicitation of proxies for the Marshall special meeting will be made primarily by mail. However, if necessary to ensure satisfactory representation at the Marshall special meeting, additional solicitation may take place by telephone, telegraph and personal interview by employees of Marshall. No such employee will receive additional compensation for such services. Marshall has retained Corporate Investor Communications, Inc. to assist in the solicitation of proxies on its behalf for a fee of approximately $7,000, plus out-of-pocket expenses. In addition, brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending materials to beneficial owners.

NON-CASH ELECTION FORMS

     Marshall has mailed to shareholders of record as of the record date for the Marshall special meeting a form for shareholders to make an election to receive Avnet common stock for some or all of their shares of Marshall common stock. If you do not wish to receive shares of Avnet common stock in the merger, you should not submit the non-cash election form, although this will not guarantee that you will not receive shares; see "The Merger -- Terms of the Merger" on page 52. If your shares are held in "street name" through your broker, your broker will mail your non-cash election form under separate cover, together with a letter of instructions. You should read your non-cash election form together with this Joint Proxy Statement/Prospectus.

     For a non-cash election form to be effective, you must properly complete the form and send it, together with your certificates for your shares of Marshall common stock, duly endorsed in blank or otherwise in a form which is acceptable for transfer as described in the non-cash election form, to the exchange agent, The Bank of New York, Tender & Exchange Department, 101 Barclay Street, Receive and Deliver Window, New York, N.Y. 10286 (or by mail to P.O. Box 11248, Church Street Station, New York, N.Y. 10286-1248), so that it is received by 5:00 p.m., New York time, on October 18, 1999.

     Determinations by the exchange agent as to whether non-cash election forms have been properly made or revoked, or were timely received, and all computations as to proration will be final and binding on Marshall shareholders.

     As soon as practicable after the effective time of the merger, the exchange agent will send a letter of transmittal to each holder of Marshall common stock. The letter of transmittal will contain instructions for the surrender of certificates in exchange for the merger consideration, other than certificates surrendered with non-cash election forms as described above. Unless you forward your certificates with a non-cash election form, you should not forward your stock certificates to the exchange agent until you receive the letter of transmittal following the merger.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information as of July 31, 1999 with respect to each shareholder known by Marshall to be the beneficial owner of more than 5% of its outstanding common stock, and share ownership of each director and each executive officer of Marshall and of all executive officers and directors of Marshall as a group.

                                                                AMOUNT AND NATURE
                                                                  OF BENEFICIAL     PERCENT OF
NAME                                      POSITION(1)             OWNERSHIP(2)        CLASS
----                              ----------------------------  -----------------   ----------
First Pacific Advisors, Inc.....                                    2,545,700(3)       15.3%
  11400 West Olympic Blvd.
  Suite 1200
  Los Angeles, California 90064
Royce & Associates, Inc.........                                    1,001,300(4)        6.0%
  1414 Avenue of the Americas
  New York, New York 10019
Gordon S. Marshall..............  Chairman of the Board               284,030           1.7%
Robert Rodin....................  Director, President and             166,000(5)       *
                                    Chief Executive Officer
Richard D. Bentley..............  Director and Executive Vice           9,584          *
                                    President
Henry W. Chin...................  Vice President,                      57,250(6)       *
                                    Finance, Chief
                                    Financial Officer and
                                    Secretary
Richard C. Colyear..............  Director                              3,250(7)       *
Jean Fribourg...................  Director                                500          *
Lathrop Hoffman.................  Director                              5,450(7)(8)    *
Jose Menendez...................  Director                                500          *
Raymond G. Rinehart.............  Director                              5,450(7)(9)    *
Howard C. White.................  Director                              3,050(10)      *
All executive officers and
  directors as
a group (10 persons)............                                      535,064(11)       3.2%

-------------------------
  *  Represents less than 1%.

 (1) Each director is elected to serve until the next annual meeting of shareholders or until his successor is elected to the Board. Each officer serves at the pleasure of the Board.

 (2) Except as provided under state community property laws and unless otherwise indicated, each shareholder has sole voting and investment power with respect to the shares shown as beneficially owned by that shareholder.

 (3) Pursuant to a Schedule 13G dated March 12, 1999 and filed with the Securities and Exchange Commission, First Pacific Advisors, Inc. reported beneficial ownership of over 5% of Marshall's common stock. Based on information subsequently obtained from First Pacific Advisors, Inc., Marshall believes that on July 31, 1999 it had shared voting and dispositive power with respect to 887,000 shares and shared dispositive power with respect to 1,658,700 shares.

 (4) Pursuant to a Schedule 13G dated February 10, 1999 and filed with the Securities and Exchange Commission, Royce & Associates, Inc. reported beneficial ownership of over 5% of Marshall's common stock. Based on information subsequently obtained from Royce & Associates, Inc., Marshall believes that on July 31, 1999, it had sole voting and dispositive power with respect to 1,001,300 shares.

 (5) Includes 137,500 shares which are subject to options that are presently exercisable or become exercisable within 60 days of July 31, 1999.

 (6) Includes 51,250 shares which are subject to options that are presently exercisable or become exercisable within 60 days of July 31, 1999.

 (7) Includes 1,250 shares which are subject to options that are presently exercisable.

 (8) Includes 200 shares held by Mr. Hoffman's wife.

 (9) Includes 2,600 shares held in a revocable trust for which Mr. Rinehart is the trustee.

(10) Includes 400 shares which are held in the retirement account of Mr. White's wife.

(11) Includes 193,750 shares which are subject to options that are presently exercisable or become exercisable within 60 days of July 31, 1999.

                           THE AVNET SPECIAL MEETING

GENERAL; DATE, TIME AND PLACE

     This Joint Proxy Statement/Prospectus is being furnished to holders of Avnet common shares in connection with the solicitation of proxies by the Avnet board of directors for use at the Avnet special meeting of shareholders to be held on October 19, 1999 at 10:00 a.m. at the Bisbee Room at the Pointe Hilton at South Mountain Resort Hotel, 7777 South Pointe Parkway, Phoenix, Arizona 85044. The purpose of the meeting is to consider and to vote upon the adoption of the merger agreement and to transact any other business that may properly come before the meeting or any adjournments, postponements, continuations or reschedulings of the meeting.

     THE AVNET BOARD OF DIRECTORS HAS DECLARED ADVISABLE, AUTHORIZED AND APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE AVNET SHAREHOLDERS VOTE FOR THE ADOPTION OF THE MERGER AGREEMENT.

     Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Avnet common stock is accompanied by a form of proxy for use at the Avnet special meeting. In addition, Avnet shareholders who owned common stock at the close of business on September 3, 1999, the record date for the meeting, may submit their proxies by telephone or through the Internet by following the instructions accompanying the proxy card sent to Avnet shareholders.

RECORD DATE; VOTE REQUIRED

     The Avnet board of directors has fixed the close of business on September 3, 1999 as the record date for the determination of shareholders entitled to receive notice of and to vote at the meeting. You may vote at the meeting only if you owned Avnet common stock at that time.

     As of the Avnet record date, there were 35,218,933 shares of Avnet common stock issued and outstanding, excluding shares held in the treasury of Avnet. Each share is entitled to one vote on each matter properly submitted at the meeting.

     The affirmative vote of the holders of two-thirds of the shares of common stock of Avnet issued and outstanding on the record date is required to adopt the merger agreement. Failure to be present in person or represented by proxy at the meeting, any abstention and any broker non-vote will have the same effect as a vote against adoption of the merger agreement. Brokers who hold shares in street name for customers will not have authority to vote on these matters unless they receive specific instructions from the beneficial owners of the shares. Shares that are not voted because brokers did not receive instructions are known as "broker non-votes."

     The presence, in person or represented by proxy, of a majority of the shares of common stock of Avnet entitled to vote at the meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining a quorum.

     As of August 31, 1999 directors and executive officers of Avnet owned an aggregate of 81,468 outstanding shares of Avnet common stock over which they had or shared the power to vote, or approximately 0.2% of the Avnet common stock outstanding on that date. The directors and executive officers of Avnet have indicated their intention to vote in favor of the adoption of the merger agreement.

VOTING AND REVOCATION OF PROXIES

     Proxies for shares of Avnet common stock may be submitted by completing and mailing the proxy card that accompanies this Joint Proxy Statement/Prospectus or by submitting your proxy voting instructions by telephone or through the Internet. Submission of proxies by telephone may not be available to shareholders who hold their shares through a broker, nominee, fiduciary or other custodian. Avnet shareholders should contact the broker or other person to determine whether they may submit their proxy by telephone or through the Internet. Shares of Avnet common stock represented by a proxy properly signed or submitted as described below and received at or prior to the Avnet special meeting, unless subsequently revoked, will be voted in accordance with the holder's instructions.

     To submit a written proxy by mail, holders of Avnet common stock should complete, sign, date and mail the proxy card provided with this Joint Proxy Statement/Prospectus in accordance with the instructions set forth on the card. If a proxy card is signed and returned without indicating any voting instructions, shares of Avnet common stock represented by the proxy will be voted "FOR" the adoption of the merger agreement.

     Instead of submitting a signed proxy card, Avnet shareholders may also submit their proxies with voting instructions by telephone or through the Internet. To submit proxies via telephone or through the Internet, shareholders should follow the instructions that accompany or are set forth on the reverse side of their proxy card. Each Avnet shareholder has been assigned a unique control number which has been printed on each holder's proxy card. Shareholders who submit proxies by telephone or through the Internet will be required to provide their assigned control number before their proxy will be accepted. In addition to the instructions that appear on or accompany the proxy card, step-by-step instructions will be provided by recorded telephone message or at the designated website, and shareholders will receive confirmation that their proxies have been successfully submitted.

     Any person who signs and mails the enclosed proxy may revoke it any time before it is voted by giving written notice of revocation to Avnet, by mailing a later dated proxy which is received by Avnet prior to the Avnet special meeting or by voting in person at the Avnet special meeting. However, a proxy is not revoked by simply attending the Avnet special meeting. All written notices of revocation and other communications with respect to revocation by Avnet shareholders should be addressed as follows: David R. Birk, Esq., Secretary, Avnet, Inc., 2211 South 47th Street, Phoenix, Arizona 85034. To revoke a proxy previously submitted by telephone or through the Internet, an Avnet shareholder of record can simply vote again at a later date, using the same procedures, in which case the later submitted vote will be recorded and the earlier vote will thereby be revoked.

     If an Avnet shareholder is a participant in Avnet's employee stock purchase plan, the Avnet proxy card will serve as voting instructions with respect to the number of shares of Avnet common stock held in the plan on behalf of the particular shareholder. To ensure that all shares of Avnet common stock are voted, the shareholder must sign and return every proxy card received or provide his or her proxy with voting instructions by telephone or through the Internet in the manner described in each proxy card and using the assigned control number.

     The Avnet board of directors is not currently aware of any business to be acted upon at the special meeting other than as described herein. If, however, other matters are properly brought before the meeting, the persons appointed as proxies will have discretion to vote or to act thereon according to their best judgment, unless otherwise indicated on any particular proxy. The persons appointed as proxies will have discretion to vote on adjournment of the Avnet special meeting. The adjournment may be for the purpose of soliciting additional proxies. However, shares represented by proxies voting against adoption of the merger agreement will be voted against a proposal to adjourn the Avnet special meeting for the purpose of soliciting additional proxies.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of Avnet, none of whom will be specifically compensated for these services but may be reimbursed for reasonable out-of-pocket expenses in connection therewith, may solicit proxies from the shareholders of Avnet personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending materials to beneficial owners.

     In addition, Avnet has retained Georgeson Shareholder Communication Inc. to assist in the solicitation of proxies from its shareholders. The fees to be paid by Avnet to Georgeson Shareholder Communication Inc. for its services will be equal to approximately $9,000 plus reasonable out-of-pocket costs and expenses. Avnet will bear its own expenses in connection with the solicitation of proxies for the Avnet special meeting.

     AVNET SHAREHOLDERS SHOULD NOT SEND AVNET COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS COMPLETED, AVNET SHAREHOLDERS WILL NOT EXCHANGE THEIR STOCK CERTIFICATES.

BENEFICIAL OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND OTHERS

     The following table sets forth information with respect to the common stock of Avnet beneficially owned at August 31, 1999 by (a) the only persons that, to Avnet's knowledge, were the beneficial owners of more than 5% of its outstanding common stock, (b) each director of Avnet and each of the five most highly compensated executive officers of Avnet and (c) all directors and executive officers of Avnet as a group. Except where specifically noted in the table, all the shares listed for a person or the group are directly held by such person or group members, with sole voting and dispositive power. The table does not reflect undelivered awards of restricted stock under the Avnet Incentive Stock Program, which stock cannot be voted prior to delivery.

                                                   AMOUNT AND NATURE
                                                     OF BENEFICIAL       PERCENT OF
NAME                                                   OWNERSHIP           CLASS*
----                                               -----------------     ----------
Sanford C. Bernstein & Co. Inc.(1)...............      5,271,872           14.97%
Oppenheimer Capital(2)...........................      3,113,508            8.84%
The Prudential Insurance Company of America(3)...      1,967,026            5.59%
Eleanor Baum.....................................          1,550
J. Veronica Biggins..............................            600
Joseph F. Caligiuri..............................          2,650(T,S)
Steven C. Church.................................          7,293
                                                          82,750(O)
                                                       ---------
                                                          90,043
Lawrence W. Clarkson.............................          1,000
Brian Hilton.....................................            100
                                                          20,000(O)
                                                       ---------
                                                          20,100
Ehud Houminer....................................          3,400
James A. Lawrence................................          1,000
Salvatore J. Nuzzo...............................          5,400
Frederic Salerno.................................          3,400
Charles Smith....................................          4,376
                                                          62,696(O)
                                                       ---------
                                                          67,072
Roy Vallee.......................................          2,683            1.25%
                                                         422,500(O)
                                                          19,061(T,S)
                                                       ---------
                                                         444,244
Richard R. Ward..................................          3,018
                                                          49,625(O)
                                                       ---------
                                                          52,643
Frederick S. Wood................................            600
                                                           1,300(T)
                                                       ---------
                                                           1,900
All directors and executive officers as a group
  (20 persons)...................................         58,457            2.45%
                                                           1,300(T)
                                                          21,711(T,S)
                                                         802,821(O)
                                                       ---------
                                                         884,289

-------------------------

  *  Less than 1% for each person except as otherwise indicated.

(T) Shares owned by trusts, custodianships and other entities as to which the person has the power to direct voting and dispositions.

(S) Shares as to which the person shares voting and/or dispositive power with others.

(O) Shares issuable upon exercise of stock options currently exercisable or first becoming exercisable on or prior to September 30, 1999.

(1) Sanford C. Bernstein & Co., Inc. ("Bernstein") is a registered investment adviser and broker/dealer, with offices at 767 Fifth Avenue, New York, New York 10153. Information as to the beneficial ownership of Avnet common stock by Bernstein was obtained from a Schedule 13G filed on February 5, 1999, with the Securities and Exchange Commission, which disclosed that Bernstein was the beneficial owner of 5,271,872 shares, including 2,812,683 shares as to which it had sole voting power, 650,666 shares as to which it had shared voting power, and 5,271,872 shares as to which it had sole dispositive power. Such filing further states that the shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Avnet, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(2) Oppenheimer Capital ("Oppenheimer") is a registered investment adviser with offices at Oppenheimer Tower, World Financial Center, New York, New York 10281. Information as to the beneficial ownership of Avnet common stock by Oppenheimer was obtained from a Schedule 13G filed on February 12, 1999, with the Securities and Exchange Commission, which disclosed that Oppenheimer was the beneficial owner of 3,113,508 shares, as to which it had shared voting power and shared dispositive power. Such filing further states that the shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Avnet, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

(3) The Prudential Insurance Company of America ("Prudential") is a mutual insurance company and a registered investment adviser with offices at 751 Broad Street, Newark, New Jersey 07102-3777. Information as to the beneficial ownership of Avnet common stock by Prudential was obtained from a Schedule 13G filed on February 1, 1999, with the Securities and Exchange Commission, which disclosed that Prudential was the beneficial owner of 1,967,026 shares, including 236,200 shares as to which it had sole voting power, 1,726,926 shares as to which it had shared voting power, 236,200 shares as to which it had sole dispositive power and 1,730,826 shares as to which it had shared dispositive power. Such filing further states that the shares were acquired in the ordinary course of business and were not acquired for the purpose of, and do not have the effect of, changing or influencing the control of Avnet, and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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

                                 THE COMPANIES

MARSHALL

     Marshall, together with its subsidiaries, is among the largest distributors of industrial electronic components and production supplies in North America. Marshall distributes approximately 200,000 different products manufactured by over 60 major suppliers.

     Major products that Marshall supplies include:

     - semiconductors;
     - passive components;
     - connectors and interconnect products;
     - computer and peripheral products; and
     - production supplies.

     In addition to providing its customers an extensive product offering, Marshall is the major distributor, in sales volume, of Japanese semiconductor products in North America. Marshall's principal suppliers include Advanced Micro Devices, Inc., AMP Incorporated, Atmel Corporation, AVX Corporation, Cypress Semiconductor, Inc., Conexant Systems, Inc. (formerly Rockwell Semiconductor Systems, Inc.), Hitachi Semiconductor (America), Inc., Infineon Technologies Corporation (formerly Siemens Microelectronics), Lattice Semiconductor Corporation, Linear Technology Corporation, NEC Electronics, Inc., Philips Components, Sharp Microelectronics of the Americas, Texas Instruments Incorporated, and Toshiba America Electronic Components, Inc.

     Marshall distributes products to more than 40,000 customers, including a wide range of original equipment manufacturers, contract manufacturers, and value-added resellers. In addition to the distribution of products, Marshall provides its customers with a variety of value-added services, such as inventory management, kitting, assembly, programming of programmable logic devices and EDI data exchange. Marshall also provides technical support to its customers through field application engineers. All of Marshall's corporate warehousing and value-added service operations are certified to ISO 9002 standards.

     Marshall is a customer-oriented company that emphasizes responsive customer service through its network of sales and distribution facilities and corporate support and distribution centers in the United States, Canada, and Mexico. Marshall has sales facilities in all of the major electronic products markets in North America. This local customer service is supported by advanced on-line information technology systems, 24-hour sales and technical support services and automated distribution facilities. Marshall has made substantial investments in its information technology systems, which have increased and improved its service capabilities, operating efficiencies and its cost competitiveness.

     Marshall has been recognized as a leader in the areas of electronic commerce and information technology, including the development of technology interfaces for its Internet and Extranet websites, database management systems, Lotus Notes and mainframe applications.

     Marshall uses the Internet to provide its customers a variety of services. These services include the delivery of information on product availability and pricing, on-line order processing and tracking, part number search and cross reference data, and technical specifications and documentation.

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

     In 1999, Marshall developed a new web site, SpotMarket.com, which includes an on-line auction function that allows customers to negotiate for products, a discount center for the sale of aggressively priced surplus products, and a buyer-specified part and/or price locator capability.

     Marshall's primary website (www.marshall.com) was named the number one Business-to-Business website for two consecutive years (1997 and 1998).

     Marshall's wholly owned subsidiary, ENEN Corp. (The Education News & Entertainment Network), is a leading provider of Internet broadcasting services for the electronics industry. ENEN's award-winning site incorporates real-time video, audio and interactive chat technologies to deliver live, interactive training sessions, product announcements and other events over the Internet.

     In addition to its distribution operations in North America, Marshall provides global support to customers and suppliers through its global strategic alliances and investments. Marshall has a 16% equity interest in the electronics distribution companies of Sonepar Electronique International ("SEI"), one of the largest electronic components distributors in Europe. Marshall also has, as of May 31, 1999, an investment of approximately 9% of the common stock of Serial System Ltd. ("Serial"), a Singapore based electronic components distributor with operations in Southeast Asia. Marshall has entered into joint marketing and sales alliances with SEI and Serial to service its customers and suppliers globally.

     Marshall has its principal executive offices at 9320 Telstar Avenue, El Monte, California 91731 (telephone number (626) 307-6000).

     For additional information about Marshall and its business, see the documents identified in "Where You Can Find More Information" on page 77.

AVNET

     Avnet is one of the world's largest industrial distributors of electronic components and computer products, with sales for its fiscal year ended July 2, 1999 of $6.35 billion. Avnet is a vital link in the chain that connects suppliers of semiconductors, interconnect products, passives and electromechanical devices to original equipment manufacturers ("OEMs") that design and build the electronics equipment for end-market use, and to other industrial customers. In addition, Avnet distributes a variety of computer products to both the end user and the reseller channels. Through its electronic components distribution activities, Avnet acts as an extension of a supplier's sales force by marketing products to a larger base of customers than individual suppliers could do economically. While many suppliers can only serve a few hundred of the larger OEMs, Avnet is authorized to sell products of more than 100 of the world's leading component manufacturers to a global customer base of approximately 100,000 OEMs. Electronic components are shipped as received from Avnet's suppliers or with assembly or other value added. As part of its distribution activities, Avnet adds various processes that customize products to meet individual OEM customer specifications, and it provides material management and logistic services.

     Avnet has approximately 8,300 employees globally and maintains locations throughout the United States, Canada, Mexico, Europe, Asia, Australia, New Zealand, South Africa and South America.

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

     One of Avnet's critical strengths is the breadth and quality of the suppliers whose products it carries. Listed below are the major product categories and the major suppliers in each category:

     - Semiconductors: Avnet's major suppliers of semiconductors are Advanced Micro Devices, Analog Devices, Harris, Hewlett-Packard, Hitachi, Integrated Device Technology, Intel, LSI Logic, Micron Semiconductors, Motorola, National Semiconductor, Philips/Signetics, Texas Instruments and Xilinx.

     - Computer Products: Avnet's major suppliers of computer products are Cabletron, Compaq Computer Corporation, Computer Associates, Hewlett-Packard, IBM, Intel, Oracle, Seagate Technology and Wyse Technology.

     - Connectors: Avnet's major suppliers of connectors are AMP, Amphenol/Bendix, ELCO, ITT Cannon, Molex, Pyle-National, T&B Ansley/Augat and 3M.

     - Passives, Electromechanical and Other: Avnet's major suppliers of these products are AVX, Bourns, Cherry, Leach, Murata-Erie, Philips, Teledyne, Valor and Vishay.

     During fiscal year 1999 Avnet operated in two industry segments as described below.

     The Electronics Marketing Group ("EMG") is Avnet's largest operating group, with fiscal year 1999 sales of $4.80 billion, representing approximately 76% of Avnet's consolidated sales. EMG is comprised of three regional operations: EMG Americas, EMG EMEA (Europe, Middle East and Africa) and EMG Asia.

     EMG distributes electronic components (semiconductors, connectors, passives and electromechanical devices), and EMG offers an array of value-added services to its customers, such as inventory replenishment systems, kitting and semiconductor programming. It is an authorized distributor of the top five United States semiconductor manufacturers: Advanced Micro Devices, Intel, Motorola, National Semiconductor and Texas Instruments.

     Through a single account manager, customers now have complete access to the products and services of Avnet's core distribution business, as well as complete access to the following Avnet global brands (services):

     - Avnet Design Services -- A suite of engineering and technical services for customers, including turnkey logic designs, reference designs and product designs, and demand creation services for suppliers.

     - Avnet Integrated Material Services -- Customer specific materials management, including leading-edge, information technology-based services, and pin-point logistics. IMS develops and implements innovative materials management solutions for EMG's major customers and their contract manufacturers.

     - Avnet Personal Computer Components -- Specializing in sales of microprocessors, motherboards, memory, networking products and mass storage to personal computer OEMs and system integrators.

     Avnet's Computer Marketing Group ("CMG") is an international distributor of computer products to value-added resellers and end users focusing primarily on middle- to high-end, value-added computer products and services. CMG's 1999 sales were $1.55 billion, representing approximately 24% of Avnet's consolidated sales. CMG is broadly split

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

between two independent business units, Avnet Computer and Hall-Mark Global Solutions.

     Avnet Computer sells industry leading high-end systems, mid-range servers, workstations, PCs, software, storage, networking, peripherals and services to end user customers. Avnet Computer is one of North America's leading technology solutions integrators, providing hardware, software, and services for corporate-wide applications.

     Hall-Mark Global Solutions concentrates on sales of computer systems, peripherals and components to the reseller channel. Management of Avnet believes that Hall-Mark Global Solutions is the industry's leading technical distributor of open systems in support of a limited line card of the foremost computer and peripherals manufacturers, which include Compaq, Hewlett-Packard, IBM and Intel. Hall-Mark Global Solutions provides those manufacturers' products to value-added resellers, along with complementary value-added solutions and in-house engineering support, complex systems integration and configuration services.

     CMG has also created Avnet Direct, an Internet commerce company which sells computer systems to businesses and individuals on the World Wide Web. These computer systems are configured from thousands of name-brand computer and peripheral equipment products and software carried in CMG's inventories.

     Recently, Avnet announced the formation of a new group, the Applied Computing Group ("ACG"), to be effective in fiscal year 2000. ACG focuses the resources of three existing business units, CMG's OEM Business unit and EMG's Personal Computer Components and OEM Systems units, with combined revenues of over $1 billion. ACG will provide technical solutions that include software, engineering services, leadership product, supply chain management, financing and physical distribution and integration of the end product.

     Avnet's principal executive offices are located at 2211 South 47th Street, Phoenix, Arizona 85034, telephone number (480) 643-2000.

     For additional information about Avnet and its business, see the documents identified in "Where You Find More Information" on page 77.

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

                                   THE MERGER

     This discussion of the merger of Marshall into Avnet and the principal terms of the merger agreement is subject to, and qualified in its entirety by reference to, the Amended and Restated Agreement and Plan of Merger, dated as of June 25, 1999, between Avnet and Marshall, a copy of which is attached as Appendix A.

GENERAL

     We are furnishing this Joint Proxy Statement/Prospectus to holders of Marshall common stock and Avnet common stock in connection with the solicitation of proxies by the boards of directors of Marshall and Avnet for use at their special meetings of shareholders, and at any adjournments, postponements, continuations or reschedulings of these meetings. At the special meetings, Marshall and Avnet shareholders will be asked to consider and to vote upon proposals to approve the merger agreement.

     The merger agreement provides for the merger of Marshall into Avnet, with Avnet as the surviving corporation. At the effective time of the merger, the separate corporate existence of Marshall will cease and Avnet will remain as the surviving corporation. Each share of Avnet common stock issued and outstanding before the merger will remain an issued and outstanding share of Avnet common stock after the merger. Marshall common stock outstanding before the merger will be converted by the merger into Avnet common stock or $39.00 per share in cash or a combination of Avnet common stock and cash as described under "The Merger Agreement -- Terms of the Merger" on page 52. The merger will become effective when certificates of merger are filed with the Secretaries of State of California and New York, or at a subsequent date or time that Marshall and Avnet agree on and specify in the certificates of merger. The transaction is intended to qualify as a tax-free "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder (the "Code") for federal income tax purposes.

     Based on the closing price per share of Avnet common stock on the New York Stock Exchange on June 25, 1999 of $47.8125, giving effect to the exchange ratio, the implied per share value of Marshall common stock in the merger was $39.00 on that date. A recent closing price per share of Avnet common stock on the New York Stock Exchange is set forth under "Market Price and Dividend Information" on page 8. After the merger, Marshall shareholders will own approximately 16%, and Avnet shareholders will own approximately 84%, of Avnet common stock, based on the numbers of shares outstanding as of September 3, 1999, and on the exchange ratio.

BACKGROUND TO THE MERGER

     MARSHALL

     In late 1998 and early 1999 Marshall recognized that the business of distributing industrial electronic components was undergoing significant changes. These changes included:

     - the growth of new competitive forces affecting the industry;

     - pressures imposed on distributors by suppliers and customers who wanted their distributors to provide more services, capabilities and products;

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

     - the trend of major suppliers and many customers to reduce the number of distributors with which they do business and to favor those distributors that can provide a full line of products and that have global reach;

     - the increasing role of contract manufacturers in manufacturing and materials procurement; and

     - the trend toward increasing globalization.

     Additionally, the maturing and increasingly competitive nature of the industry has resulted in pressures and narrowing of margins for most electronic component products. In recent years, there have been more mergers among distributors, resulting in a small number of very large, global distributors gaining an increasingly larger share of the market. These trends indicated to Marshall that the more successful distributors in the future will be larger than Marshall and will have greater financial resources than Marshall. As a result of these trends and the decline in the price per share of Marshall's common stock from above $30 per share in October 1998 to less than $14 per share in March 1999, Marshall's board of directors considered at its March 9, 1999 meeting whether it would be in the best interests of Marshall's shareholders for Marshall to consider various strategic alternatives including a possible merger or sale of Marshall to another company.

     This discussion continued at Marshall's board meeting on April 21, 1999. Earlier in April, the price per share of Marshall common stock had dropped below $14 per share. At its April meeting, the Marshall board of directors authorized management to engage Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to advise Marshall on strategic alternatives. The board also created an executive committee composed of Gordon Marshall, Robert Rodin, Richard Bentley, Richard Colyear, Lathrop Hoffman, Raymond Rinehart and Howard White. The board empowered the executive committee to consider various strategic alternatives including a possible merger or sale of the company.

     At an industry conference on May 3, 1999, Robert Rodin, Marshall's President, mentioned to Roy Valle, Chairman of the Board and Chief Executive Officer of Avnet, that Marshall's board of directors was considering engaging an investment banking firm to consider potential strategic alternatives.

     Marshall's executive committee met on May 13, 1999 with representatives of DLJ and Marshall's legal counsel. The executive committee considered three alternatives for Marshall: (1) continuing the current strategy, recognizing that because of a lack of critical mass and resources Marshall would be at a competitive disadvantage relative to larger companies in the industry; (2) increasing the mass of Marshall by making acquisitions, but recognizing that there were only a limited number of feasible acquisition candidates; and (3) a sale of Marshall. After an extensive discussion, the executive committee authorized management and DLJ to contact prospective acquirors to determine their level of interest in a possible acquisition of Marshall.

     During May 1999, Mr. Rodin and representatives of DLJ contacted Avnet and other potential strategic buyers to determine their level of interest in a possible acquisition of Marshall. One potential strategic buyer expressed an interest in considering the opportunity, but Marshall believed that, because of the size of the transaction, this buyer might have difficulty obtaining financing, and Marshall ultimately did not pursue discussions with this potential buyer. The second potential buyer expressed no serious interest. Two others, Avnet and another electronic components distributor ("ECD"), expressed significant interest.

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

     On May 25, 1999 Marshall entered into confidentiality agreements with Avnet and ECD and began providing them with detailed information concerning Marshall so that they could commence due diligence. Mr. Rodin and Henry Chin, Marshall's chief financial officer, and representatives of DLJ met with ECD on May 26 to discuss the possible acquisition of Marshall by ECD. They had a similar meeting with Avnet on June 7. For the next two weeks there were a series of meetings and telephone conferences between Mr. Rodin, Mr. Chin and representatives of DLJ, on the one hand, and executives of Avnet and ECD and their respective financial advisers, on the other hand.

     On June 16, following the completion of its initial due diligence, Avnet proposed a 50% stock/50% cash merger valued at $26.50 per share of Marshall common stock. On June 17, ECD proposed a 50% stock/50% cash merger valued at $27.50 per share of Marshall common stock. At the request of Marshall, representatives of DLJ advised both Avnet and ECD that their proposals were inadequate and would have to be increased significantly before they would be seriously considered by Marshall's executive committee and board of directors. Avnet said that it would reconsider its proposal after reviewing a draft of the proposed merger agreement. On June 18, legal counsel for Marshall forwarded to Avnet a draft merger agreement. They requested Avnet to indicate any changes it would require to the agreement as part of its next proposal. On June 19, legal counsel for Marshall forwarded a draft merger agreement to ECD with the same request.

     On June 21, Avnet proposed a 50% stock/50% cash merger with a value of $32.50 per share of Marshall common stock and indicated that it would complete its due diligence in time to be ready to sign a definitive merger agreement by the end of the week. Avnet also submitted a mark-up of the draft merger agreement. ECD advised DLJ that it would make a revised proposal on the next day. On the evening of June 21, Mr. Rodin, Mr. Chin and DLJ met with members of the executive committee and Marshall's legal counsel to report on the status of the negotiations with Avnet and ECD.

     On June 22, ECD submitted a revised proposal for a 50% stock/50% cash merger with a value of $32.50 per share of Marshall common stock. It said that it would need seven to ten days to conclude its due diligence and that it believed it would be in a position to announce a merger on or about July 20. ECD's legal counsel submitted a mark-up of the draft merger agreement which included their "principal comments," which were less favorable to Marshall than those contained in Avnet's draft. Marshall believed that both Avnet and ECD could make more attractive proposals. Accordingly, Marshall instructed DLJ to advise both Avnet and ECD that their revised proposals were inadequate.

     On June 23, Avnet submitted a new proposal for a 50% stock/50% cash merger valued at $36.50 per share of Marshall common stock and ECD submitted a revised proposal for a 50% stock/50% cash merger proposal valued at $36 per share of Marshall common stock. The Marshall executive committee met with DLJ and Marshall's legal counsel on the afternoon of June 23 to consider the two proposals. Factors discussed included the economic value of the two proposals; the accretion to earnings per share each proposal would provide to the acquiror; the likely reaction of the rating agencies and investment community to the increased indebtedness which each acquiror would incur to consummate the merger; the principal differences in the changes proposed by each to the draft merger agreement; and the fact that Avnet had virtually completed its due diligence, was satisfied with the information received to date and was prepared to move promptly to the signing of a merger agreement while ECD would require significant additional due diligence and only be prepared to sign an agreement several weeks in the future. After an

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

extensive discussion of the foregoing, the executive committee authorized DLJ to advise Avnet that, if it were prepared to increase its offer to $38 per share, Marshall would be prepared to use its best efforts through 5:00 p.m. on June 25 to negotiate with Avnet on an exclusive basis to determine whether a mutually satisfactory merger agreement could be agreed upon. Later that evening, Avnet increased its proposal to a 50% stock/50% cash merger valued at $38 per share of Marshall common stock.

     Beginning on the morning of June 24, Mr. Rodin, Mr. Chin and representatives of DLJ and Marshall's legal counsel met with Avnet and its financial and legal advisers to negotiate the terms of a merger agreement. Meanwhile, on the afternoon of June 24, ECD submitted an unsolicited proposal raising its offer to a 50% stock/50% cash merger valued at $40 per share of Marshall's common stock. ECD's letter said that further due diligence and contract negotiations would require "relatively few days" and that negotiation of the definitive agreement should require only a "limited number of days," but that an announcement of the merger could not occur until July 20. The letter also said that ECD was prepared to have its counsel mark up the draft merger agreement in detail.

     Marshall's executive committee met with DLJ and Marshall's legal counsel on the afternoon of June 24 to discuss the status of negotiations with Avnet and the revised proposal received from ECD. They considered the relative certainty of being able to reach a definitive agreement with Avnet in the near future as compared with the contingencies, including further due diligence, a delay in signing and announcing a definitive agreement and other open issues in the ECD proposal. They also considered the relative investment values of Avnet's and ECD's shares including their multiples, recent performance and the pro forma effect of the merger on the earnings and balance sheets of Avnet and ECD.

     Marshall's executive committee met again on the afternoon of June 25 to consider the status of negotiations with Avnet and the proposal from ECD. They discussed further the relative merits of the two proposals; the likelihood of reaching agreement with Avnet quickly; and the contingencies involved in ECD's proposal. The executive committee instructed DLJ to meet again with Avnet management to request its best and final offer. DLJ did so and, as a result of such meeting, Avnet increased its proposal to a 50% stock/ 50% cash merger with a value of $39 per share of Marshall common stock. ECD submitted two additional unsolicited letters to Marshall and a detailed mark-up of the draft merger agreement. However, the terms of ECD's proposal did not improve. ECD stated that it would require further due diligence and that it thought that a merger agreement could be signed and announced by the end of the week of June 28.

     The board of directors of Marshall met on the evening of June 25 with DLJ and Marshall's legal counsel to consider the revised Avnet proposal together with the existing proposal from ECD. The directors discussed the economic value of the two proposals; the strategic fit of Marshall with Avnet and ECD; the likely view of the investment community and rating agencies with respect to Avnet and ECD with the increased borrowings required to consummate the merger; the pro forma earnings and operating results of Avnet and ECD after the merger; the fact that Avnet was prepared to sign a definitive agreement while ECD wished to do further due diligence, add more provisions to the draft merger agreement and delay announcing signing of the agreement. The Company's legal counsel summarized the fiduciary duties of the board of directors in considering such a transaction, the terms of the proposed merger agreement with Avnet and the open issues on the draft merger agreement submitted by ECD.

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

     DLJ advised the board of directors on the financial aspects of the two proposals. DLJ noted that Avnet's stock had historically and currently tended to trade at a higher multiple than ECD's stock and that the pro forma financial impact of the transaction was more favorable to Avnet than to ECD. Based upon the terms of the merger agreement to which Avnet had agreed, including Avnet's completion of its due diligence and its readiness to sign immediately, and upon the advice of DLJ regarding the relative investment values of Avnet's and ECD's shares, including their multiples, recent performance and the pro forma effect of the merger on the earnings and balance sheets of Avnet and ECD, Marshall's board of directors concluded that Avnet's proposal was superior to that of ECD. At Marshall's board of directors' request, DLJ delivered its opinion to the effect that the merger consideration proposed by Avnet was fair to Marshall's shareholders from a financial point of view.

     Following extensive discussion, Marshall's board of directors unanimously approved the merger with Avnet and authorized Marshall's officers to execute the merger agreement and take all other appropriate actions to consummate the transaction. Later on the evening of June 25, Mr. Rodin signed the merger agreement on behalf of Marshall and Mr. Vallee signed it on behalf of Avnet.

     After the merger agreement was executed by Marshall and Avnet, the two companies agreed to make various immaterial changes in the agreement and then signed an amended and restated merger agreement which is attached to this document as Appendix A.

     AVNET

     The first time that Avnet learned that Marshall might be a candidate for acquisition was at an industry conference on May 3, 1999, when Roy Vallee, Chairman of the Board and Chief Executive Officer of Avnet, met Robert Rodin, President and Chief Executive Officer of Marshall, and learned that the board of directors of Marshall was considering engaging an investment banker to consider potential strategic alternatives.

     As a result of this conversation, Mr. Vallee and Avnet senior management commenced a study of Marshall based upon publicly available documents and determined that an acquisition of Marshall would complement and strengthen Avnet's position in the industry. Mr. Vallee also engaged in informal conversations with Merrill Lynch, Pierce, Fenner & Smith Inc. ("Merrill Lynch"), Avnet's financial adviser, regarding the possible merger of the two companies.

     On May 18, 1999, Marshall offered Avnet the opportunity to enter into a confidentiality agreement to obtain confidential information about Marshall. Avnet entered into the confidentiality agreement on May 25, 1999 and received a briefing book containing detailed information regarding Marshall. Avnet's senior management then proceeded to review and study this material to become familiar with Marshall in order to determine how much it might be prepared to offer for the acquisition of Marshall.

     At a meeting of the executive committee of the board of directors of Avnet on May 26, 1999, Mr. Vallee discussed the possible acquisition of Marshall, and the committee authorized management to continue to explore the possibility.

     On June 7, 1999, Mr. Vallee met with Mr. Rodin and Henry Chin of Marshall and representatives of DLJ and expressed interest in acquiring Marshall. Present with Mr. Vallee were Brian Hilton, Kevin McGarity, Steven Church and Raymond Sadowski of Avnet and representatives of Merrill Lynch.

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     On June 16, 1999, Marshall's financial adviser, DLJ, informed Avnet that if
Avnet wished to consider acquiring Marshall it should provide DLJ with an indicative bid for Marshall's common stock. Avnet responded with an indication of the amount it was prepared to bid to acquire Marshall's common stock.

     On June 17, 1999, DLJ, acting for Marshall, notified Mr. Vallee that the amount Avnet had suggested as its bid would be inadequate, and it suggested that Avnet should consider raising its bid. However, Mr. Vallee said that he would prefer not to furnish a new bid unless Marshall could respond to the bid within 24 hours. DLJ also indicated that a proposed contract was being prepared by Marshall's counsel, and would be sent to Avnet in order to determine whether there might be any other issues related to the acquisition. Mr. Vallee also indicated that he would respond to the draft contract and that Avnet would submit a new bid if DLJ could assure him that it was prepared to provide a response to the bid within 24 hours of receiving the bid. DLJ then suggested that Mr. Vallee should submit Avnet's new bid on June 21, 1999.

     On June 18, 1999, Marshall's counsel sent to Avnet and its counsel a draft of a proposed merger agreement, which Avnet and its counsel reviewed. Avnet's senior management and counsel determined that it would be advisable to discuss certain issues regarding the contract with Marshall and its counsel. On June 21, 1999, Avnet submitted a revised bid and a marked-up copy of the merger agreement indicating the changes that Avnet would require in order to sign the merger agreement, and Avnet proposed that counsel for Marshall and Avnet should meet to discuss the proposed merger agreement and work out any questions.

     On June 22, 1999, Avnet's senior management and Merrill Lynch discussed the terms of the potential Marshall transaction, and Merrill Lynch informed Avnet's senior management that it would be prepared to provide an opinion as to the fairness to Avnet, from a financial point of view, of the consideration to be paid by Avnet in the proposed transaction.

     On June 23, 1999, Avnet submitted a new proposal to Marshall. DLJ informed Mr. Vallee that Marshall would agree to meet with Avnet for an exclusive period of 48 hours in order to complete negotiations on the definitive merger agreement if Avnet would further increase its bid. DLJ also informed Avnet that the senior management of Marshall proposed that the transaction consist of a mix of Avnet common stock and cash so that it would be tax free to Marshall shareholders who elected to receive stock. On the evening of June 23, Avnet increased its proposal to the amount specified by DLJ.

     On June 24, 1999, David R. Birk, Senior Vice President, General Counsel and Secretary of Avnet, Raymond Sadowski, Senior Vice President and Chief Financial Officer of Avnet, and the financial and legal advisers of Avnet met in Los Angeles with Marshall's senior management and its financial and legal advisers to negotiate the terms of the merger agreement, and Mr. Vallee and Steven Church joined the meetings on June 25, 1999. During the meetings various additional changes were agreed to in the merger agreement and the bid was raised one last time.

     On the afternoon of June 25, 1999, Avnet's and Marshall's boards of directors held separate meetings, each by telephone. The Avnet board of directors authorized management to enter into the merger agreement, and Merrill Lynch delivered its oral opinion to the Avnet board, which was subsequently confirmed by delivery of a written opinion dated June 25, 1999, to the effect that, as of the date of the opinion and based on and subject to the factors and assumptions set forth in the opinion, the consideration to be paid by Avnet in the merger was fair, from a financial point of view, to Avnet. After the discussions were completed, the merger agreement was executed by Mr. Vallee and Mr. Rodin.

     After the merger agreement was executed by Marshall and Avnet, the two companies agreed to make various immaterial changes in the agreement and then signed an amended and restated merger agreement which is attached to this document as Appendix A.

MARSHALL'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE MARSHALL BOARD OF DIRECTORS

     The Marshall board of directors has unanimously determined that the merger is fair to, and in the best interest of, Marshall and its shareholders, and the board has unanimously adopted and approved the merger agreement. Accordingly, the Marshall board of directors recommends that Marshall shareholders vote in favor of the approval of the merger agreement.

     Marshall believes that the merger will give its shareholders an interest in a company that will be better able to take advantage of opportunities, both nationally and internationally, than Marshall could do on its own. In addition, the combined company will have greater shareholders' equity, greater debt capacity, a lower cost of capital and deeper management than Marshall alone. In coming to this conclusion, Marshall's board has considered the following:

     - the industrial electronics component distribution industry is undergoing significant change;

     - competition is increasing and margins are narrowing;

     - manufacturers are reducing their number of distributors, favoring those that can provide a full line of products and that have global reach;

     - customers are becoming more sophisticated, demanding more services, capabilities and products, and are reducing their number of suppliers; and

     - the most successful companies in this industry in the future will have significantly greater resources than Marshall has or is likely to acquire on its own.

     The combination of Avnet and Marshall will create a company with global sales of more than $8 billion and significantly greater resources than Marshall alone and 50% of the consideration in the merger will be Avnet common stock, affording Marshall shareholders a significant opportunity to participate in the combined company. The purchase price represents a premium of 93.8% to the closing price of Marshall's common stock on June 25, 1999, the last closing price prior to the announcement of the merger.

     THE MARSHALL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT MARSHALL SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

AVNET'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE AVNET BOARD OF DIRECTORS

     Avnet's goal is to provide the highest value relationships to its customers, suppliers, employees and shareholders, globally. The Avnet board of directors believes that the Marshall acquisition serves Avnet's objectives to each of these constituencies.

     For customers, the Marshall acquisition gives Avnet access to a number of suppliers, principally in Asia, that have not historically used Avnet as a distributor, which in turn enables Avnet to offer a more comprehensive product line to all customers. Similarly, Avnet can offer its suppliers access for their products to customers in all regions of the world, enabling them to work with the fewest number of distributors.

     Marshall has had a heritage of innovation which is illustrated by leadership in the field of e-commerce. The further evolution of this business will be a top priority of the combined company, and Avnet expects this to enable the combined company to grow globally as customers and suppliers throughout the world are relying increasingly on the Internet and e-commerce.

     Avnet believes that the combination of its employees with Marshall will give the combined company access to a more highly skilled and competent organization that will be the leader in the industry.

     Avnet believes that its shareholders will benefit from the merger because the combined company will be the largest in the Americas and an industry leader globally in electronics distribution. In addition, Avnet believes that significant cost savings and synergies will result from combining the companies, for example in consolidating the facilities and computer systems of the companies, and that its shareholders will benefit from increased sales and earnings in the future.

     THE AVNET BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT AVNET SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT.

OPINION OF MARSHALL'S FINANCIAL ADVISER

     Marshall asked DLJ, its financial adviser, to render an opinion to the Marshall board of directors as to the fairness from a financial point of view to the holders of Marshall common stock of the consideration to be received by these shareholders under the merger agreement. On June 25, 1999, DLJ delivered an oral opinion, subsequently confirmed in writing, to the effect that, as of June 25, 1999, and based upon and subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration to be received by the Marshall shareholders was fair to those shareholders from a financial point of view.

     THE FULL TEXT OF THE DLJ OPINION IS ATTACHED AS APPENDIX B TO THIS JOINT PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF THE DLJ OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE DLJ OPINION. YOU ARE URGED TO READ THE DLJ OPINION CAREFULLY AND IN ITS ENTIRETY FOR THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, OTHER MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY DLJ IN CONNECTION WITH ITS OPINION.

     DLJ was not retained as an adviser or agent to the shareholders of Marshall or any person other than Marshall. The DLJ opinion was prepared for the Marshall board of directors and was directed only to the fairness to the holders of Marshall common stock from a financial point of view, as of June 25, 1999, of the consideration to be received by these holders. The merger consideration was determined in arm's-length negotiations between Marshall and Avnet.

     Marshall selected DLJ as its financial adviser because it is an internationally recognized investment banking firm that has substantial experience providing strategic advisory services. DLJ, as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for Marshall in the past and has been compensated for its services, including acting as financial adviser in Marshall's acquisition of Sterling Electronics in January 1998 and the adoption of a shareholder rights plan on February 8, 1999.

     In arriving at its opinion, DLJ reviewed the merger agreement. DLJ also reviewed financial and other information that was publicly available or furnished to it by Marshall and Avnet, including information provided during discussions with their managements. Included in the information provided to DLJ were certain financial projections of Marshall for the period beginning June 1, 1998 and ending May 31, 2000 prepared by the management of Marshall and certain financial projections of Avnet for the period beginning July 1, 1999 and ending June 30, 2000 prepared by the management of Avnet. In addition, DLJ compared certain financial and securities data of Marshall and Avnet with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of Marshall common stock and Avnet common stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as DLJ deemed appropriate for purposes of its opinion.

     In rendering its opinion, DLJ relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by Marshall and Avnet or their respective representatives or that was otherwise reviewed by it. In particular, DLJ relied upon the estimates of the management of Marshall of the operating synergies achievable as a result of the merger and upon DLJ's discussions of these synergies with the management of Avnet. With respect to the financial projections and assumptions supplied to it, DLJ assumed that they were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Marshall and Avnet as to the future operating and financial performance of Marshall and Avnet, respectively. DLJ did not assume any responsibility for making any independent evaluation or appraisal of the assets or liabilities of Marshall or Avnet or for making any independent verification of the information reviewed by it.

     DLJ's opinion is necessarily based on economic, market, financial and other conditions as they existed on, and on the information made available to DLJ as of, the date of its opinion. The DLJ opinion states that, although subsequent developments may affect its opinion, DLJ does not have any obligation to update, revise or reaffirm its opinion. DLJ expressed no opinion as to the prices at which the Avnet common stock would actually trade at any time. The DLJ opinion did not address the relative merits of the merger and other business strategies being considered by the Marshall board, nor did it address the Marshall board's decision to proceed with the merger. The DLJ opinion did not constitute a recommendation to any Marshall shareholder as to how that shareholder should vote on the merger.

     Included in the discussion below are summaries of some of the statistical information appearing in such discussion presented in a tabular format. While these tables are presented for the purpose of clarity and ease of reference, they are not substitutes for, and must be read along with, all of the information appearing under the captions immediately preceding them as well as all of the information under the caption "Opinion of Marshall's Financial Adviser."

     Summary of Financial Analyses Performed by DLJ

     The following is a summary of the financial analyses presented by DLJ to the Marshall board on June 25, 1999 in connection with the preparation of the DLJ opinion.

     Comparable Companies Analysis. DLJ compared publicly available selected operating information, stock market data and financial ratios for Marshall to the same data for the following publicly traded companies that DLJ deemed to be comparable to Marshall:

     - Arrow Electronics, Inc.;
     - Avnet, Inc.; and
     - Pioneer-Standard Electronics, Inc.

     In examining these comparable companies, DLJ calculated the total enterprise value of each company as a multiple of its respective LTM sales, EBITDA and EBIT. LTM means the last twelve months. The total enterprise value of a company (TEV) is equal to the value of its fully diluted common equity plus debt and the liquidation value of outstanding preferred stock, if any, minus cash and certain other assets, including minority interests in other entities. EBITDA means earnings before interest expense, taxes, depreciation and amortization. EBIT means earnings before interest expense and taxes. These analyses yielded the following ranges:

                       TEV/LTM SALES    TEV/LTM EBITDA    TEV/LTM EBIT
                       -------------    --------------    ------------
Low..................      0.28x             5.8x             7.2x
High.................      0.42x             9.4x            11.6x
Average..............      0.36x             7.8x             9.5x

     DLJ also calculated the price of each comparable company's common stock as a multiple of its projected calendar year (CY) 1999 and 2000 earnings per share. Estimates of 1999 and 2000 earnings per share were obtained from First Call. These calculations yielded the following ranges:

                              PRICE/CY 1999 EPS                  PRICE/CY 2000 EPS
                       -------------------------------    -------------------------------
                       (BASED ON FIRST CALL ESTIMATES)    (BASED ON FIRST CALL ESTIMATES)
Low..................                9.8x                               8.6x
High.................               15.4x                              12.7x
Average..............               12.5x                              10.3x

     Based on these analyses and on projections for Marshall provided by the management of Marshall, DLJ imputed a value per share of Marshall common stock ranging from $9.50 to $38.83.

     Comparable Transaction Analysis. DLJ reviewed the following 12 selected acquisitions announced since April 1993 involving companies DLJ deemed to be relevant (Acquiror/Target):

     - Arrow Electronics, Inc./Anthem Electronics, Inc.;
     - Arrow Electronics, Inc./Bell Industries, Inc.;
     - Arrow Electronics, Inc./Gates/FA Distributing, Inc.;
     - Arrow Electronics, Inc./Richey Electronics, Inc.;
     - Avnet, Inc./Hall-Mark Electronics Corp.;
     - Bell Industries, Inc. /Milgray Electronics, Inc.;
     - Farnell Electronics PLC/Premier Industrial Corp.;
     - Marshall Industries, Inc./Sterling Electronics, Inc.;
     - Pioneer-Standard Electronics, Inc./Dickens Data Systems;
     - Pioneer-Standard Electronics, Inc./Pioneer Technology Group;
     - Raab Karcher AG/Wyle Electronics; and
     - Wyle Electronics/Sylvan Ginsbury, Ltd.

     In examining these acquisitions, DLJ calculated the total enterprise value of the acquired company implied by each of these transactions as a multiple of LTM sales, EBITDA and EBIT and calculated the equity value of the acquired company implied by each of these transactions as a multiple of LTM net income.

     DLJ's analysis of these acquisitions yielded the following ranges:

                                                                   EQUITY VALUE/
                                        TEV/LTM                       LTM NET
                       TEV/LTM SALES    EBITDA     TEV/LTM EBIT       INCOME
                       -------------    -------    ------------    -------------
High.................      3.2x          13.2x        13.9x            24.4x
Low..................      0.2x           6.5x         7.3x             9.8x
Average (1)..........      0.6x           9.2x        10.5x            15.5x
Median...............      0.6x           9.4x        11.0x            16.6x

-------------------------

     (1) Average excludes high and low.

     Based on these analyses, DLJ imputed a value per share of Marshall common stock ranging from $18.05 to $50.48.

     Premiums Paid Analyses. DLJ determined the premium over the common stock trading prices for the following transactions:

     - the comparable transactions set forth above and

     - selected deals since January 1995 with transaction values between $500 million and $1 billion.

     For each comparable transaction, DLJ calculated premiums over the closing prices one day, one week and four weeks prior to the announcement of the transaction. The median premiums for these transactions over the closing prices one day, one week and four weeks prior to the announcement of the transactions were 26.8%, 37.1% and 35.9%, respectively. Applying these premiums to the closing price of Marshall common stock on June 23, 1999, DLJ imputed a value per share of Marshall ranging from $22.27 to $24.08.

     For each other selected deal, DLJ examined premiums (calculated by Securities Data Company, Inc.) for one day, one week and four weeks prior to the announcement of the transaction. The median premiums for these transactions over the closing prices one day, one week and four weeks prior to the announcement of the transactions were 19.9%, 24.7% and 30. 1%, respectively. Applying these premiums to the closing price of Marshall common stock on June 23, 1999, DLJ imputed a value per share of Marshall ranging from $21.06 to $22.84.

     Accretion/Dilution Analysis. DLJ performed an accretion/dilution analysis for the period from fiscal year 1999 to fiscal 2000 by comparing the projected earnings per share of Avnet (based on estimates from First Call), assuming the merger had not occurred, to the projected earnings per share of the combined entity. Earnings per share were calculated as net income divided by the pro forma fully diluted shares outstanding. Accretion/dilution was calculated as the percent increase/decrease of the new company's earnings per share over Avnet's earnings per share had the merger not occurred and takes into account estimated cost savings as provided by the management of Marshall. The analysis does not include the cost to achieve such cost savings.

     The analysis resulted in the following:

                                                         1999     2000
                                                         -----    -----
Avnet pre-merger.......................................  $3.10    $3.67
Avnet pro forma post-merger............................  $3.59    $4.44

     No company or transaction used in the analyses is directly comparable to Marshall or the contemplated transaction. In addition, mathematical analysis such as determining the mean or median is not in itself a meaningful method of using selected company or transaction data. The analyses performed by DLJ are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses.

     The summary set forth above does not purport to be a complete description of the analysis performed by DLJ but describes, in summary form, the principal elements of the presentation made by DLJ to the Marshall board of directors on June 25, 1999. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to summary description. Each of the analyses conducted by DLJ was carried out in order to provide a different perspective on the merger and add to the total mix of information available. DLJ's conclusions also involved significant elements of judgment and qualitative analysis. DLJ did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness from a financial point of view. Rather, in reaching its conclusion, DLJ considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. DLJ did not place particular reliance or weight on any individual analysis, but instead concluded that its analyses, taken as a whole, supported its determination. Accordingly, notwithstanding the separate factors summarized above, DLJ believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete or misleading view of the evaluation process underlying its opinions.

     Pursuant to the terms of an engagement letter dated May 25, 1999, Marshall agreed to pay DLJ:

     - a retainer fee of $150,000;
     - a fee of $750,000 upon delivery of the DLJ opinion; and
     - a fee of approximately $7.1 million in connection with the consummation of the merger (0.85% of the enterprise value of Marshall).

     Fees paid to DLJ pursuant to the first two items above will be deducted from any amounts to which DLJ is entitled upon consummation of the merger. In addition, Marshall has also agreed to reimburse DLJ, upon request by DLJ from time to time, for all out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement and to indemnify DLJ and related persons against certain liabilities in connection with its engagement, including liabilities under U.S. federal securities laws. DLJ and Marshall negotiated the terms of the fee arrangement, and the Marshall board of directors was aware of such arrangements, including the fact that a significant portion of the aggregate fee payable to DLJ is contingent upon consummation of the merger.

     In the ordinary course of business, DLJ may actively trade the securities of both Marshall and Avnet for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in those securities.

OPINION OF AVNET'S FINANCIAL ADVISER

     Avnet retained Merrill Lynch to act as its exclusive financial adviser in connection with the merger. On June 25, 1999, Merrill Lynch delivered to the Avnet board of directors an oral opinion, subsequently confirmed in writing, to the effect that, as of that date and based on and subject to the factors and assumptions described in its opinion, the consideration to be paid by Avnet in the Merger with Marshall was fair, from a financial point of view, to Avnet.

     THE FULL TEXT OF MERRILL LYNCH'S OPINION, DATED JUNE 25, 1999, TO THE AVNET BOARD OF DIRECTORS, WHICH DESCRIBES THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY MERRILL LYNCH, IS ATTACHED AS APPENDIX C TO THIS DOCUMENT AND IS INCORPORATED INTO THIS DOCUMENT BY REFERENCE. THE SUMMARY OF MERRILL LYNCH'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. AVNET SHAREHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     Merrill Lynch's opinion was delivered to the Avnet board of directors for its information and is directed only to the consideration to be paid by Avnet in the merger, does not address any other aspect of the merger, including the merits of the underlying decision by Avnet to engage in the merger, and does not constitute a recommendation to Avnet shareholders as to how shareholders should vote with respect to any matter relating to the merger or the form of consideration to be selected by any shareholder.

     The consideration to be paid by Avnet in the merger was determined through negotiations between Marshall and Avnet and was approved by the Avnet board of directors.

     In preparing its opinion to the Avnet board of directors, Merrill Lynch performed a variety of financial and comparative analyses, including those described below. The summary set forth below does not purport to be a complete description of the analyses underlying Merrill Lynch's opinion or the presentation made by Merrill Lynch to the Avnet board of directors. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and therefore a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors, or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, would create a misleading or incomplete view of the process underlying its opinion.

     In performing its analyses, Merrill Lynch considered numerous factors including industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Avnet or Marshall. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. In addition, as described above, Merrill Lynch's opinion was among several factors taken into consideration by the Avnet board of directors in making its determination to approve the merger agreement and the merger. Consequently, the Merrill Lynch analysis should not be viewed as determinative of the decision of the Avnet board of directors or Avnet's management with respect to the fairness of the consideration to be paid by Avnet in the merger.

     In arriving at its opinion, Merrill Lynch, among other things:

       (i) reviewed publicly available business and financial information relating to Avnet and Marshall that Merrill Lynch deemed to be relevant;

      (ii) reviewed information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of each of Avnet and Marshall, as well as the amount and timing of the cost savings, related expenses and a range of synergies expected to result from the merger, furnished to Merrill Lynch by Avnet and Marshall;

     (iii) conducted discussions with members of senior management and representatives of Avnet and Marshall concerning the matters described in clauses (i) and (ii) above, as well as their respective businesses and prospects before and after giving effect to the merger, and the cost savings, related expenses and the range of synergies expected to result from the merger;

      (iv) reviewed the market prices and valuation multiples for Avnet common stock and Marshall common stock and compared them with those of other publicly traded companies that Merrill Lynch deemed to be relevant;

       (v) compared the proposed financial terms of the merger with the financial terms of other transactions which Merrill Lynch deemed to be relevant;

      (vi) participated in discussions and negotiations among representatives of Avnet and Marshall and their financial and legal advisers;

     (vii) reviewed the potential pro forma impact of the merger;

    (viii) reviewed the merger agreement, dated June 25, 1999; and

      (ix) reviewed other financial studies and analyses and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

     In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch or publicly available, and did not assume any responsibility for independently verifying that information, and Merrill Lynch did not undertake an independent evaluation or appraisal of any of the assets or liabilities of Avnet or Marshall and has not been furnished with any evaluation or appraisal. In addition, Merrill Lynch did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of Avnet or Marshall. With respect to the financial forecast information and the cost savings, related expenses and the range of synergies expected to result from the merger furnished to or discussed with Merrill Lynch by Avnet or Marshall, Merrill Lynch has assumed that they have been reasonably prepared or reviewed and reflect the best currently available estimates and judgment of Avnet's or Marshall's management as to the expected future financial performance of Avnet or Marshall, as the case may be, and the cost savings, related expenses and range of synergies expected to result from the merger. Merrill Lynch also assumed that the merger will qualify as a tax-free reorganization for United States federal income tax purposes.

     Merrill Lynch's opinion is necessarily based on market, economic and other conditions as they existed on, and could be evaluated as of, the date of its opinion. Merrill Lynch assumed that in the course of obtaining the necessary regulatory or other consents or approvals, contractual or otherwise, for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the merger. Merrill Lynch did not express any opinion as to the value of the Avnet common stock when issued to the holders of Marshall common stock in the merger or the prices at which the Avnet common stock will trade after the merger. No other limitations were imposed on Merrill Lynch with respect to the investigations made or procedures followed by Merrill Lynch in rendering its opinion.

     The following is a summary of the material analyses performed by Merrill Lynch in connection with its opinion. THE FINANCIAL ANALYSES SUMMARIZED BELOW INCLUDE INFORMATION PRESENTED IN TABULAR FORMAT. IN ORDER TO FULLY UNDERSTAND MERRILL LYNCH'S FINANCIAL ANALYSES, THE TABLES MUST BE READ TOGETHER WITH THE TEXT OF EACH SUMMARY. THE TABLES ALONE DO NOT CONSTITUTE A COMPLETE DESCRIPTION OF THE FINANCIAL ANALYSES. CONSIDERING THE DATA IN THE TABLES SET FORTH BELOW WITHOUT CONSIDERING THE FULL NARRATIVE DESCRIPTION OF THE FINANCIAL ANALYSES, INCLUDING THE METHODOLOGIES AND ASSUMPTIONS UNDERLYING THE ANALYSES, COULD CREATE A MISLEADING OR INCOMPLETE VIEW OF MERRILL LYNCH'S FINANCIAL ANALYSES.

     Selected Companies Analysis. Merrill Lynch compared financial, operating and stock market data of Marshall to corresponding data of the following publicly traded companies in the industrial electronic components and production supplies industry:

          - Arrow Electronics Inc.
          - Avnet, Inc.
          - Eurodis Electron PLC
          - Pioneer-Standard Electronics, Inc.

     Merrill Lynch reviewed equity values as multiples of latest twelve months and for the twelve months ended May 31, 2000 book value, net income, sales, earnings before interest, taxes, depreciation and amortization, commonly referred to as EBITDA, and earnings before interest and taxes, commonly referred to as EBIT. All multiples were based on closing stock prices on June 24, 1999. Estimated financial data for the selected companies was based on publicly available research analysts' estimates and estimated financial data for Marshall was based on estimates of Avnet's management.

     Merrill Lynch then applied a range of selected multiples for the selected companies to corresponding financial data of Marshall, utilizing the estimates of Avnet's management, both with and without potential synergies anticipated by the managements of Avnet and Marshall to result from the merger, as well as adjusted management case estimates. This analysis indicated the following approximate implied equity reference ranges for Marshall:

                                         AVNET MANAGEMENT CASE                       ADJUSTED MANAGEMENT CASE
                       ----------------------------------------------------------  ----------------------------
                                                         TWELVE MONTHS ENDED           TWELVE MONTHS ENDED
                           LATEST TWELVE MONTHS             JUNE 30, 2000                 JUNE 30, 2000
                       ----------------------------  ----------------------------  ----------------------------
Without synergies:     $240 million to $350 million  $290 million to $390 million  $220 million to $300 million
                                    or                            or                            or
                        $14.44 to $21.06 per share    $17.45 to $23.47 per share    $13.24 to $18.05 per share
With synergies:        $540 million to $720 million  $590 million to $760 million  $520 million to $670 million
                                    or                            or                            or
                        $31.46 to $41.94 per share    $34.37 to $44.27 per share    $30.29 to $39.03 per share

     None of the selected companies is identical to Marshall. Accordingly, an analysis of the results of the comparable companies analysis involves complex considerations of the selected companies and other factors that could affect the public trading value of Marshall and the selected companies.

     Selected Merger and Acquisitions Analysis. Using publicly available information, Merrill Lynch analyzed the implied purchase prices and transaction multiples paid or proposed to be paid in the following selected merger and acquisition transactions in the industrial electronic components and production supplies industry:

     ACQUIROR                  TARGET
-------------------  ---------------------------
 Arrow Electronics       Richey Electronics
 Arrow Electronics   Bell Industries' Electronic
                         Distribution Group
Marshall Industries     Sterling Electronics
 Veba Electronics         Wyle Electronics
  Bell Industries        Milgray Electronics
 Arrow Electronics    Premier-Farnell's volume
                        distribution business

     Merrill Lynch compared equity values as multiples of latest twelve months' net income, sales, EBITDA and EBIT. All multiples were based on financial information available at the time of announcement of the relevant transaction. Merrill Lynch then applied a range of selected multiples for the selected transactions to corresponding financial data of Marshall, utilizing the estimates of Avnet management, both with and without potential synergies anticipated by the managements of Avnet and Marshall to result from the merger. This analysis indicated the following approximate implied equity reference ranges for Marshall:

                                  LATEST TWELVE MONTHS
                                  --------------------
Without synergies:            $310 million to $450 million
                                          or
                              $18.66 to $26.21 per share

With synergies:               $610 million to $820 million
                                          or
                              $35.54 to $47.99 per share

     Pro Forma Merger Analysis. Merrill Lynch analyzed the potential pro forma effect of the merger on Avnet's estimated earnings per share in fiscal years 1999 and 2000, based on estimates provided by the management of Avnet, both before and after giving effect to potential synergies anticipated by the managements of Avnet and Marshall to result from the merger. Based on the consideration to be paid by Avnet in the merger and assuming annual pre-tax cost synergies anticipated by the managements of Avnet and Marshall to result from the merger, this analysis indicated that the proposed merger would be accretive to Avnet's earnings per share in fiscal years 1999 and 2000. There can be no assurance that the combined company will be able to realize synergies in the amounts estimated by management, or at all, following the merger. The actual results achieved by the combined company may vary from projected results and the variations may be material.

     Under the terms of Merrill Lynch's engagement, Avnet has agreed to pay Merrill Lynch for its financial advisory services in connection with the merger an aggregate fee of $4.0 million payable in cash. Avnet also has agreed to reimburse Merrill Lynch for all out-of-pocket expenses incurred by Merrill Lynch in performing its services, including fees and expenses of legal counsel, and to indemnify Merrill Lynch and related persons and entities against liabilities, including liabilities under the federal securities laws, arising out of Merrill Lynch's engagement.

     Avnet retained Merrill Lynch based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     Merrill Lynch and its affiliates have in the past provided financial services to Avnet unrelated to the proposed merger, for which services Merrill Lynch and its affiliates have received compensation. In the ordinary course of business, Merrill Lynch and its affiliates may actively trade in the securities of Avnet and Marshall for their own accounts and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER AND POSSIBLE CONFLICTS OF INTEREST

     In considering the respective recommendations of the Marshall board of directors and the Avnet board of directors, Marshall shareholders and Avnet shareholders should be aware that certain members of Marshall's management and Avnet's management and of the Marshall board of directors and the Avnet board of directors have certain interests in the merger that are different from, or in addition to, the interests of shareholders generally. The members of the Marshall board of directors and the Avnet board of directors knew about these additional interests, and considered them, when they approved the merger agreement.

     Stock Options

     Marshall officers and directors own Marshall stock. To that extent, their interest in the merger may be considered to be the same as other Marshall shareholders. For information concerning such ownership, see "Security Ownership of Certain Beneficial Owners and Management" on page 19. However, in considering the recommendation of the Marshall Board of Directors that the merger agreement be adopted, Marshall shareholders should be aware that a number of Marshall officers and directors have interests in the merger that are, or may be, different from other Marshall shareholders.

     In general, under Marshall's stock option plans, all outstanding options will become vested and fully exercisable upon the approval of the merger by Marshall's shareholders. However, certain individuals may have different results with respect to the acceleration of vesting of options as a result of agreements they have entered into with Marshall. Under the terms of the merger agreement, any option that is not exercised before the date the merger becomes effective will be converted into a number of Avnet options resulting from multiplying the Marshall option by the same exchange ratio used for the merger, with the exercise price of each converted option equal to the exchange ratio divided by the option price of the Marshall option. See "The Merger Agreement -- Additional Agreements -- Stock Options" on page 57. In addition, Avnet will, as promptly as practicable after the closing, register the Avnet shares issuable upon exercise of the options under the Securities Act to enable the holders of converted options to publicly sell any Avnet shares that they acquire by exercising their converted options.

     Change in Control Agreements

     The approval by the Marshall shareholders of the merger with Avnet will constitute a change in control of Marshall under the change in control agreements of certain Marshall executive officers, triggering certain rights of those officers, including the right to receive certain cash payments if their employment is then terminated without cause or if there are certain material changes in the officers' positions (as defined) after the merger. Those change in control agreements are described more fully below.

     Four Marshall executive officers are a party to change in control agreements: Gordon Marshall, Robert Rodin, Richard Bentley and Henry Chin. Each agreement provides that if there is a "change in control" of Marshall and the officer's employment is terminated within twenty-four months of any change in control either (i) involuntarily, without just cause, or (ii) voluntarily, if the officer has determined in good faith that his duties have been altered in a material respect or there has been a material reduction in, or shift in the composition of, his compensation or the officer is required to be based at any office or location more than thirty miles from Marshall's headquarters immediately before the change in control, then upon termination, the officer is entitled to receive cash compensation subject to a non-compete provision. Approval of the merger with Avnet by the Marshall shareholders would constitute a change in control under the agreements.

     Mr. Marshall's agreement provides for a one-time cash payment equal to the product of five times the greater of his compensation for the last full calendar year or $750,000. The agreements with Messrs. Rodin and Chin provide for a one time payment equal to the product of 36 times the highest monthly base salary paid or payable during the 12 month period immediately preceding the month of termination. In addition, Messrs. Rodin and Chin would receive a one-time cash payment equal to the product of three times their average annual bonus for the last three full fiscal years before the change in control date. Mr. Chin's agreement was amended on February 1, 1999 by the board to increase his benefits from two times salary and bonus to three times salary and bonus.

     Mr. Bentley's agreement provides for a one-time cash payment equal to the product of two times the greater of base salary, bonuses and other compensation for the last full calendar year before Mr. Bentley's termination or $500,000. The agreement with Mr. Bentley also provides that he may elect retirement from Marshall at age 59 and become a consultant to Marshall at a monthly amount equal to one twenty-fourth of the payment that would have been paid under a change in control, as described above, up to a twenty-four month period. This consulting arrangement with Mr. Bentley would terminate in the event of Mr. Bentley's death or disability.

     Following terminations under these agreements, the officers and their families are entitled to all benefits that are generally applicable to an executive of Marshall up to three years for Messrs. Marshall, Rodin and Chin and up to two years for Mr. Bentley. The agreements also provide that, upon a change in control, Marshall will cause the vesting of any stock options held to be accelerated to the change in control date and, in the case of Mr. Bentley's agreement, Marshall will cause the vesting of any stock options to be accelerated upon his retirement date. The total payments payable under these agreements could be reduced in the event that all or a portion of such payments would be subject to the parachute provisions of Section 280G (limiting deductibility) and Section 4999 (providing for an excise tax on the recipient) of the Internal Revenue Code. Such reduction is designed to produce the maximum after-tax benefit to the recipient of the payments.

     Management Positions

     Avnet has offered to make Robert Rodin, Marshall's President and Chief Executive Officer, an advisory member of Avnet's board of directors. In addition, Mr. Rodin has been offered a position as a senior executive officer of Avnet. Mr. Rodin has served as a director of Marshall since October 1992. He has been the President since June 1992 and the Chief Executive Officer since April 1994. He joined Marshall in 1983 and was promoted to Vice President in October 1988 and Senior Vice President in August 1989. In addition, Avnet is currently in discussions with other executive officers of Marshall concerning future employment with Avnet.

     Indemnification; Directors' and Officers' Insurance

     Avnet has agreed to indemnify each present and former Marshall officer and director to the fullest extent permitted by California law. Avnet has also agreed that it will maintain a policy of directors' and officers' liability insurance coverage for up to six years following the merger on terms no less advantageous than Marshall's existing insurance. See "The Merger
Agreement -- Additional Agreements -- Indemnification; Directors' and Officers' Insurance" on page 57.

PUBLIC TRADING MARKETS

     Marshall common stock is currently listed on the New York Stock Exchange under the symbol "MI." Upon consummation of the merger, Marshall common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934. Avnet common stock is currently listed on the New York Stock Exchange and the Pacific Exchange under the symbol "AVT" and will continue to be listed on both exchanges after the merger.

APPRAISAL RIGHTS

     If you hold Marshall common stock and you do not wish to accept the merger consideration, as described in this Joint Proxy Statement/Prospectus, then Chapter 13 (Sections 1300 through 1312) of the California General Corporation Law ("Chapter 13") provides that you may elect instead to receive cash in the amount of the "fair market value" of your shares (exclusive of any appreciation or depreciation in connection with the proposed merger) determined as of the day before the first announcement of the terms of the proposed merger if dissenters' rights are available. Dissenters' rights will be available if demands for payment are properly filed with Marshall with respect to 5% or more of Marshall's outstanding shares on or prior to the date of Marshall's special meeting of shareholders. The closing price of Marshall common stock on the New York Stock Exchange on June 25, 1999, the last trading day prior to the first announcement of the proposed merger, was $20.125 per share.

     Chapter 13 is set forth in its entirety in Appendix D to this Joint Proxy Statement/ Prospectus. If you wish to exercise your dissenters' rights or to preserve the right to do so, you should carefully review Appendix D. If dissenters' rights are available and you fail to comply with the procedures specified in Chapter 13 in a timely manner, you may lose your dissenters' rights. Because of the complexity of these procedures, you should seek the advice of counsel if you are considering exercising your dissenters' rights.

     If you wish to exercise your dissenters' rights under Chapter 13, you must satisfy each of the conditions described below:

     Demand for Purchase. You must deliver to Marshall or its transfer agent a written demand for purchase of your shares of Marshall common stock, and it must be received not later than the date of Marshall's special meeting of shareholders. This written demand is in addition to and separate from any proxy or vote against the principal terms of the merger. Merely voting against the approval of the principal terms of the merger will not constitute a demand for appraisal within the meaning of Chapter 13.

     The demand for purchase must be made in writing and must be mailed or delivered to either: Marshall Industries, 9320 Telstar, El Monte, California 91731, Attention: Henry Chin, or its transfer agent, First Union National Bank, 1525 West W.T. Harris Boulevard, 3C3, Charlotte, North Carolina 28288-1153,
Attention: Kristin Knapp. The demand must state the number and class of shares you hold of record that you demand to be purchased and the amount claimed to be the "fair market value" of those shares on June 25, 1999, the last trading day prior to announcement of the merger (exclusive of any appreciation or depreciation in connection with the proposed merger). The statement of the fair market value will constitute an offer by you to sell such dissenting shares at that price. You may not withdraw your demand for appraisal unless Marshall gives its consent.

     Vote Your Dissenting Shares Against the Merger. You must vote your dissenting shares against the merger.

     Submission of Stock Certificates. If it is determined that dissenters' rights are available, you must deliver your shares for endorsement (to be stamped or endorsed with a statement that the shares are dissenting shares) within 30 days after the date on which notice of shareholder approval of the merger is mailed to you by Marshall. The notice will be mailed by Marshall within 10 days after the approval of the merger and will contain a statement of the price which Marshall has determined to be the fair market value of Marshall common stock on the date prior to the first announcement of the merger. The statement of price will constitute an offer to purchase any dissenting shares at that price.

     Purchase of Shares. If you properly exercise your dissenters' rights and you and Marshall agree that the shares are dissenting shares and agree upon the price of the shares, you will be entitled to receive the fair market value of your shares of Marshall common stock on the date prior to the first announcement of the merger, plus interest at the legal rate on judgments from the date on which the fair market value of shares of Marshall common stock has been determined. Marshall will pay that amount within 30 days after agreement on the price or within 30 days after the statutory or contractual conditions to the merger are satisfied, whichever is later.

     Disagreement Regarding Dissenting Shares or Fair Market Value. If Marshall denies that the shares are dissenting shares or if you disagree with Marshall as to the calculation of "fair market value," you must file a petition in the Superior Court of the appropriate county demanding a determination of the fair market value of your shares of Marshall common stock. This petition must be filed by either you or Marshall within six months of the notice of approval of the merger described above. If a suit is filed to determine the fair market value of the shares of Marshall common stock, the costs of the action will be assessed or apportioned as the court concludes is equitable, provided that Marshall must pay all such costs if the value awarded by the court is more than 125% of the price offered by Marshall. You will continue to have all the rights and privileges incident to your dissenting shares until the fair market value of the shares is agreed upon or determined or you lose your dissenters' rights.

     If dissenters' rights are available and you properly demand appraisal of your shares of Marshall common stock under Chapter 13 but you fail to perfect or withdraw your right to appraisal, your shares of Marshall common stock will be converted as described in "The Merger Agreement -- Terms of the Merger" on page 52.

     You will lose your right to require Marshall to purchase your shares of Marshall common stock if (1) the merger agreement is terminated, (2) you transfer the dissenting shares prior to submitting them for endorsement as dissenting shares, (3) you and Marshall do not agree upon the status of the shares as dissenting shares or upon the purchase price, and neither files a complaint or intervenes in a pending action within six months after the date on which notice of approval of merger was mailed to shareholders or (4) with the consent of Marshall, you withdraw your demand for purchase.

     Dissenters' rights cannot be validly exercised by persons other than shareholders of record regardless of the beneficial ownership of the shares. If you are a beneficial owner of shares that are held of record by another person, such as a broker, a bank or a nominee, and you want to dissent from approval of the merger, you should instruct the record holder to follow the procedures in Appendix D for perfecting your dissenters' rights.

     IF YOU ARE CONSIDERING EXERCISING YOUR DISSENTERS' RIGHTS, YOU SHOULD BE AWARE THAT THE FAIR MARKET VALUE OF YOUR SHARES OF MARSHALL COMMON STOCK AS DETERMINED UNDER

CHAPTER 13 COULD BE GREATER THAN, THE SAME AS, OR LESS THAN THE MERGER CONSIDERATION. THE OPINION DELIVERED BY DLJ IS NOT AN OPINION AS TO FAIR MARKET VALUE UNDER CHAPTER 13.

     The foregoing is a summary of the provisions of Chapter 13 of the General Corporation Law of the Sate of California and is qualified in its entirety by reference to the full text of Chapter 13, which is included as Appendix D.

                              THE MERGER AGREEMENT

GENERAL

     At the effective time of the merger, Marshall will be merged into Avnet, the separate existence of Marshall will cease, and Avnet will be the surviving corporation and will continue to be governed by the laws of New York. The transaction is intended to qualify as a tax-free "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code.

TERMS OF THE MERGER

     At the effective time of the merger, a total of 8,308,182 shares of Marshall common stock will be converted into shares of Avnet common stock at an exchange ratio determined as described below. The merger agreement provides for the exchange ratio to be adjusted based upon the average closing price of Avnet common stock, defined as the average of the closing prices of Avnet common stock as reported on the New York Stock Exchange composite tape for the twenty consecutive trading days ending on the fifth trading day before the date of the Marshall special meeting, as follows:

     - if the average closing price is greater than $57.375, the exchange ratio will be 0.74772 of a share of Avnet common stock for each share of Marshall common stock;

     - if the average closing price is greater than $52.59375 and less than or equal to $57.375, the exchange ratio will be $42.90 divided by the average closing price;

     - if the average closing price is greater than or equal to $43.03125 and less than or equal to $52.59375, the exchange ratio will be 0.81569;

     - if the average closing price is greater than or equal to $38.25 but less than $43.03125, the exchange ratio will be $35.10 divided by the average closing price; and

     - if the average closing price is less than $38.25, the exchange ratio will be 0.91765.

     In case the average closing price is less than $38.25, either Avnet or Marshall will have the option to terminate the merger agreement unless Avnet agrees either (1) to increase the exchange ratio so that it is equal to $35.10 divided by the average closing price or (2) to make a cash payment equal to the difference between (A) $35.10 and (B) 0.91765 multiplied by the average closing price. Each share of Avnet common stock issued and outstanding immediately prior to the effective time will remain an issued and outstanding share of Avnet common stock after the merger.

     Marshall shareholders will have the option to elect to receive either $39.00 in cash or a number of shares of Avnet stock equal to the exchange ratio (determined as described above) for each share of Marshall common stock they hold. Because only 8,308,182 shares of Marshall common stock will be converted into shares of Avnet common stock, if Marshall shareholders elect to convert more than 8,308,182 shares of Marshall common stock into Avnet common stock, then the right to receive Avnet common stock will be prorated in the following manner:

     (1) a share proration factor will be calculated by dividing 8,308,182 by the number of shares of Marshall common stock that Marshall shareholders have elected to convert into Avnet common stock;

     (2) each Marshall shareholder electing to convert Marshall common stock into Avnet common stock will have the right to receive a number of shares of Avnet common stock equal to the product of the proration factor (calculated in (1) above) multiplied by the number of shares of Marshall common stock the shareholder elected to convert into Avnet common stock, rounded down to the nearest whole number; and

     (3) each remaining share of Marshall common stock will be converted into the right to receive $39 in cash.

     If, on the other hand, Marshall shareholders as a group elect to convert fewer than 8,308,182 shares of Marshall common stock into Avnet common stock, the right to receive $39 per share of Marshall common stock will be prorated in the following manner:

     (1) each share of Marshall common stock that Marshall shareholders elect to convert into Avnet common stock will be converted into the right to receive Avnet common stock;

     (2) an additional number of shares of Marshall common stock equal to the difference between 8,308,182 and the number of shares of Marshall common stock that Marshall shareholders elected to convert into Avnet common stock will be converted into the right to receive Avnet common stock;

     (3) each Marshall shareholder who did not elect to convert some or all of his or her shares into Avnet common stock will receive a pro rata amount (based on the number of Marshall shares that the shareholder elected not to convert into Avnet common stock) of the number of shares of Avnet common stock calculated in (2) above in exchange for the corresponding number of shares of Marshall common stock held by the shareholder that the shareholder elected not to convert into Avnet common stock; and

     (4) Avnet, however, will have the option to convert all shares subject to clause (2) above into cash, so long as such conversion does not prevent Marshall from receiving an opinion of counsel regarding the tax consequences of the merger as described in "Material Federal Income Tax Consequences of the Merger," on page 60.

     For example, if all Marshall shareholders elect to convert an aggregate of 12,000,000 shares of Marshall common stock into Avnet common stock, the share proration factor would be 0.69235 (or 8,308,182 divided by 12,000,000). Assuming you own 1,000 shares of Marshall common stock and you elect to convert all 1,000 shares to Avnet common stock, you would be permitted to convert 692 of your shares of Marshall common stock into Avnet common stock, and the remainder would be converted into the right to receive $39.00 per share. On the other hand, if Marshall shareholders elect to convert only 4,000,000 shares of Marshall common stock into Avnet common stock, an additional 4,308,182 shares of Marshall common stock will be converted into Avnet common stock. If you own 1,000 shares of Marshall common stock and did not elect to convert any of your shares into Avnet common stock, 659 of your shares would be converted into the right to receive $39.00 per share and the remainder would be converted into the right to receive Avnet common stock.

     Fractional shares of Avnet common stock will not be issued to Marshall shareholders pursuant to the merger agreement. Instead, Marshall shareholders will receive in lieu of any fractional shares of Avnet common stock an amount in cash (without interest) equal to the product obtained by multiplying (1) the fraction of a share of Avnet common stock to which the holder would otherwise be entitled and (2) the average of the closing prices for Avnet common stock for 20 consecutive trading days ending on the fifth trading day before the date of Marshall's special meeting.

CLOSING; EFFECTIVE TIME OF THE MERGER

     The merger agreement provides that the closing will take place on the second business day after satisfaction or waiver of the conditions set forth in the merger agreement, unless another time or date is agreed to by Marshall and Avnet. On the closing date, Avnet and Marshall will acknowledge and file certificates of merger with the Secretaries of State of California and New York. The merger will become effective when the certificates of merger are duly filed or such other time as is agreed upon by Avnet and Marshall and set forth in the certificates of merger.

CERTIFICATE OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION

     The merger agreement provides that the certificate of incorporation and bylaws of Avnet as in effect at the effective time will be the certificate of incorporation and bylaws of the surviving company.

DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION

     The merger agreement does not provide for any change in the directors and officers of the surviving corporation. Accordingly, the directors and officers of Avnet before the merger will remain the directors and officers of Avnet after the merger.

CONDITIONS OF THE MERGER

     The obligations of each of Marshall and Avnet to effect the merger are subject to the satisfaction or waiver, at or prior to the effective time, of the following conditions:

     - the approval of the merger agreement by the shareholders of Marshall and Avnet;

     - receipt of all approvals required by law, including foreign regulatory filings, and the expiration or termination of the waiting period applicable to the merger under the Hart-Scott-Rodino Antitrust Improvements Act;

     - the absence of any judgment, order, decree, statute, law, ordinance, rule or regulation by any court or other governmental entity that has the effect of preventing consummation of the merger or the other transactions contemplated by the merger agreement or is reasonably likely to have a material adverse effect on the combined businesses of Marshall and Avnet being in effect; and

     - the registration statement covering Avnet common stock having become effective under the Securities Act and no stop order with respect to the registration statement being in effect.

     The obligations of each of Avnet and Marshall are also subject to the satisfaction or waiver by each party of the following conditions:

     - the representations and warranties of the other party set forth in the merger agreement must be true and correct in all material respects both as of the date of the merger agreement and at and as of the closing date;

     - each party must be in compliance in all material respects with all covenants requiring compliance by that party prior to the closing;

     - each party must receive from its counsel an opinion stating that the merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that each of Marshall and Avnet will be a party to that reorganization; and

     - from the date of the merger agreement, the other party shall not have suffered a material adverse effect on its business, financial condition, results of operation, business prospects or properties.

     Avnet's obligations are also subject to the receipt by Marshall of consents from parties to certain material contracts of Marshall necessary to allow consummation of the merger.

     Marshall's obligations are also subject to the requirement that Avnet common stock distributed in connection with the merger be listed upon notice of issuance on the New York Stock Exchange.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties made by Marshall and Avnet, some of which are qualified as to materiality. Marshall represents and warrants to Avnet and Avnet represents and warrants to Marshall regarding the following matters, among others:

     - corporate existence;

     - corporate power and authority to execute, deliver and perform its obligations under the merger agreement;

     - that consummation of the merger will not result in a violation of its organizational documents or contracts to which it is a party, or violate any law, rule or regulation;

     - consents and approvals required by any governmental agency or other third party required in connection with consummation of the merger;

     - documents filed with the Securities and Exchange Commission, including financial statements, and the accuracy of information contained therein;

     - absence of certain material adverse events, changes or effects;

     - absence of pending suits, actions or other proceedings;

     - employee benefits;

     - certain tax matters;

     - brokers and finders; and

     - environmental matters.

     In addition, Marshall represents and warrants to Avnet regarding the following matters:

     - receipt of an opinion from its financial adviser; and

     - material contracts.

CERTAIN COVENANTS

     Conduct of Marshall's Business Prior to the Merger

     Marshall has agreed that from the date of the merger agreement to the effective time (unless Avnet otherwise agrees), among other things:

     - it will conduct its business in the ordinary course consistent with past practices and will use commercially reasonable efforts to preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities, keep available the services of its present officers and employees and preserve the goodwill of its customers, suppliers and others having business dealings with it;

     - it will not enter into any material transaction or commitment, dispose of or acquire material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices, implement any new employee benefit plans or amend existing plans, take action that would jeopardize its material supplier or customer relationships, enter into transactions or agreements with affiliates, enter into new borrowing arrangements in excess of specified amounts, except transactions in the ordinary course of business, make any tax election or make any changes in any method or period of accounting or any material change in any accounting policy, practice or procedure;

     - it will not declare or pay any dividends or make any other distributions in respect of its capital stock; and

     - it will not split, combine or reclassify its capital stock or issue, redeem or acquire any of its equity securities except for existing commitments.

     Agreement Not to Solicit Other Offers

     Marshall has also agreed that it will not, nor will it authorize or permit any of its directors, officers or employees or any investment banker, financial adviser, attorney, accountant or other representative retained by it, directly or indirectly, to solicit, initiate or take any other action designed to facilitate any inquiries or the making of any proposal intended to lead to an acquisition or purchase of any stock or assets of Marshall, provided that Marshall may:

     - comply with Securities and Exchange Commission rules with respect to a tender offer;

     - provide nonpublic information to a third party seeking to initiate discussions or negotiations regarding a transaction the board of directors of Marshall believes is reasonably capable of being completed and is more favorable to Marshall shareholders than the merger with Avnet, so long as the board of directors of Marshall has received written advice from O'Melveny & Myers LLP that such action may be necessary for the Marshall board to act in a manner consistent with its fiduciary duties under applicable law.

ADDITIONAL AGREEMENTS

     Access to Information

     Each of Marshall and Avnet has agreed to afford to the other party and its officers, directors, employees, accountants, counsel, financial advisers and other representatives reasonable access during normal business hours during the period prior to the effective time to all their respective properties, books, contracts, personnel and records and all other information concerning such party as the other party may reasonably request.

     Stock Options

     As of June 25, 1999, Marshall had issued 1,796,795 options to purchase shares of Marshall common stock. In general, under Marshall's stock option plans, all outstanding options under the plans will become vested and fully exercisable upon the approval of the merger by Marshall's shareholders. However, certain individuals may have different results with respect to the acceleration of vesting of options as a result of agreements they have entered into with Marshall. Upon completion of the merger, Avnet will convert each option to purchase Marshall common stock that is not exercised before the merger becomes effective into an option to purchase a number of shares of Avnet common stock equal to the number of shares covered by the Marshall option multiplied by the exchange ratio for the merger (as described on page 52) at an option price equal to the option price of the Marshall stock option divided by the exchange ratio.

     Marshall Benefit Plans

     When the merger is completed, Avnet will offer benefit plans to former employees of Marshall who become employed by Avnet which, in the aggregate, are no less favorable than benefits offered by Avnet to its own employees.

     Indemnification; Directors' and Officers' Insurance

     Avnet has agreed to indemnify each present and former director and officer of Marshall and their respective subsidiaries to the full extent permitted by California law. Avnet also has agreed that it will maintain a policy of directors' and officers' liability insurance coverage for up to six years following the merger on terms no less advantageous than Marshall's existing insurance.

TERMINATION

     The merger agreement may be terminated at any time before the effective time, whether before or after approval by shareholders, by the mutual written consent of

Marshall and Avnet. It may also be terminated by either Marshall or Avnet without consent of the other if:

     - the merger has not been consummated by December 31, 1999 unless due to failure by the party seeking termination to perform any of its obligations;

     - the Marshall shareholders or the Avnet shareholders do not adopt the merger agreement at their respective special meetings; or

     - if the average closing price of Avnet common stock during the 20 trading days ending five days before the Marshall special meeting is less than $38.25, and Avnet does not agree to either (1) increase the exchange to $35.10 divided by the average closing price or (2) make a cash payment to Marshall shareholders receiving Avnet shares equal to $35.10 minus the product of 0.74772 and the average closing price; or

     - any governmental entity of competent jurisdiction shall have issued a final non-appealable order denying, enjoining or otherwise prohibiting the consummation of the merger agreement.

     The merger agreement also provides that it may be terminated at any time prior to the effective time, whether before or after adoption by shareholders, by Avnet or Marshall if there shall have been a material breach of any of the representations and warranties or a material breach of any covenant, agreement, condition or obligation contained in the merger agreement and the breach or failure of the covenant, agreement, condition or obligation is not cured within ten days following receipt by the breaching party of written notice of the breach from the other party or which is incapable of being cured.

     Avnet may terminate the merger agreement if Marshall's board of directors withdraws or modifies its approval or recommendation of the merger agreement or recommends another offer for the purchase of Marshall's common stock.

     Marshall may also terminate the merger agreement if Marshall has received a superior proposal which its board of directors determines is more favorable to its shareholders than the merger with Avnet and the board is advised in writing by O'Melveny & Myers LLP that failure to terminate the merger agreement with Avnet and accept the superior proposal could violate the duty of the board of directors to protect the interests of Marshall shareholders under applicable law.

     In the event of termination of the merger agreement pursuant to the termination provisions described above, the merger agreement will become void and have no effect, without any liability or obligation on the part of either party thereto; provided that the termination will not relieve a breaching party from liability for any willful breach of the merger agreement or the obligations of the Marshall and Avnet to indemnify the other party with respect to the registration statement of which this Joint Proxy Statement/ Prospectus is a part.

TERMINATION FEES AND EXPENSES

     Whether or not the merger is consummated, all fees and expenses incurred in connection with the merger agreement and the merger and the other transactions contemplated by the merger agreement will be paid by the party incurring such expense.

     The merger agreement provides that Marshall will pay Avnet a termination fee of $30 million in cash if the merger agreement is terminated for one of the following reasons:

          - the merger agreement is not approved by Marshall shareholders and the shareholders are aware of another acquisition proposal; or

          - the board of directors of Marshall withdraws or modifies its approval or recommendation of the merger agreement or recommends another offer for the purchase of Marshall common stock; or

          - the board of directors of Marshall has received a superior proposal for the purchase of Marshall common stock that it determines is more favorable to Marshall shareholders, and O'Melveny & Myers LLP has advised the board of directors that failure to terminate the merger agreement with Avnet could violate the duty of the board of directors to protect the interests of Marshall shareholders under applicable law.

AMENDMENT, EXTENSION AND WAIVER

     The merger agreement may be amended by Marshall and Avnet, at any time before or after the Marshall shareholders or the Avnet shareholders adopt the merger agreement, by means of a written agreement. However, after adoption of the merger agreement by the respective shareholders of each party, the merger agreement cannot be amended in any way that would have a material adverse effect on shareholders of Avnet of Marshall or by law requires further approval of such shareholders without obtaining such further approval.

     At any time prior to the effective time, Marshall or Avnet may extend the time for performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or in any document delivered pursuant to the merger agreement or waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement of extension or waiver must be in writing.

             MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code, applicable treasury regulations thereunder and administrative rulings and judicial authority as of the date of this Joint Proxy Statement/Prospectus. All of the foregoing are subject to change, possibly with retroactive effect, and any change could affect the continuing validity of the discussion. The discussion and the opinions of Sullivan & Cromwell and O'Melveny & Myers LLP assume that holders of shares of Avnet common stock and Marshall common stock hold such shares as capital assets. Further, the discussion does not address the tax consequences that may be relevant to a particular shareholder subject to special treatment under certain federal income tax laws, such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, tax-exempt organizations, foreign persons, persons that hold Avnet common stock or Marshall common stock as part of a straddle or conversion transaction and persons who acquired shares of Avnet common stock or Marshall common stock through the exercise of employee stock options or rights or otherwise as compensation or through a tax-qualified retirement plan. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Tax Opinions. It is intended that the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code. Avnet has received an opinion of Sullivan & Cromwell, and Marshall has received an opinion of O'Melveny & Myers LLP (together with Sullivan & Cromwell, "tax counsel") that, based on the assumptions and conditions stated therein, the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Avnet and Marshall will each be a party to that reorganization within the meaning of Section 368(b) of the Code. It is a condition to the obligation of each of Avnet and Marshall to complete the merger that the relevant tax counsel confirm its opinion as of the closing date. These opinions will not be binding on the Internal Revenue Service (the "Service"), and there can be no assurance that the IRS will agree with the conclusions expressed in the opinions. The opinions are and will be based in part upon certain assumptions and certain representations made by Marshall and Avnet customarily made and given in transactions of this type.

     Tax Consequences of the Merger. In the opinion of Sullivan & Cromwell, counsel to Avnet, and O'Melveny & Myers LLP, counsel to Marshall, assuming that the assumptions and representations described in the preceding paragraph are true and complete as of the effective time, the merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and each of Marshall and Avnet will be a party to that reorganization within the meaning of 368(b) of the Code. As a result, subject to the following three paragraphs below and in general, (1) no gain or loss will be recognized by a holder of Marshall common stock as a result of the conversion of shares of Marshall common stock into shares of Avnet common stock pursuant to the merger, (2) the aggregate tax basis of the shares of Avnet common stock received in the merger will be the same as the aggregate tax basis of the shares of Marshall common stock converted and (3) the holding period of the shares of Avnet common stock received in the merger will include the holding period of shares of Marshall common stock converted.

     Cash Received as Part of the Merger Consideration. If a holder of shares of Marshall common stock receives cash as part of the merger consideration, such holder will recognize gain (but not loss) equal to the lesser of (i) the holder's total gain realized in all of its shares of Marshall common stock and (ii) the amount of the cash. This gain will generally be capital gain, and will be long-term capital gain if the holder's holding period for federal income tax purposes is more than one year. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum tax rate of 20%. The aggregate tax basis of the shares of Avnet common stock received in the merger by a Marshall shareholder who receives cash as part of the merger consideration will be the same as the aggregate tax basis of the converted shares of Marshall common stock, reduced by the cash received and increased by the amount of gain recognized.

     Cash Received as All of the Merger Consideration. If a holder of shares of Marshall common stock receives cash as all of the merger consideration, such holder will recognize his or her full gain or loss.

     Cash Received in Lieu of Fractional Shares. If a holder of shares of Marshall common stock receives cash in lieu of a fractional share of Avnet common stock, this fractional share interest will be treated as having been distributed to the holder, and the cash amount will be treated as received in redemption of the fractional share interest. In general, the holder will recognize capital gain or loss equal to the cash amount received for the fractional share reduced by the portion of the holder's tax basis in shares of Marshall common stock surrendered that is allocable to the fractional share interest in Avnet common stock. The capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional share interest for federal income tax purposes is more than one year. Long-term capital gain of a non-corporate U.S. shareholder is generally subject to a maximum tax rate of 20%.

     THE PRECEDING STATEMENTS DO NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. MARSHALL AND AVNET SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements have been prepared to illustrate the effect of the merger of Marshall into Avnet and include Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended April 2, 1999 and the year ended June 26, 1998 and an Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 2, 1999. The pro forma financial statements are based on the historical consolidated financial statements of Avnet and the historical financial statements of Marshall.

     The Unaudited Pro Forma Condensed Consolidated Statements of Income for the nine months ended April 2, 1999 and the year ended June 26, 1998 assume that the merger had been consummated as of the first day of the fiscal years presented, and the Unaudited Pro Forma Condensed Consolidated Balance Sheet as of April 2, 1999 assumes that the merger was consummated on April 2, 1999.

     The pro forma adjustments are based on the merger agreement and related agreements which provide for Marshall shareholders to receive cash or Avnet stock for their shares of Marshall common stock. For purposes of preparing the unaudited pro forma condensed consolidated financial statements, the value of the Avnet common stock to be issued is based upon Avnet's last reported sale price per share of $47.8125 on June 25, 1999 and on the total number of shares of Marshall common stock outstanding on June 25, 1999, 16,616,364, plus the number of shares of Marshall common stock assumed to be issued upon exercise of options prior to the effective time of the merger, 926,000. The price per share of Avnet common stock and the number of shares of Marshall common stock outstanding are subject to change. As a result, the actual purchase price may differ significantly from that presented herein. The estimated aggregate amount to be allocated to the assets acquired consists of (in thousands):

Avnet common shares issued to Marshall
  shareholders.......................................  $324,020
Cash paid to Marshall shareholders...................   360,133
Estimated costs and expenses of the merger...........    12,600
                                                       --------
                                                       $696,753
                                                       ========

     The pro forma adjustments are based on preliminary estimates, which are derived from available information and certain assumptions. Although Avnet believes, based on available information, that the fair values and allocation of the merger consideration included in the unaudited pro forma condensed consolidated financial statements are reasonable estimates, final purchase accounting adjustments will be made on the basis of evaluations and estimates made after the effective time. As a result, the final allocation of costs related to the merger may differ significantly from that presented herein. The Unaudited Pro Forma Condensed Consolidated Statements of Income exclude any potential benefits that might result from the acquisition due to synergies that may be derived and from the elimination of any duplicate costs. In addition, the pro forma adjustments do not reflect possible acquisition related costs relating to restructuring, integration, abandonment of assets and other similar items, which could result in significant other charges. The unaudited pro forma condensed consolidated financial statements do not purport to be indicative of the results that actually would have occurred if the merger occurred on the dates indicated or of results which may be obtained in the future. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the notes to the pro forma condensed consolidated financial statements and the historical consolidated financial statements and accompanying notes for Avnet and Marshall which are incorporated by reference in this Joint Proxy Statement/ Prospectus.

                      AVNET, INC. AND MARSHALL INDUSTRIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                        FOR THE YEAR ENDED JUNE 26, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The following unaudited pro forma condensed consolidated statement of income for the fiscal year ended June 26, 1998 assumes that the merger was completed as of June 28, 1997.

                                             YEAR ENDED JUNE 26, 1998
                              -------------------------------------------------------
                                                           PRO FORMA
                                AVNET       MARSHALL     ADJUSTMENTS(A)    PRO FORMA
                              ----------   ----------    --------------    ----------
Sales.......................  $5,916,267   $1,461,363                      $7,377,630
Cost of sales...............   4,935,848    1,232,026                       6,167,874
                              ----------   ----------                      ----------
Gross profit................     980,419      229,337                       1,209,756
Operating expenses..........     709,243      163,556      $   5,863(b)       878,662
                              ----------   ----------      ---------       ----------
Operating income............     271,176       65,781         (5,863)         331,094
Interest expense............     (39,988)      (7,189)       (27,811)(c)      (74,988)
Other income (expense),
  net.......................       2,363         (291)                          2,072
Gain on disposition.........      33,795           --                          33,795
                              ----------   ----------      ---------       ----------
Income before taxes.........     267,346       58,301        (33,674)         291,973
Income taxes................     115,922       24,958        (11,375)(d)      129,505
                              ----------   ----------      ---------       ----------
Net income..................  $  151,424   $   33,343(e)   $ (22,299)      $  162,468
                              ==========   ==========      =========       ==========
Earnings per share(f):
  Basic.....................  $     3.85                                   $     3.52
                              ==========                                   ==========
  Diluted...................  $     3.80                                   $     3.49
                              ==========                                   ==========
Shares used to compute
  earnings per share(f):
  Basic.....................      39,375                                       46,152
                              ==========                                   ==========
  Diluted...................      39,823                                       46,600
                              ==========                                   ==========

                      AVNET, INC. AND MARSHALL INDUSTRIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE NINE MONTHS ENDED APRIL 2, 1999
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

     The following unaudited pro forma condensed consolidated statement of income for the nine months ended April 2, 1999 assumes that the merger was completed as of June 27, 1998.

                                           NINE MONTHS ENDED APRIL 2, 1999
                                ------------------------------------------------------
                                                            PRO FORMA
                                  AVNET       MARSHALL    ADJUSTMENTS(A)    PRO FORMA
                                ----------   ----------   --------------    ----------
Sales.........................  $4,707,731   $1,289,513                     $5,997,244
Cost of sales.................   4,003,243    1,089,113                      5,092,356
                                ----------   ----------                     ----------
Gross profit..................     704,488      200,400                        904,888
Operating expenses............     547,008      155,583      $  4,398(b)       706,989
                                ----------   ----------      --------       ----------
Operating income..............     157,480       44,817        (4,398)         197,899
Interest expense..............     (39,468)     (12,184)      (14,066)(c)      (65,718)
Other income (expense), net...       1,658       (1,955)                          (297)
                                ----------   ----------      --------       ----------
Income before taxes...........     119,670       30,678       (18,464)         131,884
Income taxes..................      51,742       14,704        (5,779)(d)       60,667
                                ----------   ----------      --------       ----------
Net income....................  $   67,928   $   15,974      $(12,685)      $   71,217
                                ==========   ==========      ========       ==========
Earnings per share(f):
  Basic.......................  $     1.90                                  $     1.68
                                ==========                                  ==========
  Diluted.....................  $     1.88                                  $     1.66
                                ==========                                  ==========
Shares used to compute
  earnings per share(f):
  Basic.......................      35,736                                      42,513
                                ==========                                  ==========
  Diluted.....................      36,093                                      42,870
                                ==========                                  ==========

                      AVNET, INC. AND MARSHALL INDUSTRIES
                 PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF APRIL 2, 1999
                                 (IN THOUSANDS)
                                  (UNAUDITED)

     The following unaudited pro forma condensed consolidated balance sheet as of April 2, 1999 assumes that the merger was completed at that date.

                                                AS OF APRIL 2, 1999
                                ---------------------------------------------------
                                                           PRO FORMA
                                  AVNET       MARSHALL    ADJUSTMENTS    PRO FORMA
                                ----------    --------    -----------    ----------
Assets:
  Current assets:
     Cash and interest-bearing
       investments............  $   73,110    $  2,881     $(42,225)(a)  $   33,766
     Receivables..............     909,320     218,537                    1,127,857
     Inventories..............   1,044,841     345,277                    1,390,118
     Other....................      43,815      28,195                       72,010
                                ----------    --------     --------      ----------
       Total current assets...   2,071,086     594,890      (42,225)      2,623,751
  Property, plant & equipment
     at cost, net.............     175,727      41,411                      217,138
  Goodwill....................     484,488     118,602      290,758(b)      893,848
  Investments in
     unconsolidated
     affiliates...............          --      42,688      (28,823)(b)      13,865
  Other assets................      64,009       4,202        2,600(c)       70,811
                                ----------    --------     --------      ----------
       Total assets...........  $2,795,310    $801,793     $222,310      $3,819,413
                                ==========    ========     ========      ==========
Liabilities:
  Current liabilities:
     Borrowings due within one
       year...................  $      270    $ 16,250     $(16,250)(d)         270
     Accounts payable.........     438,245     167,505                      605,750
     Accrued expenses and
       other..................     136,232      32,578                      168,810
                                ----------    --------     --------      ----------
       Total current
          liabilities.........     574,747     216,333      (16,250)        774,830
Long-term debt, less due
  within one year.............     920,048     168,000      332,000(d)    1,420,048
                                ----------    --------     --------      ----------
       Total liabilities......   1,494,795     384,333      315,750       2,194,878
                                ----------    --------     --------      ----------
Shareholders' equity:
  Common stock................      44,382      16,616       (9,839)(e)      51,159
  Additional paid-in
     capital..................     435,016      41,019      276,224(e)      752,259
  Retained earnings...........   1,394,866     362,647     (362,647)(f)   1,394,866
  Cumulative translation
     adjustments..............     (40,585)       (610)         610(f)      (40,585)
  Valuation adjustment........          --      (2,212)       2,212(f)           --
  Common stock held in
     treasury.................    (533,164)         --                     (533,164)
                                ----------    --------     --------      ----------
       Total shareholders'
          equity..............   1,300,515     417,460      (93,440)      1,624,535
                                ----------    --------     --------      ----------
       Total liabilities and
          shareholders'
          equity..............  $2,795,310    $801,793     $222,310      $3,819,413
                                ==========    ========     ========      ==========

                          NOTES TO UNAUDITED PRO FORMA

                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                    ($ IN THOUSANDS, EXCEPT PER SHARE DATA)

1. AVNET HISTORICAL FINANCIAL DATA

     The historical data presented represents the statements of income of Avnet for the fiscal year ended June 26, 1998 and the nine months ended April 2, 1999 and the balance sheet of Avnet as of April 2, 1999.

2. MARSHALL HISTORICAL FINANCIAL DATA

     The historical data presented represents the balance sheet of Marshall as of February 28, 1999, and the statements of income for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999. The statements of income for the fiscal year ended May 31, 1998 exclude an extraordinary gain from the termination of a joint venture amounting to $14,615 after tax, or $0.87 per share on a diluted basis. In addition, the amount included in the line entitled "Interest expense and other" on Marshall's statements of income for the fiscal year ended May 31, 1998 and the nine months ended February 28, 1999 which is not interest expense has been reclassified to "Other income (expense), net" on the Pro Forma Condensed Consolidated Statements of Income included in this Joint Proxy Statement/Prospectus. Fiscal 1998 and 1999 amounts reflect the acquisition of Sterling Electronic Corporation as of January 16, 1998.

3. PRO FORMA ADJUSTMENTS -- CONDENSED CONSOLIDATED STATEMENTS OF INCOME

     (a) Avnet expects to achieve operating efficiencies from the merger. It is anticipated that cost savings will result principally from such areas as warehousing, sales facilities, administration, operations and computer systems. Such anticipated cost savings have not been reflected in the accompanying pro forma condensed consolidated financial statements.

         In addition, the pro forma condensed consolidated statements of income do not reflect any sales attrition which may result from the merger or the portion of costs of the integration into Avnet of the Marshall business which will be charged to operations in fiscal 2000. Such one-time costs, which cannot be accurately estimated at this time, represent only those integration expenses related to Avnet. Costs related to Marshall as a result of the integration, which also cannot be accurately estimated at this time, will eventually be included in goodwill.

     (b) Adjustment to reflect: (1) the incremental amortization of estimated goodwill determined on a straight-line basis over 40 years resulting from the purchase accounting related to the merger amounting to $5,603 and $4,203, respectively, for the fiscal year ended June 26, 1998 and the nine months ended April 2, 1999 and (2) the amortization of deferred financing costs resulting from proposed borrowings discussed in Note (c) below amounting to $260 and $195, respectively, for the fiscal year ended June 26, 1998 and the nine months ended April 2, 1999. The amount of the incremental amortization of estimated goodwill takes into account the fact that the Marshall historical statements of income already include amortization of goodwill which will be part of the goodwill recorded by Avnet once the merger is consummated.

                          NOTES TO UNAUDITED PRO FORMA

     (c) Adjustment to reflect the net increase in interest expense, based upon a presumption of, but not a commitment for, the execution of the two transactions described below:

                                                  YEAR ENDED      NINE MONTHS ENDED
                                                 JUNE 26, 1998      APRIL 2, 1999
                                                 -------------    -----------------
                                                           (IN THOUSANDS)
        Proposed issuance of $400,000 of
          ten-year senior notes at an assumed
          interest rate of 7.50% and short-term
          borrowings of $100,000 at an assumed
          interest rate of 5.00%...............     $35,000            $26,250
        Elimination of interest on certain
          Marshall debt which is assumed
          repaid...............................      (7,480)           (14,139)
                                                    -------            -------
        Net increase in interest expense            $27,520            $12,111
                                                    =======            =======

       A 1/8% change in interest rates will result in a change in interest expense of $625 per annum.

     (d) The income tax impact, assuming an effective tax rate of 40.525%, applied to the deductible pro forma adjustments to the condensed consolidated statements of income described above. (Note: the amortization of goodwill described in note (b)(1) above is not tax benefitted.)

     (e) For the 12 months ended May 31, 1998, Marshall's net income is before extraordinary items.

     (f) Assumes the issuance of 6,777,000 shares of Avnet common stock to consummate the merger.

4. PRO FORMA ADJUSTMENTS -- CONDENSED CONSOLIDATED BALANCE SHEET

     (a) Adjustments to reflect: (1) proceeds from issuance of new debt, net of related debt issuance costs ($497,400), (2) cash received from the exercise of Marshall stock options assumed to be exercised in connection with the merger ($17,358), (3) payment of the cash portion of the merger consideration ($360,133), (4) repayment of certain Marshall debt discussed in Note (c) to the condensed consolidated statements of income (borrowings due within one year $16,250 and long-term debt $168,000) and (5) payment of direct costs associated with the merger ($12,600).

                          NOTES TO UNAUDITED PRO FORMA

     (b) Adjustments to reflect the increase in cost in excess of net assets acquired attributable to the merger, as follows:

                                                                   (IN THOUSANDS)
                                                                   --------------
        Components of purchase price:
        Common stock portion of merger consideration.............     $324,020
        Cash portion of merger consideration.....................      360,133
        Estimated direct costs related to the merger (excludes
          write-off of assets and liabilities to be incurred as a
          result of the integration of Marshall into Avnet, the
          amount of which cannot be accurately estimated at this
          time)..................................................       12,600
                                                                      --------
                                                                       696,753
        Less:
        Book value of net assets acquired including cost in
          excess of net assets acquired on the books of Marshall
          amounting to $147,425..................................      417,460
        Proceeds from exercise of Marshall options in connection
          with the merger........................................       17,358
                                                                      --------
        Cost in excess of net assets acquired....................     $261,935
                                                                      ========

        Note -- The total incremental goodwill on Avnet resulting from this transaction is $409,360 ($261,935 indicated above and the $147,425 on the books of Marshall).

     (c) Adjustment to reflect debt issuance costs associated with new borrowings.

     (d) Adjustment to reflect (1) retirement of certain Marshall debt (borrowings due within one year $16,250 and long-term debt $168,000) and (2) proposed issuance of debt in connection with the merger as discussed in Note (c) to the condensed consolidated statements of income ($500,000).

     (e) Adjustment to reflect: (1) issuance of Avnet common stock in exchange for Marshall common stock assuming a market value per share of Avnet common stock of $47.8125 as described on page 52 (common stock $6,777 and additional paid-in capital $317,243), (2) the exercise of Marshall stock options (common stock $926 and additional paid-in capital $16,432) and (3) elimination of Marshall common stock and additional paid-in capital (common stock $17,542 and additional paid-in capital $57,451).

     (f) Adjustment to reflect the elimination of Marshall retained earnings, cumulative translation adjustments and valuation adjustment.

                       DESCRIPTION OF AVNET COMMON STOCK

     The holders of shares of Avnet's common stock have equal rights to dividends from funds legally available therefor when, as and if declared by Avnet's Board of Directors, and are entitled, upon liquidation, to share ratably in any distribution in which holders of common stock participate. The common stock is not redeemable, has no preemptive or conversion rights and is not liable for assessments or further calls. The holders of shares of Avnet's common stock are entitled to one vote for each share at all meetings of shareholders.

     The Transfer Agent and Registrar for Avnet's Common Stock is the Bank of New York. Avnet's common stock is listed on the New York Stock Exchange and the Pacific Exchange.

                      DESCRIPTION OF MARSHALL COMMON STOCK

     Each share of Marshall common stock is equal in all respects to every other share of Marshall common stock. Holders of Marshall common stock are entitled to one vote for each share held of record on each matter submitted to shareholders. Upon giving notice as required by law, a shareholder is entitled to cumulate votes for the election of directors (that is, cast for any one or more candidates a number of votes equal to the number of shareholders' shares multiplied by the number of directors to be elected). Subject to preferences that may be applicable to any shares of preferred stock outstanding at that time, holders of Marshall common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of legally available funds and to share equally, on a per share basis, in all assets of Marshall remaining after satisfaction of all liabilities in the event of dissolution and liquidation. Common shareholders do not have preemptive rights to subscribe for common stock or other securities of Marshall and do not have any rights to convert their common stock into any other securities. All outstanding shares of common stock are fully paid and nonassessable.

                        COMPARISON OF SHAREHOLDER RIGHTS

     In connection with the merger, Marshall shareholders may elect to receive common stock of Avnet and, even if they have not elected to receive Avnet common stock, may receive common stock of Avnet if fewer than 8,308,182 Marshall shares are elected to be converted into the right to receive Avnet common stock. Marshall is a California corporation, and Avnet is a New York corporation. The Marshall articles of incorporation and bylaws differ from those of Avnet in significant ways. Because of differences between California and New York law and the differences in the charter documents of Marshall and Avnet, the rights of holders of Marshall common stock will change if they receive Avnet common stock.

     Copies of the Marshall or Avnet charter documents are available upon request. See "Where You Can Find More Information" on page 77.

     Below is a summary of some of the material differences between California and New York law and the charter documents of Marshall and Avnet. It is not practical to summarize all differences in this Joint Proxy Statement/Prospectus, but some of the principal differences which could materially affect the rights of Marshall shareholders include the following:

CUMULATIVE VOTING

     Marshall. California law requires corporations to provide for cumulative voting in the election of directors unless the articles of incorporation are amended to eliminate cumulative voting. No such amendment was adopted by Marshall.

     Avnet. Although New York law permits corporations to provide for cumulative voting, Avnet does not do so.

CLASSIFIED BOARD OF DIRECTORS

     Marshall. Under California law, a corporation may divide its board of directors into as many as three classes, and directors can be elected to serve staggered terms. However, Marshall has not elected to divide its directors into classes.

     Avnet. New York law permits New York corporations to divide the directors into as many as four classes. However, Avnet has not elected to do so.

REMOVAL OF DIRECTORS

     Marshall. Under California law and the Marshall charter documents, the holders of at least 10% of the outstanding shares of any class of stock may initiate a court action to remove any director for cause. In addition, any or all of the directors of a California corporation may be removed without cause by the affirmative vote of a majority of the outstanding shares entitled to vote. However, no director may be removed, unless the entire board is removed, when the votes cast against removal would be sufficient to elect the director if voted cumulatively at an election at which the same total number of votes were cast and the entire number of the directors authorized at the time of the director's most recent election were then being elected.

     Avnet. Under New York law, shareholders may remove any or all directors for cause. New York law also allows directors to be removed without cause if provided in the certificate of incorporation. The Avnet certificate of incorporation authorizes any or all of the directors to be removed with or without cause at any time by the vote of the holders of a majority of the stock of Avnet and provides that the terms of the removed directors shall forthwith terminate.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

     Marshall. Under California law, unless otherwise provided in the charter or by-laws and except for a vacancy created by the removal of a director, vacancies on the board of directors may be filled by approval of the board. In addition, any vacancy not filled by the directors and any vacancies on the board resulting from the removal of directors may be filled by approval of the shareholders. The Marshall by-laws provide that vacancies on the board, including those existing as a result of a removal of a director, may be filled by a majority of the remaining directors. The shareholders may elect a director at any time to fill any vacancy not filled by the directors.

     Avnet. Pursuant to New York law, newly created directorships resulting from an increase in the number of directors and vacancies arising for any reason except removal of directors without cause may be filled by vote of the board of directors. The Avnet by-laws provide that if the office of any director becomes vacant for any reason, the directors in office, whether or not constituting a quorum, may choose a successor for the remainder of the unexpired term by majority vote, or the vacancy may be filled by the shareholders at any meeting thereof. The by-laws also provide that vacancies resulting from the removal of directors by the shareholders with or without cause shall be filled by the shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Marshall. Under California law, a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action, other than an action by or in the right of the corporation to procure a judgment in its favor, against expenses, judgments, fines and settlements if that person acted in good faith and in a manner that person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In addition, a corporation has the power to indemnify, with certain exceptions, any agent who is a party to any action by or in the right of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if that person acted in good faith and in a manner that person believed to be in the best interests of the corporation and its shareholders. An agent of a corporation for purposes of California law includes directors, officers and employees of such corporation. The indemnification authorized by California law is not exclusive and a corporation may grant its directors certain additional rights to indemnification.

     The Marshall restated articles of incorporation and by-laws provide that Marshall shall indemnify to the maximum extent of the law each of its directors against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with a proceeding arising by reason that such person is a director of Marshall. The indemnification rights are not exclusive of other indemnification rights to which a director or officer may be entitled.

     Avnet. New York law permits a corporation to indemnify any person made or threatened to be made a party to any action or proceeding, other than one by or on behalf of the corporation to procure a judgment in its favor, by reason of the fact that he or she was a director or officer of the corporation, provided such director or officer acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. In the case of shareholder derivative suits, the corporation may indemnify any person by reason of the fact that he or she was a director or officer of the corporation if he or she acted in good faith for a purpose which he or she reasonably believed to be in the best interests of the corporation, except that no indemnification may be made in respect of (i) a threatened action or a pending action which is settled or otherwise disposed of or (ii) any claim, issue or matter as to which such person has been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or if no action was brought any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

     The indemnification rights described above are not exclusive of other indemnification rights to which a director or officer may be entitled, if contained in the certificate of incorporation or by-laws, or, when authorized, by a resolution of shareholders, a resolution of directors or an agreement providing for such indemnification. However, no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. Any person who has been successful on the merits or otherwise in the defense of a civil or criminal action or proceeding shall be entitled to indemnification. Except as provided in the preceding sentence, or ordered by a court pursuant to New York law, any indemnification provided under New York law described in the above paragraphs shall be made by the corporation only if authorized in the specific case, and after a finding that the director or officer met the requisite standard of conduct by the disinterested directors if a quorum is available, or in the event a quorum of disinterested directors is not available or an available quorum so directs, by either the board of directors upon the written opinion of independent legal counsel, or by the shareholders.

AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

     Marshall. Under California law, amendments to the charter of a corporation generally require approval by vote of the directors and the holders of a majority of outstanding shares entitled to vote thereon and, where their rights are affected, by the holders of a majority of the outstanding shares of a class, whether or not such class is entitled to vote thereon by the provision of the charter.

     Avnet. Under New York law, an amendment or change of the certificate of incorporation may be authorized by vote of the board of directors, followed by vote of the holders of a majority of all outstanding shares entitled to vote thereon; provided that whenever the certificate of incorporation requires action by vote of a greater number or proportion than is required by New York law, the provision of the certificate of incorporation requiring the greater vote may not be amended except by such greater vote. Certain categories of amendments which adversely affect the rights of any holders of shares of a class of stock must be authorized by a majority of the votes of all outstanding shares of the class.

AMENDMENT OF BY-LAWS

     Marshall. Under California law, by-laws may be adopted, amended or repealed either by the vote of a majority of the outstanding shares or by the approval of the board of directors except (1) if the number of directors is set forth in the charter, in which case this number may be changed only by an amendment to the charter, and (2) after the issuance of shares, a by-law specifying or changing a fixed number of directors or the maximum or minimum number or changing from a fixed to a variable board or vice versa may be adopted by approval only of the outstanding shares with specific vote requirements in certain instances. The Marshall by-laws provide that the by-laws may be amended either by approval of the outstanding shares or by the approval of the board of directors.

     Avnet. New York law provides that the by-laws of a corporation may be amended or repealed by a majority of votes cast by shares entitled to vote. If provided for in the certificate of incorporation, the by-laws may also be amended or repealed by the board of directors. The Avnet certificate of incorporation includes a provision authorizing the board of directors to adopt, amend or repeal by-laws.

POWER TO CALL SPECIAL SHAREHOLDERS MEETINGS

     Marshall. California law provides that a special meeting of shareholders may be called by the board of directors, the chairman of the board, the president or the holders of shares entitled to cast not less than 10% of the votes at the meeting or such additional persons as may be provided in the charter or by-laws. Under California law and the Marshall charter, a quorum for a special meeting of shareholders is a majority of the shares entitled to vote.

     Avnet. Under New York law, a special meeting of shareholders may be called by the board of directors and by such person or persons as may be authorized to do so in the certificate of incorporation or by-laws. In addition, if an annual shareholder meeting has not been held for a certain period of time and a sufficient number of directors were not elected to conduct the business of the corporation, the board must call a special meeting for the election of directors. If the board fails to do so, or sufficient directors are not elected within a certain period of time, holders of ten percent (10%) of the votes of the shares entitled to vote in an election of directors may call a special meeting for such an election. The Avnet by-laws provide that special meetings of shareholders may be called by the Board of Directors or the Chairman of the Board and shall be called by the Chairman of the Board, President or Secretary at the written request of shareholders owning 75% of the shares entitled to vote at the meeting.

ACTIONS BY WRITTEN CONSENT OF SHAREHOLDERS

     Marshall. Under California law, unless otherwise provided in the articles of incorporation, any action which may be taken at a meeting of shareholders may also be taken by the written consent of the holders of at least the same number of outstanding shares as would be necessary to take such action at a meeting at which all shares entitled to vote were present and voted, except that the election of directors by written consent requires the unanimous consent of all shares entitled to vote. The Marshall articles of incorporation do not prevent action by written consent of the shareholders.

     Avnet. New York law provides that any action which may be taken by shareholders by vote may be taken without a meeting by written consent, signed by holders of all outstanding shares entitled to vote, or if authorized by the certificate of incorporation, by holders of the minimum number of shares necessary to authorize the action at a meeting of shareholders at which all shares entitled to vote are present and voted. The Avnet certificate of incorporation does not authorize shareholders to act by less than unanimous written consent.

INSPECTION OF SHAREHOLDERS' LIST

     Marshall. California law allows any shareholder to inspect a corporation's shareholders' list for a purpose reasonably related to such person's interest as a shareholder. In addition, California law provides an absolute right to inspect and copy the corporation's shareholders' list to persons holding an aggregate of 5% or more of a corporation's voting shares, or shareholders holding an aggregate of 1% or more of such shares who have filed a Schedule 14A with the Securities and Exchange Commission.

     Avnet. New York law provides that any shareholder of record has the right to examine in person or by agent the record of shareholders for any purpose reasonably related to such person's interest as a shareholder.

DIVIDENDS AND REPURCHASES OF SHARES

     Marshall. California law dispenses with the concepts of par value of shares as well as statutory definitions of capital and surplus. Generally, a California corporation may pay dividends or repurchase shares out of retained earnings. Dividends or repurchases of shares may also be made if, immediately after giving effect thereto, the sum of (1) the assets (excluding goodwill and certain other assets) of the corporation are at least equal to 1.25 times its liabilities (excluding certain deferred credits) and (2) the current assets of the corporation are at least equal to its current liabilities or, if the average of the earnings of the corporation before taxes and interest expense for the two preceding fiscal years were less than the average of the interest expense of such corporation for such fiscal years, at least equal to 1.25 times its current liabilities. There are exceptions to the foregoing rules for repurchases of shares in connection with certain rescission actions or pursuant to certain employee stock plans.

     Avnet. Under New York law, dividends may be declared or paid and other distributions may be made out of surplus only, so that the net assets of the corporation remaining after a dividend or distribution must at least equal the amount of the corporation's stated capital. A corporation may declare and pay dividends or make other distributions except when the corporation is currently insolvent or would thereby be made insolvent or when the declaration, payment or distribution would be contrary to any restrictions contained in its certificate of incorporation.

APPROVAL OF CERTAIN BUSINESS COMBINATIONS AND REORGANIZATIONS

     Marshall. California law requires approval of the board of directors and a majority of shares outstanding for mergers, exchanges, sales of assets or share exchange tender offers. California law generally requires that, unless all shareholders of a class or series consent, each share of a class or series of any party to a merger must be treated equally with respect to any distribution of cash, property, rights or securities.

     Avnet. Under New York law, two-thirds of the votes of all outstanding shares entitled to vote thereon are required to approve mergers, consolidations, share exchanges or sales, leases or other dispositions of all or substantially all the assets of a corporation if not made in the usual or regular course of business. New York law was amended in 1998 to permit a New York corporation to reduce the required vote to a majority of the outstanding shares, but Avnet has not done so.

BUSINESS COMBINATION FOLLOWING A CHANGE IN CONTROL

     Marshall. California law provides generally that if a tender offer or a written proposal for certain business combinations is made to some or all of a corporation's shareholders by an "interested party," an affirmative written opinion as to the fairness of the consideration to such shareholders must be delivered. An "interested party" is generally a control person of the target corporation, an entity directly or indirectly controlled by an officer or director of such corporation or an entity in which a material financial interest is held by any director or executive officer of such corporation.

     Avnet. New York law prohibits any business combination (defined to include a variety of transactions, including mergers, consolidations, sales or dispositions of assets, issuances of stock, liquidations, reclassifications and the receipt of certain benefits from the corporation, including loans or guarantees) with, involving or proposed by any interested shareholder (defined generally as any person that beneficially owns, directly or indirectly, 20% or more of the outstanding voting stock of a New York corporation or any person that is an affiliate or associate of a New York corporation and at any time within the past five years was a beneficial owner of 20% or more of the outstanding voting stock) for a period of five years after the date on which the interested shareholder first became an interested shareholder, unless the transaction is approved by the board of directors prior to the date on which the interested shareholder became an interested shareholder. After this five-year period, a business combination between a New York corporation and the interested shareholder is prohibited unless either certain "fair price" provisions are complied with or the business combination is approved by a majority of the outstanding voting stock not beneficially owned by the interested shareholder. There is exempted from these prohibitions any business combination with an interested shareholder that is approved by the board of directors before the date on which the interested shareholder became an interested shareholder. Under New York law, corporations may elect not to be governed by the statute described above, but Avnet's certificate of incorporation does not contain such an election.

DISSENTERS' APPRAISAL RIGHTS

     Marshall. California law relating to dissenters' rights of appraisal are described under the caption "The Merger -- Appraisal Rights" on page 49.

     Avnet. Under New York law, any shareholder of a corporation has the right to obtain payment for the fair value of the shareholder's shares in the event of
(i) certain amendments or changes to the certificate of incorporation adversely affecting the rights of the shareholder, (ii) certain mergers or consolidation of the corporation if the shareholder is entitled to vote thereon, (iii) a merger or consolidation where the shareholder is not entitled to vote or if the shareholder's shares will be canceled or exchanged for cash or other consideration other than shares of the surviving or consolidated corporation or another corporation, (iv) certain sales, leases, exchanges or other dispositions of all or substantially all of the assets of the corporation which require shareholder approval other than a transaction solely for cash, and (v) certain share exchanges. However, no appraisal rights will be available in a merger to a shareholder of the surviving corporation whose rights are not adversely affected or whose shares were, at the record date to vote on the plan of merger, either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

                                    EXPERTS

     The consolidated financial statements of Marshall at May 31, 1999 and 1998, and for each of the three years in the period ended May 31, 1999, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements and schedules of Avnet as of June 26, 1998 and June 27, 1997 and for the three years in the period ended June 26, 1998, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports.

                               VALIDITY OF SHARES

     The validity of the Avnet common stock to be issued pursuant to the merger agreement will be passed upon by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004.

                ADDITIONAL INFORMATION FOR MARSHALL SHAREHOLDERS

INDEPENDENT AUDITORS WILL BE PRESENT AT SPECIAL MEETING

     Representatives of Arthur Andersen LLP are expected to be present at the Marshall special meeting and will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

     Marshall has not scheduled an annual meeting for 1999 due to the pending merger. Assuming the merger is completed, no 1999 annual meeting will be held for Marshall. If the merger is not consummated, an annual meeting of shareholders would be held in early calendar year 2000. In the event that such a meeting is held, any proposals of Marshall shareholders intended to be included in the Marshall proxy statement for such meeting would have to be received by Marshall at its corporate headquarters, 9320 Telstar Avenue, El Monte, California 91731-2895 a reasonable time before Marshall begins to print and mail its proxy materials with respect to such meeting.

     Shareholder proposals submitted outside the processes of Rule 14a-8 under the Securities Exchange Act of 1934 (i.e., a proposal to be presented at the next annual meeting of Marshall shareholders but not submitted for inclusion in the Marshall proxy statement for that meeting) must be timely submitted. Until further notice, to be timely with respect to the annual meeting (if one is held), a shareholder's notice of business to be brought before that annual meeting would have to be received in writing by Marshall at its principal executive office not less than thirty (30) days nor more than ninety (90) days prior to that annual meeting. The notice must also contain some additional information required by Marshall's by-laws and otherwise comply with applicable legal requirements.

                      WHERE YOU CAN FIND MORE INFORMATION

     Avnet has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act that registers the distribution to the Marshall shareholders of the Avnet common stock to be issued in the merger. The Registration Statement, including the attached exhibits and schedules, contains additional relevant information about Avnet common stock. The rules and regulations of the Securities and Exchange Commission allow us to omit certain information included in the Registration Statement from this Joint Proxy Statement/Prospectus.

     In addition, Marshall and Avnet file reports, proxy statements and other information with the Commission under the Exchange Act. You may read and copy this information at the following locations of the Commission:

  Public Reference Room     New York Regional Office   Chicago Regional Office
  450 Fifth Street, N.W.      7 World Trade Center         Citicorp Center
        Room 1024                  Suite 1300          500 West Madison Street
  Washington, D.C. 20549    New York, New York 10048          Suite 1400
                                                          Chicago, Illinois
                                                              60661-2511

     You may also obtain copies of this information by mail from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. Further information on the operation of the Securities and Exchange Commission's Public Reference Room in Washington, D.C. can be obtained by calling the Securities and Exchange Commission at 1-800-SEC-0330.

     The Securities and Exchange Commission also maintains an Internet world wide web site that contains reports, proxy statements and other information about issuers, such as Marshall and Avnet, who file electronically with the Securities and Exchange Commission. The address of that site is http://www.sec.gov.

     You can also inspect reports, proxy statements and other information about Marshall and Avnet at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005 and, in the case of Avnet, the offices of the Pacific Stock Exchange, Inc., 301 Pine Street, San Francisco, California 94104.

     The Securities and Exchange Commission allows us to "incorporate by reference" information into this Joint Proxy Statement/Prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this Joint Proxy Statement/Prospectus, except for any information superseded by information in this Joint Proxy Statement/Prospectus. This Joint Proxy Statement/Prospectus incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission. These documents contain important information about our companies and their finances.

MARSHALL COMMISSION FILINGS (FILE NO.   PERIOD OR DATE FILED
  1-5441)                               --------------------------------------
--------------------------------------
Annual Report on Form 10-K              Year ended May 31, 1999

AVNET COMMISSION FILINGS (FILE NO.      PERIOD OR DATE FILED
  1-4224)                               --------------------------------------
--------------------------------------
Annual Report on Form 10-K              Fiscal Year ended June 26, 1998
Quarterly Reports on Form 10-Q          Quarters ended October 2, 1998,
                                        January 1, 1999 and April 2, 1999
Current Reports on Form 8-K             Filed on August 5, 1998, August 21,
                                        1998, September 16, 1998 and May 6,
                                        1999

     Marshall and Avnet also incorporate by reference additional documents that either company may file with the Securities and Exchange Commission between the date of this Joint Proxy Statement/Prospectus and the date of the Marshall special meeting or the Avnet special meeting, as applicable. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Marshall has supplied all information contained or incorporated by reference in this Joint Proxy Statement/Prospectus relating to Marshall, and Avnet has supplied all such information relating to Avnet.

                                                                      APPENDIX A

                              AMENDED AND RESTATED

                                   AGREEMENT

                                      AND

                                 PLAN OF MERGER

                                  DATED AS OF

                                 JUNE 25, 1999

                                 BY AND BETWEEN

                                  AVNET, INC.

                                      AND

                              MARSHALL INDUSTRIES

                               TABLE OF CONTENTS

                                                                    PAGE
                                                                    ----
                               ARTICLE I
                               THE MERGER

1.1   The Merger..................................................     1
1.2   Closing.....................................................     1
1.3   Effective Time..............................................     2
1.4   Certificate of Incorporation................................     2
1.5   By-Laws.....................................................     2
1.6   Officers and Directors......................................     2
1.7   Conversion of Shares........................................     2
1.8   Cash and Share Elections....................................     3
1.9   Proration...................................................     4
1.10  Surrender of Shares; Transfer Books.........................     5
1.11  Dissenting Shares...........................................     7
1.12  Company Options.............................................     8
1.13  Affiliates..................................................     8
                               ARTICLE II
               REPRESENTATIONS AND WARRANTIES OF COMPANY

2.1   Organization; Subsidiaries..................................     8
2.2   Capitalization..............................................     9
2.3   Authority; Validity.........................................     9
2.4   No Conflict.................................................    10
2.5   Consents....................................................    10
2.6   Financial Statements; SEC Filings...........................    10
2.7   Tax Matters.................................................    11
2.8   Absence of Certain Changes or Events........................    12
2.9   Material Contracts; Customers and Suppliers.................    12
2.10  Title and Related Matters...................................    13
2.11  Employee Benefit Plans......................................    13
2.12  Employment Agreements.......................................    16
2.13  Legal Proceedings...........................................    16
2.14  Compliance with Law; Accuracy of Certain Information........    16
2.15  Accuracy of Joint Proxy Statement and Other Information.....    16
2.16  Insurance...................................................    16
2.17  Environmental Matters.......................................    17
2.18  Intangible Property.........................................    17
2.19  Fairness Opinion............................................    17
2.20  No Brokers or Finders.......................................    17

                                                                    PAGE
                                                                    ----
                              ARTICLE III
                REPRESENTATIONS AND WARRANTIES OF BUYER

3.1   Organization................................................    18
3.2   Authority; Validity.........................................    18
3.3   No Conflict.................................................    18
3.4   Consents....................................................    18
3.5   Legal Proceedings...........................................    18
3.6   Financial Statements, SEC Filings...........................    18
3.7   Buyer's Financing...........................................    19
3.8   Tax Returns.................................................    19
3.9   No Material Adverse Effect..................................    20
3.10  Employee Benefit Plans......................................    20
3.11  Compliance with Law.........................................    20
3.12  Accuracy of Proxy Statement and Other Information...........    20
3.13  Environmental Matters.......................................    20
3.14  No Brokers or Finders.......................................    20
                               ARTICLE IV
                               COVENANTS

4.1   Access and Information......................................    21
4.2   Governmental Filings........................................    21
4.3   Consents and Approvals......................................    22
4.4   Meetings of Shareholders; Registration Statement; Listing
      Application.................................................    22
      (a) Meetings of Shareholders................................    22
      (b) Joint Proxy Statement; Registration Statement...........    22
      (c) Indemnification.........................................    23
      (d) Listing Application.....................................    23
4.5   Conduct of Company Business.................................    23
      (a) Ordinary Course.........................................    23
      (b) Charter Documents.......................................    24
      (c) Dividends...............................................    24
      (d) Stock...................................................    24
4.6   SEI Shareholders Agreement..................................    24
4.7   Repayment of Debt...........................................    24
4.8   Publicity...................................................    24
4.9   Notification of Defaults and Adverse Events.................    24
4.10  Satisfy Conditions to Closing...............................    25
4.11  Termination Fee.............................................    25
4.12  Anti-takeover Statutes......................................    25
4.13  Indemnification; Insurance..................................    25
      (a) Indemnification.........................................    25
      (b) Insurance...............................................    26
4.14  Employee Benefits...........................................    26
4.15  No Solicitation.............................................    26

                                                                    PAGE
                                                                    ----
                               ARTICLE V
                               CONDITIONS

5.1   Conditions to Obligations of Company and Buyer..............    27
      (a) Approval................................................    27
      (b) Approval from Government Entities.......................    28
      (c) Absence of Governmental Litigation......................    28
      (d) Effectiveness of Registration Statement.................    28
5.2   Conditions to Obligations of Buyer..........................    28
      (a) Representations and Compliance..........................    28
      (b) Tax Opinion.............................................    28
      (c) No Material Adverse Effect..............................    28
      (d) Material Contracts......................................    28
5.3   Conditions to Obligations of Company........................    29
      (a) Representations and Compliance..........................    29
      (b) Tax Opinion.............................................    29
      (c) Listing.................................................    29
      (d) No Material Adverse Effect..............................    29
                               ARTICLE VI
                   TERMINATION, AMENDMENT AND WAIVER

6.1   Termination and Abandonment.................................    29
6.2   Effect of Termination.......................................    30
6.3   Amendment...................................................    31
6.4   Extension;Waiver............................................    31
                              ARTICLE VII
                             MISCELLANEOUS

7.1   Termination of Representations and Warranties...............    31
7.2   Expenses....................................................    31
7.3   Remedies....................................................    31
7.4   Notices.....................................................    31
7.5   Further Assurances..........................................    32
7.6   Assignability...............................................    32
7.7   Governing Law...............................................    32
7.8   Interpretation..............................................    32
7.9   Counterparts................................................    32
7.10  Integration.................................................    32
                              ARTICLE VIII
                              DEFINITIONS

8.1   Definitions.................................................    32

                                   SCHEDULES

Schedule 2.1(b)    Capitalization of Company and Company's Subsidiaries
Schedule 2.2(a)    Rights to Purchase Company Common Stock and Capital Stock
Schedule 2.4       Company Required Consents
Schedule 2.7       Certain Tax Matters
Schedule 2.8       Certain Events -- Company
Schedule 2.9       Material Contracts; Customers and Suppliers
Schedule 2.9(ii)   Certain Principal Customers and Suppliers
Schedule 2.10      Certain Property or Assets
Schedule 2.11(a)   Company Employee Benefit Plans
Schedule 2.11(b)   Certain Company Benefit Plan Operation
Schedule 2.11(d)   Certain Company Benefit Plan Contributions
Schedule 2.11(e)   Certain Company Benefit Plan Matters
Schedule 2.11(i)   Certain Company Benefits
Schedule 2.12      Employment Agreements
Schedule 2.13      Legal Proceedings
Schedule 2.14      Compliance with Law
Schedule 2.14(ii)  Accuracy of Certain Information
Schedule 2.16      Company Insurance Policies
Schedule 2.17      Certain Environmental Matters
Schedule 2.18      Intangible Property
Schedule 4.5       Conduct of Company Business
Schedule 5.2(d)    Required Company Consents
Schedule 6.1(h)    Form of SEI Waiver

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     THIS AMENDED AND RESTATED AGREEMENT (this "AGREEMENT") is entered into as of June 25, 1999 by and between Avnet, Inc., a New York corporation ("BUYER"), and Marshall Industries, a California corporation ("COMPANY").

                                    RECITALS

     WHEREAS, the Board of Directors of Buyer and the Board of Directors of Company have each determined that it is in the respective best interests of Buyer and Company for Buyer to acquire Company through the merger of Company with and into Buyer upon the terms and subject to the conditions set forth herein;

     WHEREAS, the Parties originally entered into an Agreement and Plan of Merger on June 25, 1999 (the "ORIGINAL AGREEMENT");

     WHEREAS, the Parties desire to amend and restate in its entirety the Original Agreement effective as of June 25, 1999, the date of the Original Agreement; and

     WHEREAS, Buyer and Company desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and prescribe various conditions to the Merger (as such term is defined below).

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the foregoing premises and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) Company will be merged with and into Buyer and the separate corporate existence of Company will thereupon cease (the "MERGER"). Buyer will be the surviving corporation in the Merger (sometimes hereinafter referred to as the "SURVIVING CORPORATION") and will continue to be governed by the laws of the State of New York. The separate corporate existence of Buyer with all its rights, privileges, immunities, powers and franchises will continue unaffected by the Merger and Buyer will succeed to all of the rights and properties of Company and will be subject to all of the debts and liabilities of Company.

     1.2 Closing. The closing of the transactions contemplated hereby (the "CLOSING") will take place (i) at the offices of O'Melveny & Myers LLP, 1999 Avenue of the Stars, Suite 700, Los Angeles, California 90067 at 10:00 A.M., Los Angeles time on the second business day after the day on which the last of the conditions set forth in ARTICLE V is fulfilled or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as Buyer and Company may agree.

     1.3 Effective Time. Subject to the provisions of this Agreement and provided that this Agreement has not been terminated or abandoned pursuant to
ARTICLE VI, certificates of merger (the "CERTIFICATES OF MERGER") shall be duly prepared, executed and verified by each of Company and Buyer, and thereafter delivered, to the Secretary of State of New York for filing in accordance with
Section 907(d) of the New York Business Corporation Law ("NYBCL") and the Secretary of State of California in accordance with Section 1103 of the California General Corporations Law (the "CA CODE"), on the Closing Date. The Merger will become effective immediately upon the filing of the Certificates of Merger (or, if the Certificates of Merger provide for a subsequent time for effectiveness, at the time thereafter so provided in the Certificates of Merger); the time of such effectiveness is hereinafter referred to as the "EFFECTIVE TIME"; and the date of such effectiveness is hereinafter referred to as the "EFFECTIVE DATE."

     1.4 Certificate of Incorporation. The Certificate of Incorporation of Buyer in effect at the Effective Time will be the Articles of Incorporation of the Surviving Corporation until duly amended in accordance with the terms thereof and the applicable provisions of the NYBCL.

     1.5 By-Laws. The By-Laws of Buyer in effect at the Effective Time will be the By-Laws of the Surviving Corporation until duly amended in accordance with the terms thereof and the applicable provisions of the NYBCL.

     1.6 Officers and Directors. The officers and directors of the Surviving Corporation will remain as such until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

     1.7 Conversion of Shares. Except as otherwise provided herein and subject to proration as provided in SECTION 1.9, at the Effective Time, each outstanding share of common stock, par value $1.00 per share, of Company (the "COMPANY COMMON STOCK"), (other than shares canceled pursuant to this SECTION 1.7) shall be converted into the following (the "MERGER CONSIDERATION"):

          (a) for each share of Company Common Stock with respect to which an election to receive common stock of Buyer ("BUYER STOCK") has been effectively made and not revoked or lost pursuant to SECTION 1.8(c), (d) and (e) ("ELECTING SHARES"), the right to receive a number of fully paid and nonassessable shares of Buyer Stock (a "NON-CASH ELECTION SHARE") equal to the Exchange Ratio; and

          (b) for each share of Company Common Stock other than Electing Shares, the right to receive in cash from Buyer following the Merger an amount equal to $39.00 (the "CASH ELECTION PRICE").

          (c) For purposes of calculating the Exchange Ratio in SECTION 1.7(a), the term "CLOSING PRICE" means the average of the closing trade prices of Buyer Stock for the twenty consecutive trading days ending on the fifth trading day before the date of the meeting of Company's shareholders to vote with respect to the Merger (the "Company Shareholders Meeting") and reported on the New York Stock Exchange Composite Tape. The Exchange Ratio shall be as follows:

             If the Closing Price is:

                  (A) greater than or equal to $43.03125 and less than or equal to $52.59375, then the Exchange Ratio shall be .81569;

                  (B) greater than $52.59375 and less than or equal to $57.375, then the Exchange Ratio shall be $42.90 divided by the Closing
             Price;

                  (C) greater than $57.375, then the Exchange Ratio shall be
             .74772;

                  (D) greater than or equal to $38.25 but less than $43.03125, then the Exchange Ratio shall be $35.10 divided by the Closing Price; and

                  (E) less than $38.25, then the Exchange Ratio shall be .91765.

          (d) Any shares of Company Common Stock held at the Effective Time by Company or Buyer or their wholly-owned subsidiaries (other than shares held in trust) will be canceled (the "CANCELED SHARES").

          (e) Before the Effective Time, Buyer and Company will jointly estimate the amount of cash which may be required to be paid with respect to Dissenting Shares. Based on such estimate, the respective percentages of cash and Buyer Stock comprising the Merger Consideration (with corresponding changes, if applicable, to the Cash Proration Factor and Non-Cash Proration Factor) will be appropriately adjusted to the extent required in connection with the issuance of the opinions referred to in SECTIONS 5.2(b) and 5.3(b).

     1.8  Cash and Share Elections.

     (a) Each person who, on or before the Election Date referred to in (c) below, is a record holder of shares of Company Common Stock and who does not demand dissenters' rights in accordance with the CA Code will be entitled, with respect to all or any portion of his shares, to make an unconditional election (a "NON-CASH ELECTION") on or before such Election Date to receive Non-Cash Election Shares, on the basis hereinafter set forth.

     (b) Before the mailing of the Joint Proxy Statement, Buyer will appoint The Bank of New York or another bank or trust company to act as exchange agent (the "EXCHANGE AGENT") for the payment of the Merger Consideration.

     (c) Company will, subject to any required clearance by the SEC, mail a form of election, which form will be prepared by Buyer subject to the reasonable approval of Company (the "FORM OF ELECTION"), with the Joint Proxy Statement to the record holders of Company Common Stock as of the record date for the Company Shareholders Meeting which Form of Election will be used by each record holder of shares of Company Common Stock who wishes to elect to receive Non-Cash Election Shares upon conversion of any or all of such holder's shares of Company Common Stock in the Merger, subject to the provisions of SECTION 1.9. Company will use its best efforts to make the Form of Election and the Joint Proxy Statement available to all persons who become holders of Company Common Stock during the period between such record date and the Election Date. Any such holder's election to receive Non-Cash Election Shares will have been properly made only if the Exchange Agent has received at its designated office, by 5:00 p.m., New York City time on the business day next preceding the date of the Company Shareholders Meeting (the "ELECTION DATE"), a Form of Election properly completed and signed.

     (d) Any Form of Election may be revoked by the shareholder submitting it to the Exchange Agent only by written notice received by the Exchange Agent before 5:00 p.m., New York City time, on the Election Date. In addition, all Forms of Election will automatically be revoked if the Exchange Agent is notified in writing by Company and Buyer that the Merger has been abandoned.

     (e) The determination of the Exchange Agent will be binding on whether or not elections to receive Non-Cash Election Shares have been properly made or revoked pursuant to this SECTION 1.8 and when elections and revocations were received by it. If the Exchange Agent determines that any election to receive Non-Cash Election Shares was not properly made with respect to shares of Company Common Stock, such shares will be treated by the Exchange Agent as shares that were not Electing Shares at the Effective Time, and such shares will be converted in the Merger into the right to receive cash pursuant to SECTION 1.7(b). The Exchange Agent will also make all computations as to the allocation and the proration contemplated by SECTION 1.9, and any such computation will be conclusive and binding on the holders of shares of Company Common Stock. The Exchange Agent may, with the mutual agreement of Company and Buyer, make such rules as are consistent with this SECTION 1.8 for the implementation of the elections provided for herein as are necessary or desirable fully to effect such elections.

     1.9  Proration.

     (a) Notwithstanding SECTION 1.7 and subject to SECTION 6.1(j), the aggregate number of shares of Company Common Stock to be converted into the right to receive Buyer Stock at the Effective Time (the "NON-CASH ELECTION NUMBER") will be equal to 8,308,182.

     (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share will be converted into the right to receive Non-Cash Election Shares or cash in accordance with the terms of SECTION 1.7 in the following manner:

          (1) A proration factor (the "NON-CASH PRORATION FACTOR") will be determined by dividing the Non-Cash Election Number by the total number of Electing Shares.

          (2) The number of Electing Shares covered by each Non-Cash Election to be converted into the right to receive Non-Cash Election Shares will be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election rounded down to the nearest whole number.

          (3) All electing Shares, other than those shares converted into the right to receive Non-Cash Election Shares in accordance with SECTION 1.9(b)(2), will be converted into the right to receive cash (on a consistent basis among shareholders who made the election referred to in
     SECTION 1.7(a), pro rata in accordance with the number of shares as to which they made such election) as if such shares were not Electing Shares in accordance with the terms of SECTION 1.7(b).

     (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

          (1) all Electing Shares will be converted into the right to receive Buyer Stock in accordance with the terms of SECTION 1.7(a);

          (2) shares of Company Common Stock other than Electing Shares will be converted into the right to receive Non-Cash Election Shares in accordance with the terms of SECTION 1.7 in the following manner:

             (i) a proration factor (the "CASH PRORATION FACTOR") will be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of shares of Company Common Stock other than Electing Shares; and

             (ii) the number of shares of Company Common Stock in addition to Electing Shares to be converted into the right to receive Non-Cash Election Shares will be determined by multiplying the Cash Proration Factor by the total number of shares other than Electing Shares rounded down to the nearest whole number; and

          (3) shares of Company Common Stock subject to clause (2) of this paragraph (c) will be converted into the right to receive Non-Cash Election Shares in accordance with SECTION 1.7(a) (on a consistent basis among shareholders who held shares of Company Common Stock as to which they did not make the election referred to in SECTION 1.7(a), pro rata in accordance with the number of shares as to which they did not make such election); provided, however, that Buyer shall have the option in its sole discretion to require that all shares of Company Common Stock subject to clause (2) of this paragraph (c) be converted into cash so long as such election does not result in Company being unable to receive the tax opinion required by paragraph (b) of SECTION 5.3.

     1.10  Surrender of Shares; Transfer Books.

     (a) Exchange Agent. Buyer will furnish the Exchange Agent forthwith upon request with such number of shares of Buyer Stock and such amount of cash as the Exchange Agent shall require in order to transmit the Merger Consideration to shareholders surrendering their certificates for Company Common Stock in accordance with paragraph (b) of this SECTION 1.10.

     (b) Exchange Procedures for Shares of Company Common Stock. As soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented shares of Company Common Stock shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to a certificate or certificates representing the number of full shares of Buyer Stock, if any, to be received by the holder thereof pursuant to this Agreement and the amount of cash, if any, which the holder of such shares has the right to receive pursuant to this Agreement and the cash, if any, payable in lieu of any fractional shares. The Exchange Agent will accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there will be no further transfer on the records of the Surviving Corporation or its transfer agent of certificates representing shares of Company Common Stock which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented to the Surviving Corporation for transfer, they will be canceled against delivery of cash and, if appropriate, certificates for Non-Cash Election Shares. If any certificate for such Non-Cash Election Shares is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Company Common

Stock surrendered for exchange is registered, it will be a condition of such exchange that the certificate so surrendered will be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange will pay to the Surviving Corporation or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Non-Cash Election Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Surviving Corporation or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this
SECTION 1.10(b), each certificate for shares of Company Common Stock which have been converted into the right to receive the Merger Consideration will be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by SECTION 1.7. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Non-Cash Election Shares.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Non-Cash Election Shares with a record date after the Effective Time will be paid to the holder of any unsurrendered certificate of shares of Company Common Stock with respect to the Non-Cash Election Shares to be received in respect thereof and no cash payment in lieu of fractional shares will be paid to any such holder pursuant to SECTION 1.10(e) until the surrender of such certificate in accordance with this ARTICLE I. Subject to the effect of applicable laws, following surrender of any such certificate, there will be paid to the holder of the certificate representing whole Non-Cash Election Shares issued in connection therewith, without interest,
(i) at the time of such surrender the amount of any cash payable in lieu of a fractional share of Non-Cash Election Shares to which such holder is entitled pursuant to SECTION 1.10(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Non-Cash Election Shares, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but before such surrender and a payment date subsequent to such surrender payable with respect to such whole Non-Cash Election Shares.

     (d) No Further Ownership Rights in Company Common Stock Exchanged For Cash. All Merger Consideration paid upon the surrender for exchange of certificates representing shares of Company Common Stock in accordance with the terms of this
ARTICLE I (including any cash paid pursuant to SECTION 1.10(e)) will be deemed to have been issued and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock exchanged therefore represented by such certificates.

     (e) No Fractional Shares; Exchange Agent.

          (1) No Fractional Shares. No certificates or scrip representing fractional shares of Non-Cash Election Shares will be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation after the Merger, and

          (2) Cash Payment in Lieu of Fractional Shares. Notwithstanding any other provision of this Agreement, no certificates or scrip representing fractional shares of Buyer Stock will be issued upon the surrender for exchange of certificates and such fractional shares will not entitle the owner thereof to vote. Each record holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash

     Election Share (after taking into account all shares of Company Common Stock delivered by such holder) will receive, in lieu thereof, a cash payment (without interest) in lieu of such fractional share in any amount equal to the product of such fraction multiplied by the average of the closing trade prices of Buyer Stock for the twenty consecutive trading days ending on the fifth trading day before the date of the Company Shareholders Meeting and reported on the New York Stock Exchange Composite Tape.

          (3) Termination of Exchange Agent's Duties. Any holders of shares of Company Common Stock before the Merger who have not complied with this
     ARTICLE I within six months after the Effective Time will thereafter look only to Buyer for payment of the Merger Consideration.

          (4) No Liability. None of Buyer, Company or the Exchange Agent will be liable to any person in respect of any shares of Non-Cash Election Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of Company Common Stock immediately before the Effective Time have not been surrendered before one year after the Effective Time or immediately before such earlier date on which any cash, if any, in lieu of fractional shares of Non-Cash Election Shares, any dividends or distributions with respect to Non-Cash Election Shares in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of Buyer, free and clear of all claims or interest of any person previously entitled thereto.

     1.11  Dissenting Shares.

     (a) If required under the CA Code, notwithstanding any other provision of this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and which are held by shareholders who have voted against the Merger and who shall have demanded properly in writing appraisal for such shares in accordance with the CA Code and who shall not have withdrawn such demand or otherwise have forfeited appraisal rights (collectively, the "DISSENTING SHARES") shall not be converted into or represent the right to receive the Merger Consideration. Such shareholders shall be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of the CA Code, except that all Dissenting Shares held by shareholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of Company Common Stock under the CA Code shall thereupon be deemed to have been converted into and to have become exchangeable, as of the Effective Time, for the right to receive, without any interest thereon, the Merger Consideration, upon surrender, in the manner provided in
SECTION 1.10, of the certificate or certificates that formerly evidenced such shares of Company Common Stock.

     (b) Company shall give Buyer (i) prompt notice of any demands for appraisal received by Company, withdrawals of such demands, and any other instruments served pursuant to the CA Code and received by Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the CA Code. Company shall not, except with the prior written consent or Buyer, make any payment with respect to any demands for appraisal, or offer to settle, or settle, any such demands.

     1.12 Company Options. At the Effective Time, all issued and outstanding Company Options shall be converted into options to purchase such number of shares of Buyer Stock as are equal to the respective numbers of shares of Company Common Stock issuable thereon multiplied by the Exchange Ratio, at an option price determined by dividing the respective option prices at which shares of Company Common Stock may be purchased upon exercise thereof by the Exchange Ratio, and upon such other terms and conditions as are contained in such Company Options. Buyer agrees to register the shares of Buyer Stock issuable upon exercise of Company Options under the Securities Act of 1933 as promptly as practicable after the Closing Date.

     1.13 Affiliates. Certificates representing Buyer Stock issued to any person deemed by Buyer to be an "affiliate," for purposes of Rule 145 under the Securities Act, of Company ("COMPANY AFFILIATES") will bear an appropriate restrictive legend. Within 90 days from the date of this Agreement, Company will deliver to Buyer a list of all persons who are then Company Affiliates. Company will promptly amend or supplement this list as changes occur. Company will cause each person named in any such list, amendment or supplement and any other person that Buyer considers to be a Company Affiliate to deliver promptly to Buyer a letter substantially in the form of ANNEX A.

                                   ARTICLE II

                   REPRESENTATIONS AND WARRANTIES OF COMPANY

     Company hereby represents and warrants to Buyer that:

     2.1  Organization; Subsidiaries.

     (a) Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and, except as set forth in
SCHEDULE 2.1(b), each of its subsidiaries is either a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or a limited partnership duly formed and validly existing under the laws of the State of Texas or a Dutch limited liability company validly existing under the laws of the Netherlands and, except as set forth in SCHEDULE 2.1(b), each of the foregoing is in good standing as a foreign corporation or limited partnership, as the case may be, qualified to do business in each jurisdiction where the properties owned, leased or operated, or the business conducted by it require such qualification, except for such failure to so qualify or to be in such good standing, which is not reasonably likely to have a Company Material Adverse Effect. Each of Company and its subsidiaries has the requisite corporate or partnership power and authority to carry on its respective businesses as they are now being conducted.

     (b) SCHEDULE 2.1(b) lists all subsidiaries of Company and correctly sets forth the capitalization of each such subsidiary, the jurisdiction in which Company and each such subsidiary is organized or formed and each jurisdiction in which Company and each such subsidiary is qualified or licensed to do business as a foreign corporation or limited partnership. SCHEDULE 2.1(b) correctly lists the current directors and executive officers of Company and of each of its subsidiaries. True, correct and complete copies of the respective charter documents of Company and each of its subsidiaries as in effect on the date hereof have been delivered to Buyer.

     (c) All outstanding securities or other ownership interests in each of Company's subsidiaries listed on SCHEDULE 2.1(b): (i) except as set forth on
SCHEDULE 2.1(b), are
owned of record and beneficially by Company or another of Company's wholly-owned subsidiaries, subject to no lien, claim, charge or encumbrance, and (ii) have been duly authorized and are validly issued, fully paid and nonassessable. Company does not directly or indirectly own or hold any interest in any corporation, association or business entity other than (A) those listed on
SCHEDULE 2.1(b), (B) corporate partnering, development, cooperative marketing and similar undertakings, and arrangements entered into in the ordinary course of business of less than $1,000,000 and (D) other investments of less than $1,000,000.

     2.2  Capitalization.

     (a) The authorized capital stock of Company consists of (i) 40,000,000 shares of Common Stock, 16,616,364 of which were issued and outstanding as of May 31, 1999; and (ii) 200,000 shares of Preferred Stock, none of which are issued and outstanding. All of such outstanding shares have been and any shares outstanding at the Effective Time will be duly authorized, validly issued, fully paid and nonassessable, and issued in compliance with all applicable Laws.
SCHEDULE 2.2(a) lists all outstanding Company Options, warrants and other rights to purchase shares of Company Common Stock as of May 31, 1999.

     (b) As of May 31, 1999, Company has reserved for issuance 1,796,795 shares of its Common Stock upon exercise of Company Options granted (including 874,545 shares upon exercise of the SEI Option) and 218,750 shares of its Common Stock reserved for exercise of Company Options that may be granted in the future. As of May 31, 1999, the Company has reserved for issuance 80,000 shares of its Preferred Stock pursuant to the Rights Plan. Since May 31, 1999: (A) no Company Options, warrants, or other rights to purchase shares of Company Common Stock have been granted; and (B) no shares of Company Common Stock have been issued except for those issued pursuant to the exercise of outstanding Company Options (other than any exercise of the SEI Option) in the ordinary course of business.

     (c) Except as set forth in paragraphs (a) and (b) above and on SCHEDULE 2.2(a), Company does not have any shares of its capital stock issued or outstanding and does not have any outstanding subscriptions, options, warrants, convertible securities, rights or other agreements or commitments obligating Company to issue shares of its capital stock or other securities of Company or any of its subsidiaries.

     2.3 Authority; Validity. Company has the corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the shareholders of Company in accordance with the applicable provisions of the CA Code (the "COMPANY SHAREHOLDERS' APPROVAL"), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Company's Board of Directors. Company's Board of Directors has directed that this Agreement and the transactions contemplated hereby be submitted to Company's shareholders for consideration at a meeting of such shareholders and, except for the Company Shareholders' Approval, no other corporate proceedings on the part of Company are necessary to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Buyer), this Agreement will be the valid and binding obligation of Company enforceable against Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

     2.4 No Conflict. Except as set forth on SCHEDULE 2.4, neither Company nor any of its subsidiaries nor any of its or their assets is subject to or obligated under any charter, bylaw, Contract, or other instrument or any permit, or subject to any law, statute, rule, regulation, judgment, order, decree or award, which would be defaulted, breached, terminated, forfeited or violated by or in conflict with (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) Company's execution, delivery and performance under this Agreement and the transactions contemplated hereby except where (i) as of the date hereof such event or occurrence is not reasonably likely to result in losses, liabilities, costs or expenses, damage or decline in value to the business, condition or properties of Company's Business (collectively, "LOSSES") that, individually or in the aggregate, would reasonably be likely to have a Company Material Adverse Effect, or (ii) between the date hereof and the Closing Date would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect. Except as set forth on SCHEDULE 2.4 and except for compliance with the HSR Act, Company's execution, delivery and performance under this Agreement and the transactions contemplated hereby will not result in the creation of any lien, pledge, security interest or other encumbrance on the assets of Company or any of its subsidiaries or result in any change in the rights or obligations of any party under or the acceleration of (with or without the giving of notice or the lapse of time), any provision of any Material Contract of Company or any of its subsidiaries or any change in the rights or obligations of Company or any of its subsidiaries under any law, statute, rule, regulation, judgment, order, decree or award or permit or license to which Company or any of its subsidiaries is subject except where such encumbrance or change would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect.

     2.5 Consents. Except as set forth on SCHEDULE 2.4 and other than (i) the filing of the documents as provided in SECTION 1.3, (ii) the filing with the SEC and the NYSE of the Joint Proxy Statement, (iii) such consents, orders, approvals, authorizations, registrations, declarations and filings as may be required under applicable state securities laws and the securities laws of any foreign country, (iv) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") and (v) such local consents, orders, approvals, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and that would not impair, prohibit or prevent the consummation of the transactions contemplated hereby, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity is required to be obtained or performed on the part of Company to permit the Merger and the other transactions contemplated hereby.

     2.6  Financial Statements; SEC Filings.

     (a) Company has delivered copies of the following financial statements to
Buyer: (i) the consolidated balance sheet of Company as of May 31, 1998 and the consolidated statements of income, shareholders' equity and changes in financial position for the years ended May 31, 1997 and May 31, 1998, in each case including the notes thereto and the related report of Arthur Andersen LLP, independent certified public accountants, and (ii) the unaudited consolidated statements of financial position of Company and its subsidiaries at February 28, 1999 and the unaudited consolidated statements of shareholders' equity and changes in financial position for the nine-month period ending February 28, 1999, and the unaudited consolidated statements of income for the nine-month period ending February 28, 1999 in each case including any notes thereto. All financial statements delivered pursuant to this SECTION 2.6(a) are in accordance with the books and records of Company and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC). All consolidated balance sheets included in such financial statements present fairly in all material respects the consolidated financial position of Company as of the dates thereof (subject, in the case of the unaudited statements, to customary year-end reclassification adjustments). Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto) as of February 28, 1999, Company did not have any liabilities or obligations (absolute or contingent) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet as of such date. All consolidated statements of income present fairly in all material respects the consolidated results of operations of Company for the periods indicated. All accounts receivable appearing on such consolidated balance sheets arose from bona fide sales of products or services in the ordinary course of business consistent with past practice and are current and collectible in the amounts appearing thereon, net of any allowances for bad debts and customer returns. All inventories appearing on such consolidated balance sheets are owned by Company or its subsidiaries free and clear of any liens or encumbrances and are of merchantable quality and in good condition and, to the extent such inventories are not of merchantable quality or in good condition, appropriate reserves have been provided therefor. Since February 28, 1999, Company has not made any changes in the accounting principles it has followed theretofore in preparing its consolidated financial statements, and all transactions have been recorded in Company's accounting records in the same manner as theretofore.

     (b) Since January 1, 1998, Company has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the "COMPANY SEC FILINGS"). Company has delivered or made available to Buyer accurate and complete copies of all of the Company SEC Filings.

     (c) As of their respective dates, (i) each of Company's past Company SEC Filings was, and each of its future Company SEC Filings will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (ii) none of its past Company SEC Filings did, and none of its future Company SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     2.7  Tax Matters.

     (a) Company and each of its subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except where failures to make or extend the time for filing such Tax Returns would not, individually or in the aggregate, reasonably be likely to have a Company Material Adverse Effect, and all such Tax Returns are complete and accurate in all material respects. Company and of its each subsidiaries has paid (or Company has paid on its behalf) all Taxes shown as due on such Tax Returns. The most recent financial statements referred to in SECTION 2.6 reflect an adequate reserve for all Taxes payable by Company and its subsidiaries for all taxable periods and portions thereof accrued through the date of such financial statements and no liabilities for Taxes have been incurred by Company or any of its subsidiaries subsequent to such date other than in the ordinary course of its business.

     (b) Neither Company nor any of its subsidiaries has elected to be treated as a consenting corporation under Section 341(f) of the IRC.

     (c) Except as set forth on SCHEDULE 2.7, or as disclosed to Buyer in the event of changes in circumstances between the date hereof and the Closing Date and which, individually or in the aggregate, would not be reasonably likely to result in a Company Material Adverse Effect: (i) no Governmental Entity has examined or is in the process of examining any Tax Returns of Company or any of its subsidiaries; (ii) no Governmental Entity has proposed in writing any deficiency, assessment or claim for Taxes; and (iii) no waiver of the statute of limitations with respect to Tax Returns of Company has been given by or requested from Company.

     2.8  Absence of Certain Changes or Events.  Except as set forth on SCHEDULE
2.8 (or disclosed in the Company SEC Filings since February 28, 1999), since February 28, 1999, there has not been (a) any event which has or is likely to result in a Company Material Adverse Effect; (b) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) in respect of the capital stock of Company, or any redemption or other acquisition of such stock by Company; (c) any increase in the compensation payable or to become payable by Company to its officers or key employees, except those occurring in the ordinary course of business, or any material increase in any bonus, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with any such officers or key employees; (d) any labor dispute, other than routine matters, none of which is material to Company's Business.

     2.9 Material Contracts; Customers and Suppliers. SCHEDULE 2.9 lists each of the Contracts to which Company or any of its subsidiaries is a party or to which Company, any of its subsidiaries or any of their respective properties is subject or by which any thereof is bound as of the date hereof (i) that would be required by Item 601(b)(10) of SEC Regulation S-K to be filed as an exhibit to an Annual Report on Form 10-K, (ii) that relates to MIS (data processing) equipment or other capital equipment in the amount of $500,000 or more, (iii) that is in the amount of $500,000 or more and contains any provision allowing another party to terminate or change any term or provision thereof in the event of any change in control of Company or any of its subsidiaries, or (iv) pursuant to which Company or any of its subsidiaries has the right to borrow money or obtain any financial accommodation (each a "MATERIAL CONTRACT") except for those Contracts listed as exhibits to Company's Annual Report on Form 10-K for the fiscal year ending May 31, 1998 or disclosed in Company SEC Filings since May 31, 1998. Except as set forth on SCHEDULE 2.9, no breach or default, alleged breach or default or event which would (with the passage of time, notice or both) constitute a breach or default thereunder by Company or any of its subsidiaries, as the case may be, or, to Company's knowledge, any other party or obligor with respect thereto, has occurred, except where such breaches or defaults, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect. To Company's knowledge, no party to any Material Contract intends to cancel, withdraw, modify or amend such Material Contract. SCHEDULE 2.9 also lists any customers to whom Company sold products in an amount in excess of $17,000,000 during the fiscal year ended May 31, 1999 ("PRINCIPAL CUSTOMERS").

SCHEDULE 2.9 also lists any suppliers for whom Company sold products in an amount in excess of $17,000,000 during the fiscal year ended May 31, 1999 ("PRINCIPAL SUPPLIERS"). Except as set forth on SCHEDULE 2.9(ii), no Principal Customers or Principal Suppliers has advised Company's Chief Executive Officer or Chief Financial Officer that it intends to terminate its relationship with Company as a result of the consummation of the transaction contemplated by this Agreement.

     2.10 Title and Related Matters. SCHEDULE 2.10 sets forth a list of parcels of real property owned or leased by Company or any of its subsidiaries, including all sales and distribution facilities and all corporate support and distribution centers. Except as set forth in SCHEDULE 2.10, Company has good and indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in Company's February 28, 1999 consolidated balance sheet or acquired after February 28, 1999 or necessary to conduct its business as now conducted (except properties, interests on properties and assets sold or otherwise disposed of since February 28, 1999 in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (a) the lien of current taxes not yet due and payable, (b) liens for mechanics', carriers', workmens', repairmens', landlord, statutory or common law liens either not delinquent or being contested in good faith, (c) such imperfections of title, liens, restrictions, variances and easements as do not materially detract from the value of or interfere with the value or the present or presently contemplated future use of the properties subject thereto or affected thereby, or otherwise materially impair the present or presently contemplated future business operations at such properties and (d) liens securing debt which is reflected on Company's February 28, 1999 consolidated balance sheet. The plants and equipment of Company that are necessary to the operation of Company's Business are in good operating condition and repair (subject to normal wear and tear). All properties material to the operations of Company are reflected in Company's February 28, 1999 consolidated balance sheet to the extent generally accepted accounting principles require the same to be reflected.

     2.11  Employee Benefit Plans.

     (a) SCHEDULE 2.11(a) lists all employee benefit and compensation plans, programs, policies, agreements and commitments (other than oral employment agreements that are terminable at will by the employer without additional cost) covering any employee or former employee, or the beneficiary of either, of Company or any entity which would be aggregated at any relevant time with Company pursuant to Section 414(b), (c), (m), or (o) of the IRC (referred to herein as a "COMPANY ERISA AFFILIATE"), providing benefits in the nature of pension, profit sharing, deferred compensation, retirement, severance, bonus, incentive compensation, stock option, stock bonus, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA (referred to herein as the "COMPANY ERISA PLANS"), and fringe benefit plans (as defined in IRC Section 6039D) (collectively referred to herein as the "COMPANY BENEFIT PLANS"). Except as set forth on SCHEDULE 2.11(a), neither Company nor any Company ERISA Affiliate has ever contributed to, or been obligated to contribute to, (i) a multiemployer plan (as defined in Section 3(37) of ERISA) or (ii) a Company Benefit Plan subject to Title IV of ERISA.

     (b) Except as set forth on SCHEDULE 2.11(b), each Company Benefit Plan is currently, and has been in the past, operated and administered in all material respects in compliance with its terms and with the requirements of all applicable Laws, including, without limitation, ERISA, the IRC and the Family and Medical Leave Act of 1993. Each Company Benefit Plan which is, or was, intended to qualify under IRC
Section 401(a) (referred to herein as a "QUALIFIED PLAN") is, or was, so qualified and either (i) has been determined by the IRS to be so qualified by the issuance of a favorable determination letter a copy of which has been furnished to Buyer, which remains in effect as of the date hereof and, to Company's knowledge, nothing has occurred since the date of such letter to cause such letter to be no longer valid, or (ii) is within the "remedial amendment period" as defined in IRC Section 401(b) and the regulations thereunder. Except as set forth on SCHEDULE 2.11(b), all reports, notices and other documents required to be filed with any Governmental Entity or furnished to employees or participants with respect to the Company Benefit Plans have been timely filed or furnished. With respect to the most recent Form 5500 regarding each funded Company Benefit Plan, benefit liabilities do not exceed assets, and no material adverse change has occurred with respect to the financial materials covered thereby since the last Form 5500.

     (c) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Company or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of
Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any Company ERISA Affiliate. Company and its subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a "reportable event" within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived or extended, other than pursuant to PBGC Reg. Section 4043.66, has been required to be filed for any Company ERISA Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof.

     (d) Except as set forth on SCHEDULE 2.11(d), all contributions required to be paid on or prior to the date hereof to or with respect to any Company Benefit Plan by its terms or applicable law have been paid in full and proper form. Neither any Company ERISA Plan nor any single-employer plan of a Company ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of IRC Section 412 or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither Company nor any of its subsidiaries has provided, or is required to provide, security to any Company ERISA Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to IRC Section 401(a)(29).

     (e) Except as set forth on SCHEDULE 2.11(e), the transactions contemplated by this Agreement (i) do not constitute or result in a severance or termination of employment under any Company Benefit Plan for which severance or termination benefits may be payable with respect to any employee covered thereby, (ii) accelerate the time of payment or vesting or increase the amount of benefits due under any Company Benefit Plan or compensation to any employee of Company, or
(iii) result in any payments (including parachute payments) or funding (through grants or otherwise) of compensation or benefits under any Company Benefit Plan or Law or result in any obligation or liability of Company to any employee of Company or any Company ERISA Affiliate or (iv) result in payments under any Company Benefit Plan which would not be deductible under IRC Section 162(m) or IRC Section 280G.

     (f) Neither Company nor any Company ERISA Affiliate, nor to Company's knowledge any other "disqualified person" or "party in interest" (as defined in IRC

Section 4975 and Section 3(14) of ERISA, respectively) with respect to any Company ERISA Plan has engaged in any transaction in violation of Section 406 of ERISA for which no class, individual or statutory exemption exists or any "prohibited transaction" (as defined in IRC Section 4975(c)(1)) for which no class, individual or statutory exemption exists under IRC Section 4975(c)(2) or
(d), nor has any such person who is a "fiduciary" (as defined in Section 3(21) of ERISA) of any Company ERISA Plan breached or participated in the breach of any fiduciary obligation imposed pursuant to Part 4 of Title I of ERISA.

     (g) There are no actions, suits, disputes or claims pending or, to Company's knowledge, threatened (other than routine claims for benefits) or legal, administrative or other proceedings or governmental investigations pending or, to Company's knowledge, threatened, against or with respect to any Company Benefit Plan or the assets of any Company Benefit Plan.

     (h) Under each Company ERISA Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan, and there has been no material change in the financial condition of such Plan since the last day of the most recent plan year. The withdrawal liability of Company and its subsidiaries under each Company ERISA Plan which is a multiemployer plan to which Company, any of its subsidiaries or any ERISA Affiliate has contributed during the preceding 12 months, determined as if a "complete withdrawal," within the meaning of Section 4203 of ERISA, had occurred as of the date hereof, does not exceed $100,000.

     (i) Except as set forth on SCHEDULE 2.11(i), no Company Benefit Plan provides or provided health or medical benefits (whether or not insured) with respect to current or former employees of Company or its subsidiaries beyond their retirement or other termination of service (other than coverage mandated by statutory law). Company or its subsidiaries may amend or terminate any such Company Benefit Plan at any time without incurring any liability themselves.

     (j) Each Company ERISA Plan that is an "employee welfare benefit plan" as that term is defined in Section 3(1) of ERISA is either (as identified on SCHEDULE 2.11(a)): (i) funded through an insurance company contract, (ii) funded throughout a tax-exempt "VEBA" trust or (iii) unfunded. There is no liability in the nature of a retroactive rate adjustment or loss-sharing or similar arrangement, with respect to any Company ERISA Plan which is an employee welfare benefit plan.

     (k) Company has provided to Buyer true and complete copies of the following with respect to each of the Company Benefit Plans: (i) each plan document and summary plan description if any; (ii) each trust agreement, insurance policy or other instrument relating to the funding thereof; (iii) the most recent Annual Report (Form 5500 series) and associated schedules filed with the IRS or the United States Department of Labor; (iv) the most recent audited financial statement report, if any; (v) the most recent actuarial report if any; and (vi) a description of each unwritten Company Benefit Plan and the individuals covered thereby.

     (l) All Company Benefit Plans maintained outside of the United States comply in all material respects with applicable local law. Company and its subsidiaries have no material unfunded liabilities with respect to any such Company Benefit Plan.

     2.12 Employment Agreements. Except as set forth on SCHEDULE 2.12, none of Company or any of its subsidiaries is a party to any employment, consulting, non-competition, severance, or indemnification agreement with any current or former executive officer or director or employee of Company or any of its subsidiaries. True and complete copies of the agreements set forth on SCHEDULE
2.12 have been furnished to Buyer prior to the date hereof. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement.

     2.13 Legal Proceedings. SCHEDULE 2.13 sets forth a list of all legal proceedings pending to which Company or any of its subsidiaries is a party, except (i) claims for less than $100,000, (ii) all workers' compensation claims which are fully insured, and (iii) receivables collections where Company is the plaintiff and related countersuits. There is no pending or, to Company's knowledge, threatened judicial or administrative proceeding or investigation affecting Company or any of its subsidiaries that if resolved adversely to it would reasonably be likely to result in a Company Material Adverse Effect or could reasonably be expected to impair Company's ability to consummate the Merger.

     2.14 Compliance with Law; Accuracy of Certain Information. Except as set forth on SCHEDULE 2.14, all licenses, franchises, permits and other governmental authorizations held by Company that are material in connection with Company's Business are valid and sufficient for all business presently carried on by Company except where the failure to maintain such a valid and sufficient permit would not reasonably be likely to result in a Company Material Adverse Effect. No suspension, cancellation or termination of any such material, licenses, franchises, permits and other governmental authorizations is threatened or imminent. Except as set forth on SCHEDULE 2.14, Company's Business is being conducted in compliance with all applicable Laws and is not being conducted in violation of any Law, except for violations which either individually or in the aggregate are not reasonably likely to result in a Company Material Adverse Effect. All of the information listed on SCHEDULE 2.14(ii) is accurate and complete in all material respects and did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein not misleading.

     2.15 Accuracy of Joint Proxy Statement and Other Information. On the date on which Company mails to its shareholders the Joint Proxy Statement, on the date the Company Shareholders Meeting is held, and on the Effective Date, the Joint Proxy Statement will contain all material statements concerning Company which are required to be set forth therein in accordance with the Exchange Act; and at such respective times, the Joint Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Company makes no representation or warranty with respect to any information concerning Buyer or any of its subsidiaries or advisors included or incorporated by reference in the Joint Proxy Statement.

     2.16 Insurance. SCHEDULE 2.16 lists all of Company's insurance policies. All properties of Company and its subsidiaries are insured for their respective benefits, in amounts customary and reasonable for the line of business of Company and against all risks usually insured against by Persons operating similar properties in the localities where such properties are located under valid and enforceable policies issued by insurers of recognized responsibility, except where failure to so insure would not be reasonably likely to have a Company Material Adverse Effect. Neither Company nor any of its subsidiaries is in default under any such policy or bond, and all such policies are in full force and effect, with all premiums due thereon paid. Company and its subsidiaries have timely filed claims with their respective insurers with respect to all matters and occurrences for which they believe they have coverage except for such failures as are not reasonably likely to result in a Company Material Adverse Effect.

     2.17 Environmental Matters. Except as set forth on SCHEDULE 2.17, (a) neither Company nor any of its subsidiaries nor, to Company's knowledge, any third party, has disposed of, released or caused any contamination by any Hazardous Substances on or about any properties at any time owned, leased or occupied by Company or any of its subsidiaries and (b) neither Company nor any of its subsidiaries has disposed of any materials at any site that could be expected to require remediation or that is being investigated or remediated for contamination or possible contamination of the environment. Except as set forth on SCHEDULE 2.17, Company and each of its subsidiaries have conducted their respective businesses in compliance with all applicable Environmental Regulations. Except as set forth on SCHEDULE 2.17, Company has not received any notice of any investigation, claim or proceeding against Company or any of its subsidiaries relating to any Environmental Regulations or to Hazardous Substances and there is no fact or circumstance which could involve Company or any of its subsidiaries in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon Company or any of its subsidiaries. Neither Company nor any subsidiary is subject to any order, decree, injunction, indemnity or agreement relating to any Environmental Regulation or Hazardous Substance, and Company has delivered to Buyer copies of all environmental reports, studies and assessments relating to the Business or the current and former operations of Company and its subsidiaries.

     2.18 Intangible Property. SCHEDULE 2.18 lists all Marks used by Company or any of its subsidiaries in connection with Company's Business and denotes whether such Marks are owned or licensed by Company or any of its subsidiaries, and, if licensed, the payments required to be made to others with respect thereto. Except as set forth on SCHEDULE 2.18, Company and its subsidiaries own or have valid, binding, enforceable and adequate rights to use all Intangible Property used or held for use in connection with Company's Business, and without any conflict with the rights of others. Except as set forth on SCHEDULE 2.18, neither Company nor any of its subsidiaries has received any notice from any other Person pertaining to or challenging the right of Company or any such subsidiary to use any Intangible Property owned or used by or licensed to Company or such subsidiary. SCHEDULE 2.18 also lists all claims that have been made by Company against third parties on the ground of conflict with the Marks listed on Schedule 2.18.

     2.19 Fairness Opinion. Company has received from its financial advisor, Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), an opinion, dated the date hereof, to the effect that the Merger Consideration is fair, from a financial point of view, to the shareholders of Company.

     2.20 No Brokers or Finders. Neither Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions in connection with the transactions contemplated herein, except that Company has retained DLJ as its financial advisor, whose fees and expenses will be paid by Company, and Company's subsidiary, ENEN Corporation, has retained Huntington Holdings, Inc as its financial advisor.

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                                  ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer hereby represents and warrants to Company as follows:

     3.1 Organization. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has corporate power to carry on its business as it is now being conducted.

     3.2 Authority; Validity. Buyer has all corporate power and authority to execute and deliver this Agreement and, subject to approval of this Agreement by the shareholders of Buyer (the "BUYER SHAREHOLDERS' APPROVAL"), to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Buyer's Board of Directors, and Buyer's Board of Directors has directed that this Agreement and the transactions contemplated hereby be submitted to Buyer's shareholders for consideration at a meeting of such shareholders and, except for the Buyer Shareholders' Approval, no other corporate proceedings on the part of Buyer are necessary to authorize this Agreement and the transactions contemplated hereby. Upon execution and delivery hereof (assuming that this Agreement is the legal, valid and binding obligation of Company), this Agreement will be the valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors rights generally.

     3.3 No Conflict. Neither Buyer nor any of its assets is subject to or obligated under any charter, bylaw, Contract, or other instrument or any permit, or subject to any statute, rule, order or decree, which would be defaulted, breached, terminated, forfeited or violated by or in conflict (or upon the failure to give notice or the lapse of time, or both, would result in a default, breach, termination, forfeiture or conflict) with its executing and carrying out this Agreement and the transactions contemplated hereby except where (i) as of the date hereof such event or occurrence is not reasonably likely to result in Losses that, individually or in the aggregate, would reasonably be likely to have a Buyer Material Adverse Effect; or (ii) between the date hereof and the Closing Date would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect.

     3.4  Consents.  Except as contemplated by this Agreement or set forth on
SCHEDULE 3.3, no consent of any Person not a party to this Agreement, nor consent of or filing with (including any waiting period) any Governmental Entity, is required to be obtained on the part of Buyer to permit the Merger.

     3.5 Legal Proceedings. There is no pending or, to Buyer's knowledge, threatened judicial or administrative proceeding or investigation affecting Buyer that if resolved adversely to either of them would reasonably be likely to result in a Buyer Material Adverse Effect or could reasonably be expected to impair their ability to consummate the Merger.

     3.6  Financial Statements, SEC Filings.

     (a) Buyer has delivered copies of the following financial statements to
Company: (i) the consolidated balance sheet of Buyer at June 26, 1998 and the consolidated statements of income, shareholders' equity and changes in financial position for the years

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

ended June 27, 1997 and June 26, 1998, in each case including the notes thereto and the related report of Arthur Andersen LLP, independent certified public accountants, and (ii) the unaudited consolidated statements of financial position of Buyer and its subsidiaries at April 2, 1999 and the unaudited consolidated statements of shareholders' equity and changes in financial position for the nine-month period ended April 2, 1999, and the unaudited consolidated statements of income for the nine-month period ended April 2, 1999, in each case including any notes thereto.

     (b) All financial statements delivered pursuant to SECTION 3.6(a) hereof are in accordance with the books and records of Buyer and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC). All consolidated balance sheets included on such financial statements present fairly in all material respects the consolidated financial position of Buyer as of the dates thereof (subject, in the case of the unaudited statements, to customary reclassification year-end adjustments). Except as and to the extent reflected or reserved against in such consolidated balance sheets (including the notes thereto) as of April 2, 1999, Buyer did not have any liabilities or obligations (absolute or contingent) of a nature required by generally accepted accounting principles to be reflected in a consolidated balance sheet as of such date. All consolidated statements of income included on such financial statements present fairly in all material respects the consolidated results of operations of Buyer for the periods indicated.

     (c) Since January 1, 1998, Buyer has filed with the SEC all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by it under the Securities Act, the Exchange Act and the respective rules and regulations thereunder (such forms, statements, reports and documents are collectively referred to as the "BUYER SEC FILINGS"). Buyer has delivered or made available to Company accurate and complete copies of all of the Buyer SEC Filings.

     (d) As of their respective dates, (i) each of Buyer's past Buyer SEC Filings was, and each of its future Buyer SEC Filings will be, prepared in compliance in all material respects with the applicable requirements of the Securities Act and the Exchange Act; and (ii) none of its past Buyer SEC Filings did, and none of its future Buyer SEC Filings will, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     3.7 Buyer's Financing. Buyer has or will have at the Closing financing in amounts sufficient to pay the cash portion of the Merger Consideration pursuant to this Agreement and consummate the transactions contemplated hereby and has provided to Company evidence of the same.

     3.8 Tax Returns. Buyer and each of its subsidiaries has filed all Tax Returns required to be filed by it, or requests for extensions to file such Tax Returns have been timely filed and granted and have not expired, except where such filings or failures to request extensions would not, individually or in the aggregate, reasonably be likely to have a Buyer Material Adverse Effect, and all such Tax Returns are complete and accurate in all material respects. Buyer and each of its subsidiaries has paid (or Buyer has paid on its behalf) all Taxes sown as due on such Tax Returns. The most recent financial statements referred to in SECTION 3.6 reflect and adequate reserve for all Taxes payable by Buyer and its subsidiaries for all taxable periods and portions thereof accrued through the date of

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

such financial statements and no liabilities for Taxes have been incurred by Buyer or any of its subsidiaries subsequent to such date other than in the ordinary course of its business.

     3.9 No Material Adverse Effect. Since April 2, 1999, there has not been any event which has had or is likely to have a Buyer Material Adverse Effect.

     3.10 Employee Benefit Plans. Buyer will provide to Company upon request true and complete copies of the following with respect to each of the Buyer Benefit Plans: (i) each plan document and summary plan description if any; (ii) each trust agreement, insurance policy or other instrument relating to the funding thereof; (iii) the most recent Annual Report (Form 5500 series) and associated schedules filed with the IRS or the United States Department of Labor; (iv) the most recent audited financial statement report, if any; (v) the most recent actuarial report if any; and (vi) a description of each unwritten Buyer Benefit Plan and the individuals covered thereby.

     3.11 Compliance with Law. All licenses, franchises, permits and other governmental authorizations held by Buyer that are material in connection with Buyer's Business are valid and sufficient for all business presently carried on by Buyer except where the failure to maintain such a valid and sufficient permit would not reasonably be likely to result in a Buyer Material Adverse Effect. No suspension, cancellation or termination of any such material, licenses, franchises, permits and other governmental authorizations is threatened or imminent. Buyer's Business is not being conducted in violation of any Law, except for violations which either individually or in the aggregate are not reasonably likely to result in a Buyer Material Adverse Effect.

     3.12 Accuracy of Proxy Statement and Other Information. On the date on which Buyer mails to its shareholders the Joint Proxy Statement, on the date its shareholders meeting is held, and on the Effective Date, the Joint Proxy Statement will contain all material statements concerning Buyer which are required to be set forth therein in accordance with the Exchange Act; and at such respective times, the Joint Proxy Statement will not include any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. Notwithstanding the foregoing, Buyer makes no representation or warranty with respect to any information concerning Company or any of its subsidiaries or advisors included or incorporated by reference in the Joint Proxy Statement.

     3.13 Environmental Matters. Except as set forth in Buyer's SEC Filings, or as would not have a Buyer Material Adverse Effect, Buyer and each of its subsidiaries have conducted their respective businesses in accordance with all applicable Environmental Regulations. Except as set forth in Buyer's SEC Filings or as would not have a Buyer Material Adverse Effect, Buyer has not received any notice of any investigation, claim or proceeding against Buyer or any of its subsidiaries relating to Hazardous Substances.

     3.14 No Brokers or Finders. Neither Buyer nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory, brokerage or finder's fees or commissions in connection with the transactions contemplated herein, except that Buyer has retained Merrill Lynch & Co. as its financial advisor, whose fees and expenses will be paid by Buyer.

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

                                   ARTICLE IV

                                   COVENANTS

     4.1  Access and Information.

     (a) Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Company will give to Buyer and Buyer's Representatives full access during normal business hours to all of its and its subsidiaries' properties, books, records, documents (including, without limitation, Tax Returns for all periods open under the applicable statute of limitations), personnel, auditors and counsel, and each party shall (and shall cause its subsidiaries to) furnish promptly to the other party all information concerning such party and its subsidiaries as such other party or such other party's Representatives may reasonably request. Subject to applicable laws and regulations, upon reasonable notice during the period from the date hereof through the Effective Time, Buyer will provide to Company and Company's Representatives such information as Company may reasonably request to determine the accuracy of Buyer's representations and warranties in this Agreement and compliance by Buyer with its covenants in this Agreement.

     (b) All non-public information disclosed by any party (or its Representatives) whether before or after the date hereof, in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its Representatives) shall be kept confidential by such other party and its Representatives and shall not be used by any such Persons other than as contemplated by this Agreement. Subject to the requirements of applicable Law, Buyer and Company will keep confidential, and each will cause their respective Representatives to keep confidential, all such non-public information and documents unless such information (i) was already known to Buyer or Company, as the case may be, as long as such information was not obtained in violation of a confidentiality obligation (ii) becomes available to Buyer or Company, as the case may be, from other sources not known by Buyer or Company, respectively, to be bound by a confidentiality obligation, (iii) is independently acquired by Buyer or Company, as the case may be, as a result of work carried out by any Representative of Buyer or Company, respectively, to whom no disclosure of such information has been made, (iv) is disclosed with the prior written approval of Company or Buyer, as the case may be, or (v) is or becomes readily ascertainable from publicly available information. Upon any termination of this Agreement, each party hereto will collect and deliver to the other, or certify as to the destruction of, all documents obtained by it or any of its Representatives then in their possession and any copies thereof.

     (c) Subject to applicable Law, if between the date hereof and the Effective Date any Governmental Entity shall commence any examination, review, investigation, action, suit or proceeding against any party hereto with respect to the Merger, such party shall (i) give the other party prompt notice thereof,
(ii) keep the other party informed as to the status thereof and (iii) permit the other party to observe and be present at each meeting, conference or other proceeding and have access to and be consulted in connection with any document filed or provided to such Governmental Entity in connection with such examination, review, investigation, action, suit or proceeding.

     4.2 Governmental Filings. Subject to the terms and conditions herein provided, Company and Buyer shall: (a) promptly make their respective filings and thereafter make any other required submissions under the HSR Act with respect to the Merger; (b) use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, any Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations; and (c) using all reasonable efforts to take, or cause to be taken, all other action and doing, or cause to be done, all other things necessary, proper or appropriate to consummate and make effective the transactions contemplated by this Agreement.

     4.3  Consents and Approvals.

     (a) Company shall use its commercially reasonable efforts to obtain any and all consents from other parties to all Material Contracts, if necessary or appropriate to allow the consummation of the Merger. Each party hereto shall use its commercially reasonable efforts to obtain any and all permits or approvals of any Governmental Entity required by such party for the lawful consummation of the Merger.

     (b) Buyer and Company shall, upon request, furnish each other with all information concerning themselves, their respective subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or Company to any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

     (c) Buyer and Company shall promptly furnish each other with copies of all written communications received by Buyer or Company, as the case may be, or any of their respective subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

     4.4  Meetings of Shareholders; Registration Statement; Listing Application.

     (a) Meetings of Shareholders. Each of Company and Buyer shall take all action necessary in accordance with applicable Law and its charter documents to duly call, give notice of, convene and hold a meeting of its shareholders as promptly as practicable to consider and vote upon this Agreement, the Merger and all matters related thereto, in each case, subject to compliance by the directors of Company and Buyer respectively with their respective fiduciary duties as advised by counsel. Each of Company and Buyer shall, through their respective Boards of Directors recommend to their respective shareholders approval of such matters (unless, (1) in the case of Company, Company's directors shall be advised in writing by O'Melveny & Myers LLP, counsel to Company, that such action is inconsistent with the proper exercise by such directors of their fiduciary duties on account of an unsolicited Acquisition Proposal and (2) in the case of Buyer, Buyer's directors shall be advised in writing by Sullivan & Cromwell, counsel to Buyer, that such action is inconsistent with the proper exercise by such directors of their fiduciary duties), and each of Company and Buyer shall use its best efforts to obtain such approval by its shareholders. Company and Buyer agree to postpone or delay their respective meetings, or to convene a second meeting, in the event insufficient voting shares are present to conduct the meeting.

     (b) Joint Proxy Statement; Registration Statement. As promptly as reasonably practicable, Company and Buyer shall prepare and file with the SEC a joint proxy statement (the "JOINT PROXY STATEMENT") for use in connection with their respective shareholder meetings, and Buyer shall prepare and, after SEC approval of the Joint Proxy

Statement, file with the SEC a registration statement on Form S-4 under the Securities Act and the rules and regulations promulgated thereunder with respect to the Buyer Stock to be issued in the Merger (the "REGISTRATION STATEMENT"), which shall include as a part thereof the Joint Proxy Statement. The Joint Proxy Statement shall not be filed, and no amendment or supplement to the Joint Proxy Statement shall be made by either Company or Buyer, without prior consultation with the other party and its counsel. Company and Buyer shall cooperate and use all reasonable efforts to have the Registration Statement declared effective by the SEC. Buyer will, as promptly as practicable, provide any written comments received from the SEC with respect to the Registration Statement and advise Company of any verbal comments received from the SEC with respect thereto. Buyer shall also take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under the securities or "blue sky" laws of the various States in connection with the issuance of the Buyer Stock pursuant to the Merger.

     (c) Indemnification. Each of Company and Buyer (each an "INDEMNIFYING PARTY") agrees to indemnify and hold harmless the other, each person who controls the other within the meaning of the Securities Act, and each director and officer of the other, against any losses, claims, damages, liabilities or expenses (including reasonable counsel fees and costs of investigation and defense) that are based on the ground or alleged ground that the Registration Statement includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. This indemnification obligation extends, however, only insofar as any such statement or omission was made in reliance upon, and in conformity with, any written information furnished by the Indemnifying Party for use in the preparation of such materials. These indemnity obligations will remain in force after the Effective Date.

     (d) Listing Application. Buyer shall use its best efforts to cause the Buyer Stock distributed in connection with the Merger to be authorized for listing on the NYSE and shall make all necessary blue sky law filings in connection therewith.

     4.5 Conduct of Company Business. Company covenants and agrees that after the date hereof and prior to the Effective Time (unless Buyer shall have agreed in writing):

          (a) Ordinary Course. Company will, and will cause its subsidiaries to, operate Company's Business only in the ordinary course of business consistent with past practices and use its commercially reasonable efforts to (i) preserve its existing business organization, insurance coverage, material rights, material licenses or permits, advantageous business relationships, material agreements and credit facilities; (ii) retain and keep available the services of its present officers, employees and agents; and (iii) preserve the goodwill of its customers, suppliers and others having business relations with it. Company and its subsidiaries will not:
     (A) enter into any material transaction or commitment, or dispose of or acquire any material properties or assets, except purchases and sales of inventory in the ordinary course of business consistent with past practices; (B) except as set forth on SCHEDULE 4.5, implement any new employee benefit plan, or employment, compensatory or severance agreement;
     (C) amend any existing employee benefit plan or employment agreement except as required by Law or by this Agreement; or except as set forth on SCHEDULE 4.5, (D) take any action that would jeopardize the continuance of its material supplier or customer relationships; (E) make any material change in the nature of their businesses and operations; (F) enter into any transaction or agreement with any officer, director or affiliate of Company or any of its subsidiaries; (G) except for borrowings and repayments permitted under the Loan Agreement or the Swap Agreements, incur or agree to incur any obligation or liability (absolute or contingent) that individually calls for payment by Company or any of its subsidiaries of more than $100,000 in any specific case or $300,000 in the aggregate, excluding transactions in the ordinary course of business; or
     (H) make any Tax election or make any change in any method or period of accounting or any material change in any accounting policy, practice or procedure.

          (b) Charter Documents. Company will not amend its Articles of Incorporation or By-Laws and will not permit any of its subsidiaries to amend their charter documents.

          (c) Dividends. Company will not declare or pay any dividend or make any other distribution in respect of its capital stock.

          (d) Stock. Company will not split, combine or reclassify any shares of its capital stock, or issue, redeem or acquire (or agree to do so) any of its equity securities, options, warrants, or convertible instruments, except (i) pursuant to existing obligations under Company Benefit Plans or
     (ii) pursuant to the existing commitments or conversion rights listed on
     SCHEDULE 2.2(a) or (iii) for a redemption of the rights outstanding pursuant to the Rights Plan. Company will not grant any Company Options.

     4.6 SEI Shareholders Agreement. Upon execution of this Agreement, Company will promptly notify Sonepar Electronique International ("SEI") that Company will waive its right of first refusal to purchase the shares of Eurotronics B.V. to be sold to Buyer under a separate agreement between Buyer and SEI (the "SEI SALE") and the related provisions concerning exclusivity and non-competition subject to the following conditions: such waiver shall only be effective if (i) the closing of the SEI Sale occurs after the Closing or (ii) Company accepts a Superior Proposal from a third party pursuant to SECTION 4.15 and terminates this Agreement pursuant to SECTION 6.1(h). The waiver will be in the form of
Schedule 6.1(h) hereto.

     4.7 Repayment of Debt. In the event that Company and Buyer are unable to obtain the consent of the lenders under the Loan Agreement to the transactions contemplated by this Agreement, Buyer shall cause the repayment at the Closing of the outstanding indebtedness under the Loan Agreement.

     4.8 Publicity. Company and Buyer must mutually agree upon the initial press releases. Thereafter, Company and Buyer shall coordinate all publicity relating to the transactions contemplated by this Agreement and no party shall issue any press release, publicity statement or other public notice relating to this Agreement, or the transactions contemplated by this Agreement, without prior consultation with both Company and Buyer, except to the extent that the disclosing party is advised by its counsel that such action is required by applicable Law, and then, if practicable, only after consultation with the other party.

     4.9 Notification of Defaults and Adverse Events. Company and Buyer will promptly notify each other if, subsequent to the date of this Agreement and prior to the Effective Date: (i) an event occurs that may be reasonably likely to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect, respectively, or (ii) any suit, action or proceeding is instituted or, to the knowledge of Company, threatened against or affecting Company or Buyer or any of their respective subsidiaries which, if adversely determined,

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

would be reasonably likely to result in a Company Material Adverse Effect or a Buyer Material Adverse Effect. Each of Company and Buyer will promptly notify the other if it determines it is or will be unable to comply with any of its obligations under this Agreement or fulfill any conditions under its control.

     4.10 Satisfy Conditions to Closing. Buyer and Company shall each use its commercially reasonable efforts to cause all conditions to Closing to be satisfied.

     4.11 Termination Fee. If this Agreement is terminated (a) by Buyer pursuant to SECTION 6.1(d) (unless the failure to obtain the required shareholder vote is for a reason other than the shareholders' awareness of another Acquisition Proposal), or SECTION 6.1(i) hereof, or (b) by Company pursuant to SECTION 6.1(d) (unless the failure to obtain the required shareholder vote is for a reason other than the shareholders' awareness of another Acquisition Proposal) or SECTION 6.1(h), then Company shall pay to Buyer, upon demand, a fee, to be paid in cash, of $30,000,000 (the "TERMINATION FEE"). The Termination Fee will be Buyer's sole and exclusive remedy against Company for a termination pursuant to such Sections and Buyer shall not pursue in any manner, directly or indirectly, any claim or cause of action based upon tortious or other interference with rights under this Agreement against any Person submitting an Acquisition Proposal.

     4.12 Anti-takeover Statutes. If any anti-takeover or similar statute is applicable to the transactions contemplated hereby, Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of such takeover statute on the transactions contemplated hereby.

     4.13  Indemnification; Insurance.

     (a) Indemnification. After the Effective time, Buyer shall indemnify, defend and hold harmless, each present and former director and officer of Company and each such person's personal representative, estate, testator or intestate successors (the "INDEMNIFIED PARTIES") against any and all losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement with the approval of Buyer (which approval shall not be unreasonably withheld) in connection with any actual or threatened claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to the Effective Time (including without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), whether asserted or claimed prior to, or on or after, the Effective Time, to the full extent Company would be permitted under California Law to indemnify such Indemnified Parties as Company's own directors and officers; provided, however, that Buyer will not be liable in any such case to the extent that any such loss, claim, damage, liability, cost, expense, judgment or amount paid in settlement arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission from any document sent to shareholders of Company or filed with the SEC in reliance upon and in conformity with written information furnished by Company expressly for use therein. In addition, Buyer shall pay expenses incurred by an Indemnified Party in advance of the final disposition of any such action or proceeding upon receipt of an undertaking by or on behalf of such Indemnified Party to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified. Without limiting the foregoing, in the event any claim, action, suit, proceeding or investigation is brought against any Indemnified Party, the Surviving Corporation shall be entitled to assume the defense of any such action or proceeding. Upon assumption by the Surviving Corporation of the defense of any such action or proceeding, the Indemnified

Party shall have the right to participate in such action or proceeding and to retain its own counsel, but neither the Surviving Corporation nor Buyer shall be liable for any legal fees or expenses subsequently incurred by the Indemnified Party in connection with the defense thereof unless (i) the Surviving Corporation has agreed to pay such fees and expenses, (ii) the Indemnified Party shall have been advised by counsel that representation of the Indemnified Party by counsel provided by Buyer is not possible due to conflicts of interest between Buyer, the Surviving Corporation and the Indemnified Party, or (iii) the Surviving Corporation shall have failed in a timely manner to assume the defense of the matter. Neither Buyer nor the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent shall not be unreasonably withheld. Neither Buyer nor the Surviving Corporation shall, except with the written consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term the release by the claimant or plaintiff of such Indemnified Party from all further liability in respect of such claim. Any Indemnified Party wishing to claim indemnification under this SECTION 4.13(a), upon learning of any such claim, action, suit, proceeding or investigation, shall notify the Surviving Corporation (but the failure so to notify the Surviving Corporation shall not relieve it from any liability which it may have under this SECTION 4.13(a) except to the extent such failure materially prejudices Buyer or the Surviving Corporation). In addition to the foregoing, and without limiting in any manner the foregoing, after the Effective Time Buyer shall assume the obligations of Company and the Surviving Corporation under the indemnification agreements set forth in SECTION 4.13(a), but only to the extent Company would be permitted under California Law to perform its obligations under such indemnification agreements.

     (b) Insurance. For a period of six years after the Effective Date, Buyer shall cause to be maintained officers' and directors' liability insurance covering Company's existing officers and directors who are currently covered in such capacities by Company's existing officers' and directors' liability insurance policies on terms substantially no less advantageous to such officers and directors than such existing insurance.

     4.14 Employee Benefits. At the Effective Time, Buyer shall offer all persons who were theretofore employees of Company and its subsidiaries benefits under Buyer Benefit Plans which, in the aggregate, are no less favorable to such employees than those that Buyer currently provides to its own employees. Each Buyer Benefit Plan (i) shall give credit for purposes of eligibility to participate and vesting to employees of Company and its subsidiaries for service prior to the Effective Time with Company and its subsidiaries (and their predecessors, to the extent credit for service with such predecessors was given by Company) to the same extent that such service was recognized under a comparable Company Benefit Plan and (ii) shall, if applicable, waive any pre-existing condition or limitation applicable to the addition of such employees to any Buyer Benefit Plan to the same extent that such condition or limitation would be waived under a comparable Company Benefit Plan.

     4.15 No Solicitation. From and after the date hereof, Company shall not, and shall not authorize or permit any of its subsidiaries or Representatives to, directly or indirectly, solicit or initiate (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined herein) from any person or entity, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof,

Company may (a) comply with Rule 14e-2 promulgated under the Exchange Act with regard to a tender or exchange offer; and (b) at any time prior to the Closing,
(i) engage in discussions or negotiations with a third party who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with Company or its Representatives after the date hereof) seeks to initiate such discussions or negotiations, and may furnish such third party nonpublic information concerning Company and its business, properties and assets for a period not to exceed ninety-six hours if, and only to the extent that, (A) (1) the third party has first made an Acquisition Proposal that the Board of Directors of Company believes in good faith (after consultation with its financial advisor) is reasonably capable of being completed, taking into account all relevant, legal, financial, regulatory and other aspects of the Acquisition Proposal and the source of its financing, and believes in good faith (after consultation with its financial advisor and after considering all of the terms, conditions, representations, warranties and covenants which are included in such Acquisition Proposal) that such Acquisition Proposal would, if consummated, result in a transaction more favorable to the shareholders of Company, from a financial point of view, than the transactions contemplated by this Agreement and believes in good faith (after consultation with its financial advisor) that the person making such Acquisition Proposal has, or is reasonably likely to have or obtain, any necessary funds or customary commitments to provide any funds necessary to consummate such Acquisition Proposal (any such more favorable Acquisition Proposal being referred in this Agreement as a "SUPERIOR PROPOSAL") and (2) Company's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of written advice from O'Melveny & Myers LLP, counsel to Company, that such action may be necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law, and (B) forty-eight hours prior to furnishing such information to or entering into discussions or negotiations with such person or entity, Company (1) provides prompt notice to Buyer to the effect that it is furnishing information to or entering into discussions or negotiations with such person or entity and (2) receives from such person or entity an executed confidentiality agreement in reasonably customary form on terms not materially more favorable to such person or entity than the terms contained in the Confidentiality Agreement dated May 18, 1999, and/or (ii) accept a Superior Proposal from a third party, provided that the conditions set forth in clauses (i)(A) and (i)(B) above have been satisfied and Company complies with and terminates this Agreement pursuant to SECTION 6.1(h). Company shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any persons or entities conducted heretofore by the party or its Representatives with respect to the foregoing. The Company shall notify Buyer orally and in writing of any such inquiries, offers or proposals (including the terms and conditions of any such proposal and the identity of the person making it) within twenty-four hours of the receipt thereof, and shall keep Buyer informed of the status and details of any such inquiry, offer, or proposal.

                                   ARTICLE V

                                   CONDITIONS

     5.1 Conditions to Obligations of Company and Buyer. The respective obligations of the parties to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by all parties:

          (a) Approval. All corporate actions necessary to authorize the execution, delivery and performance of this Agreement and the Merger shall have been duly and validly taken by the other parties. The shareholders of Company and Buyer shall have approved the Merger in accordance with applicable Law.

          (b) Approval from Government Entities. All approvals required by any Governmental Entity and all other actions required to effect the Merger and related transactions shall have been obtained. The waiting period under the HSR Act shall have expired, or early termination of the waiting period under the HSR Act shall have been granted.

          (c) Absence of Governmental Litigation. No Governmental Entity shall have instituted a proceeding seeking injunctive or other relief in connection with the Merger and related transactions. There shall not be any judgment, decree, injunction, ruling or order of any Governmental Entity that prohibits, restricts, or delays consummation of the Merger.

          (d) Effectiveness of Registration Statement. The Registration Statement covering the Buyer Stock shall have been declared effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued with respect thereto.

     5.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions except to the extent waived in writing by
Buyer:

          (a) Representations and Compliance. The representations and warranties of Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except for any changes contemplated by this Agreement; Company shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Buyer shall have received an officer's certificate signed by the Chief Executive Officer of Company certifying as to each of the foregoing.

          (b) Tax Opinion. Buyer shall have received an opinion from Sullivan & Cromwell, counsel to Buyer, based upon reasonably requested representation letters and dated the Effective Date, that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of IRC Section 368(a), that each of Buyer and Company will be a party to that reorganization within the meaning of IRC Section 368(b) and that neither Buyer nor Company will recognize any gain on the Merger.

          (c) No Material Adverse Effect. From the date hereof, there shall not have occurred any event which has resulted or is likely to result in a Company Material Adverse Effect.

          (d) Material Contracts. All consents from other parties to the Material Contracts listed on SCHEDULE 5.2(d), if necessary or appropriate to allow the consummation of the Merger and the continuation of Company's Business in the ordinary course after consummation of the Merger, shall have been received.

     5.3 Conditions to Obligations of Company. The obligations of Company to effect the Merger are subject to the fulfillment at or prior to the Effective Date of the following conditions unless waived in writing by Company:

          (a) Representations and Compliance. The representations and warranties of Buyer in this Agreement shall be true and correct in all material respects as of the date of this Agreement and on the Effective Date with the same effect as though made on and as of such date, except for any changes contemplated by this Agreement; Buyer shall have complied in all material respects with all covenants requiring compliance by it prior to the Effective Date; and Company shall have received an officer's certificate signed by the Chief Executive Officer of Buyer certifying as to each of the foregoing.

          (b) Tax Opinion. Company shall have received an opinion from O'Melveny & Myers LLP, counsel to Company, based upon reasonably requested representation letters and dated the Effective Date, that the Merger will constitute a reorganization for United States federal income tax purposes within the meaning of IRC Section 368(a) that each of Buyer and Company will be a party to that reorganization within the meaning of IRC Section 368(b) and that Company's shareholders will not recognize any gain or loss as a result of the Merger except to the extent that cash is received as part of the Merger Consideration or in lieu of fractional share interests.

          (c) Listing. The Buyer Stock distributed in connection with the Merger shall have been accepted upon notice of issuance for listing on the NYSE.

          (d) No Material Adverse Effect From the date hereof, there shall not have occurred any event which has resulted or is likely to result in a Buyer Material Adverse Effect.

                                   ARTICLE VI

                       TERMINATION, AMENDMENT AND WAIVER

     6.1 Termination and Abandonment. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of Company:

          (a) by mutual consent of Buyer and Company;

          (b) by either Buyer or Company upon written notice to the other party if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order denying, enjoining or otherwise prohibiting the consummation of any of the transactions contemplated by this Agreement;

          (c) by either Buyer or Company if the Merger shall not have been consummated on or before December 31, 1999, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe in any material respect the covenants and agreements of such party set forth herein;

          (d) by Company or Buyer if any approval of the shareholders of Company required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote of shareholders of Company at the Company Shareholders Meeting or at any adjournment or postponement thereof;

          (e) by Company or Buyer if any approval of the shareholders of Buyer required for the consummation of the Merger shall not have been obtained by the reason of the failure to obtain the required vote of shareholders of Buyer at a duly held meeting of shareholders of Buyer or at any adjournment or postponement thereof.

          (f) by either Buyer or Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party;

          (g) by either Buyer or Company (so long as the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements or conditions or obligations set forth in this Agreement on the part of the other party, which breach shall not have been cured within ten days following receipt by the breaching party of written notice of such breach from the other party hereto or which breach, by its nature, cannot be cured prior to the Effective Time;

          (h) by Company if, prior to the consummation of the transactions contemplated hereby, a Person shall have made a Superior Proposal that the Board of Directors of Company determines is more favorable to Company's shareholders than the Merger and if Company's Board of Directors shall have been advised in writing by O'Melveny & Myers LLP that the failure to terminate this Agreement and accept such Superior Proposal could be inconsistent with the proper exercise of such fiduciary duties under applicable Law as set forth in paragraph (i)(A)(2) of SECTION 4.15; and

          (i) by Buyer prior to the consummation of the transactions contemplated hereby if the Board of Directors of Company shall have withdrawn its approval or modified its approval or recommendation of this Agreement or shall have recommended another offer for the purchase of Company Common Stock.

          (j) by Company or Buyer if the Closing Price is less than $38.25 and Buyer does not agree before the Closing either (i) to increase the Exchange Ratio so that it is equal to $35.10 divided by the Closing Price or (ii) to make a cash payment for each Non-Cash Election Share equal to $35.10 less the product of 0.91765 and the Closing Price.

     6.2  Effect of Termination.  Except as provided in SECTION 4.11 and SECTION
7.2 hereof with respect to expenses and fees (including the Termination Fee), and except as provided in SECTION 4.1(b) hereof with respect to information obtained in connection with the transactions contemplated hereby, and except as provided in SECTION 4.4(c), in the event of the termination of this Agreement and the abandonment of the Merger, this Agreement shall thereafter become null and void and have no effect, and no party hereto shall have any liability to any other party hereto or its shareholders or directors or officers in respect thereof, and each party shall be responsible for its own expenses, except that nothing herein shall relieve any party for liability for any willful breach hereof.

     6.3 Amendment. This Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Company and Buyer, but, after any such approval, no amendment shall be made which would have a material adverse effect on the shareholders of Company or Buyer, respectively, without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     6.4 Extension; Waiver. At any time prior to the Effective Date, the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE VII

                                 MISCELLANEOUS

     7.1 Termination of Representations and Warranties. The representations and warranties of each party will terminate on the Effective Date.

     7.2 Expenses. Subject to SECTION 4.11, each party will pay its own expenses relating to this Agreement and the transactions contemplated hereby.

     7.3 Remedies. If, in accordance with the terms of the parenthetical contained in the second sentence of SECTION 4.4(a), Company's Board of Directors fails to recommend this Agreement (and the transactions contemplated hereby, including the Merger) to Company's shareholders, or modifies or withdraws its recommendation thereof to Company's shareholders, Buyer's sole remedy in connection therewith shall be Company's payment of the Termination Fee to Buyer pursuant to SECTION 4.11.

     7.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered in person, sent by registered or certified mail (return receipt requested), or telexed or telecopied to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          if to Buyer:

          Avnet, Inc.
          2211 South 47th Street
          Phoenix, Arizona 85034
          Attention: David R. Birk, Esq.
          Telecopy: (602) 643-7929

          with a copy to:

          Sullivan & Cromwell
          125 Broad Street
          New York, New York 10004
          Attention: Richard R. Howe
          Telecopy: (212) 558-3612

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

          if to Company:

          Marshall Industries
          9320 Telstar Avenue
          El Monte, California 91731-2895
          Attention: Henry Chin
          Telecopy: (626) 307-6232

          with a copy to:

          O'Melveny & Myers LLP
          400 South Hope Street
          Los Angeles, California 90071
          Attention: Frederick B. McLane
          Telecopy: (213) 430-6407

     7.5 Further Assurances. Buyer and Company each agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be reasonably necessary or desirable in order to expeditiously consummate or implement the transactions contemplated by this Agreement.

     7.6 Assignability. Neither this Agreement nor any rights or obligations under it are assignable.

     7.7 Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflict of law principles.

     7.8 Interpretation. Headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     7.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     7.10 Integration. This Agreement and the Schedules hereto constitute the entire agreement and supersede all prior agreements and understandings (including the Confidentiality Agreements), both written and oral, among the parties with respect to the subject matter hereof.

                                  ARTICLE VIII

                                  DEFINITIONS

     8.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires: (a) the terms defined in this ARTICLE VIII have the meaning assigned to them in this ARTICLE VIII and include the plural as well as the singular; (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles; (c) all references in this Agreement to designated "Articles," "Sections" and other subdivisions are to the designated Articles, Sections and other subdivisions of the body of this Agreement; (d) pronouns of either gender or neuter shall include, as appropriate, the other pronoun forms; and (e) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as whole and not to any particular Article, Section nor other subdivision.

     As used in this Agreement and the Schedules delivered pursuant to this Agreement, the following definitions shall apply.

     "Acquisition Proposal" means any proposal or offer from any Person relating to any direct or indirect acquisition or purchase of all or a substantial part of the assets of the Company or any of its subsidiaries or of over 15% of any class of equity securities of the Company or any of its subsidiaries, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of Company or any of its subsidiaries, any merger, consolidation, business combination, sale of all or substantially all of the assets, recapitalization, liquidation, dissolution or similar transaction involving Company or any of its subsidiaries, other than the transactions contemplated by this Agreement.

     "Buyer" has the meaning set forth in the first paragraph hereof.

     "Buyer Benefit Plans" means collectively, all employee benefit plans, programs and commitments that Buyer makes generally available to its employees and their beneficiaries, providing benefits in the nature of pension, retirement, severance, stock purchase, health, medical, life, disability, sick leave, vacation, or other welfare or fringe benefits, including, without limitation, all employee benefit plans (as defined in Section 3(3) of ERISA) and fringe benefit plans (as defined in IRC Section 6039D).

     "Buyer Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operation, business prospects or properties of Buyer and its subsidiaries, taken as a whole. For purposes of this Agreement, a Buyer Material Adverse Effect does not include a material adverse effect on the business, financial condition, results of operation or properties of Buyer as a result of (i) the transactions contemplated hereby or the public announcement hereof, or (ii) changes in the conditions or prospects of Buyer and its subsidiaries, taken as a whole, which are consistent with general economic conditions or general changes affecting the electronic components or computer products, distribution industries or electronics manufacturing industry, or
(iii) any matter disclosed in the Buyer SEC Filings (as defined in SECTION 3.6) or in the Schedules to this Agreement.

     "Buyer Shareholders' Approval" has the meaning set forth in SECTION 3.2.

     "Buyer Stock" has the meaning set forth in SECTION 1.7(a).

     "Buyer's Business" means the business of Buyer and its subsidiaries, taken as a whole.

     "CA Code" has the meaning set forth in SECTION 1.3.

     "Canceled Shares" has the meaning set forth in SECTION 1.7(d).

     "Cash Election Price" has the meaning set forth in SECTION 1.7(b).

     "Cash Proration Factor" has the meaning set forth in SECTION 1.9(c)(2)(i).

     "Certificates of Merger" has the meaning set forth in SECTION 1.3.

     "Closing" has the meaning set forth in SECTION 1.2.

     "Company" has the meaning set forth in the first paragraph hereof.

     "Company Affiliates" has the meaning set forth in SECTION 1.13.

     "Company Benefit Plans" has the meaning set forth in SECTION 2.11(a).

     "Company Common Stock" has the meaning set forth in SECTION 1.7.

     "Company ERISA Affiliate" has the meaning set forth in SECTION 2.11(a).

     "Company ERISA Plans" has the meaning set forth in SECTION 2.11(a).

     "Company Material Adverse Effect" means a material adverse effect on the business, financial condition, results of operation, business prospects or properties of Company and its subsidiaries, taken as a whole. For purposes of this Agreement, a Company Material Adverse Effect does not include a material adverse effect on the business, financial condition, results of operation or properties of Company as a result of (i) the transactions contemplated hereby or the public announcement hereof, or (ii) changes in the conditions or prospects of Company and its subsidiaries, taken as a whole, which are consistent with general economic conditions or general changes affecting the electronic components, computer products or production supplies distribution industries or electronics manufacturing industry, or (iii) any matter disclosed in Company SEC Filings (as defined in SECTION 2.6) made before the execution of this Agreement or in the Schedules to this Agreement.

     "Company Options" means any issued and outstanding option granted by Company to purchase shares of Company Common Stock pursuant to Company's 1984 Stock Option Plan, 1992 Stock Option Plan and 1997 Stock Option Plan, and any individual issued and outstanding option grant made prior to the date hereof.

     "Company SEC Filings" has the meaning set forth in SECTION 2.6(b).

     "Company Shareholders' Approval" has the meaning set forth in SECTION 2.3.

     "Company's Business" means the business of Company and its subsidiaries, taken as a whole.

     "Confidentiality Agreements" means the confidentiality agreements dated as of May 18, 1999 and June 24, 1999 by and between Company and Buyer.

     "Contract" means any agreement, arrangement, bond, commitment, franchise, indemnity, indenture, instrument, lease, license or understanding, whether or not in writing.

     "Dissenting Shares" has the meaning set forth in SECTION 1.11(a).

     "DLJ" has the meaning set forth in SECTION 2.19.

     "Effective Date" has the meaning set forth in SECTION 1.3.

     "Effective Time" has the meaning set forth in SECTION 1.3.

     "Electing Shares" has the meaning set forth in SECTION 1.7(a).

     "Election Date" has the meaning set forth in SECTION 1.8(c).

     "Environmental Regulations" means, collectively, all Laws, regulations, orders and other requirements of any Governmental Entity relating to the protection of human health or the environment or to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release of, and exposure of others to, Hazardous Substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Exchange Agent" has the meaning set forth in SECTION 1.8(b).

     "Exchange Ratio" is that ratio calculated pursuant to the terms set forth in SECTION 1.7(c).

     "Form of Election" has the meaning set forth in SECTION 1.8(c).

     "Governmental Entity" means any governmental agency, district, bureau, board, commission, court, department, official political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

     "Hazardous Substances" means (but shall not be limited to) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Laws as "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances," or any other formulation intended to define, list or classify substances by reason of deleterious properties such as ignitibility, corrosivity, reactivity, radioactivity, carcinogenicity, reproductive toxicity or "EP toxicity," and petroleum and drilling fluids, produced waters and other wastes associated with the exploration, development, or production of crude oil, natural gas or geothermal energy, and lead, asbestos, PCBs or other substances regulated under Environmental Regulations.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Indemnified Parties" has the meaning set forth in SECTION 4.13(a).

     "Indemnifying Party" has the meaning set forth in SECTION 4.4(c).

     "Intangible Property" means any trade secret, secret process or other confidential information or know-how and any and all Marks.

     "IRC" means the Internal Revenue Code of 1986, as amended.

     "IRS" means the Internal Revenue Service.

     "Joint Proxy Statement" has the meaning set forth in SECTION 4.4(b).

     "Laws" means any constitutional provision, statute, ordinance, or other law, code, common law, rule, regulation or interpretation of any Governmental Entity and any decree, injunction, judgment, award, order, ruling, assessment or writ.

     "Loan Agreement" means that certain Credit Agreement dated as of January 16, 1998 by and among Company and, subject to and in accordance with Addendum A thereto, Sterling Electronics Corporation and First Union National Bank, as Administrative Agent, together with Addendum A thereto, as amended.

     "Losses" has the meaning set forth in SECTION 2.4.

     "Marks" means any brand name, copyright, patent, service mark, trademark, trade name, and all registrations or applications for registration of any of the foregoing.

     "Merger" has the meaning set forth in SECTION 1.1.

     "Merger Consideration" has the meaning set forth in SECTION 1.7.

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

     "Non-Cash Election Shares" has the meaning set forth in SECTION 1.7(a).

     "Non-Cash Election Number" has the meaning set forth in SECTION 1.9(a).

     "Non-Cash Proration Factor" has the meaning set forth in SECTION 1.9(b)(1).

     "NYBCL" has the meaning set forth in SECTION 1.3.

     "NYSE" means the New York Stock Exchange.

     "Person" means any individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or other entity.

     "Qualified Plan" has the meaning set forth in SECTION 2.11(b).

     "Registration Statement" has the meaning set forth in SECTION 4.4(b).

     "Representatives" means a Person's officers, directors, employees, consultants, investment bankers, accountants, attorneys and other advisors, representatives and agents.

     "Rights Plan" means that Rights Agreement between Company and First Union National Bank, dated as of February 8, 1999

     "Securities Act" means the Securities Act of 1933, as amended.

     "SEC" means the Securities and Exchange Commission.

     "SEI" has the meaning set forth in SECTION 4.6.

     "SEI Option" means that certain Nonqualified Stock Option Grant by and between Company and SEI Investments, BV and dated as of September 15, 1997.

     "SEI Sale" has the meaning set forth in SECTION 4.6.

     "Superior Proposal" has the meaning set forth in SECTION 4.15.

     "Surviving Corporation" has the meaning set forth in SECTION 1.1.

     "Swap Agreements" means: (a) the ISDA Master Agreement, dated as of January 16, 1998 between Marshall Industries and First National Bank of Chicago, as amended; and (b) the ISDA Master Agreement dated as of January 16, 1998 between Marshall Industries and NationsBank of Texas, N.A., as amended.

     "Tax" or "Taxes" means any foreign, federal, state, county or local income, sales, use, excise, franchise, ad valorem, real and personal property, transfer, gross receipt, stamp, premium, profits, customs, duties, windfall profits, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding taxes, fees, assessments or charges of any kind whatever imposed by any Governmental Entity, and interest and penalties (civil or criminal), additions to tax, payments in lieu of taxes or additional amounts related thereto or to the nonpayment thereof, and any loss in connection with the determination, settlement or litigation of any Tax liability.

     "Tax Return" means a declaration, statement report, return or other document or information required to be filed or supplied with respect to Taxes, including, where permitted or required, combined or consolidated returns for any group of entities that includes Company or any of its subsidiaries.

     "Termination Fee" has the meaning set forth in SECTION 4.11.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                          AVNET, INC

                                          By:
                                             -----------------------------------
                                              Roy Valle
                                              Chairman and Chief Executive
                                              Officer

                                          MARSHALL INDUSTRIES

                                          By:
                                             -----------------------------------
                                              Robert Rodin
                                              President and Chief Executive
                                              Officer

                                                                         ANNEX A

                          FORM OF RULE 145 LETTER FROM
                             AFFILIATES OF COMPANY

Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034

Ladies and Gentlemen:

     I have been advised that I may be deemed an "affiliate," as defined in Rule 145 under the Securities Act of 1993 (the "ACT"), of Marshall Industries ("COMPANY") at the time of the merger ("MERGER") of Company into Avnet, Inc. ("BUYER"). In the Merger, I will acquire shares ("SHARES") of the common stock of Buyer in exchange for my shares of Company common stock.

     I represent and agree as follows:

          1. I have carefully read this letter and, to the extent I felt necessary, I have discussed it with counsel.

          2. I will not make any sale or other disposition of the Shares in violation of the Act or related rules and regulations. In this connection, I understand that the issuance of the Shares to me has been or will be registered under the Act, but that such registration would not cover resales by affiliates. Accordingly, the Shares must be held by me indefinitely unless (a) the Shares have been registered under the Act for sale by me, (b) a sale of the Shares is made in conformity with the volume and other applicable limitations of paragraph (d) of Rule 145, or (c) another exemption from registration is available.

          3. I understand that Buyer is under no obligation to register the sale or other disposition of the Shares by me or on my behalf or to take any other action to qualify for an exemption from registration.

          4. I also understand that stop transfer instructions will be given to Buyer's transfer agent with respect to the Shares and that there will be placed on the certificates for the Shares a legend stating in substance:

             THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES AND MAY BE SOLD OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE REQUIREMENTS OF RULE 145 OR PURSUANT TO A REGISTRATION STATEMENT.

          5. I know of no plan (written or oral) pursuant of which holders of shares of the outstanding Company Common Stock intend to sell or otherwise dispose of more than 50%, in the aggregate, of their interest in such shares, either by a sale or other disposition of Company common capital stock before the Merger, by a sale or other disposition of Shares to be received by them as a result of the Merger.

          6. I do not intend to take a position on any federal or state income tax return that is inconsistent with the treatment of the Merger as a tax-free reorganization for federal or state income tax purposes.

                                          Very truly yours,

                                          --------------------------------------
                                          Signature

                                          --------------------------------------
                                                    Type or Print Name

Date
     ----------------------------------------

                                                                      APPENDIX B

                      [DONALDSON, LUFKIN & JENRETTE LOGO]

                                                                   June 25, 1999

Board of Directors
Marshall Industries
9320 Telstar Avenue
El Monte, CA 91731-2895

Gentlemen:

     You have requested our opinion as to the fairness from a financial point of view to the holders of common stock, par value $1.00 per share ("Company Common Stock"), of Marshall Industries (the "Company") of the Merger Consideration (as defined herein) to be received by such shareholders pursuant to the terms of the Agreement and Plan of Merger, dated as of June 25, 1999 (the "Agreement"), by and between Avnet Inc. ("Buyer") and the Company, pursuant to which the Company will be merged (the "Merger") with and into Buyer.

     Pursuant to the Agreement, each outstanding share of Company Common Stock (other than shares of Company Common Stock held at the effective time of the Merger by the Company or Buyer or their wholly owned subsidiaries) will be converted into the right to receive, and become exchangeable for, at the election of the holder thereof (i) the number of shares of common stock, par value $1.00 per share of Buyer ("Buyer Common Stock") equal to the Exchange Ratio (the "Stock Consideration") or (ii) $39.00 in cash (the "Cash Consideration", and together with the Stock Consideration, the "Merger Consideration"); provided that such election shall be subject to proration as set forth in the Agreement. The "Exchange Ratio" shall mean (i) 0.81569 if the Closing Price (as defined in the Agreement) is not less than $43.03125 or greater then $52.59375, (ii) the quotient of $42.90 divided by the Closing Price if the Closing Price is not less than $52.59375 or greater than $57.375, (iii)
0.74772 if the Closing Price is greater than $57.375, (iv) the quotient of $35.10 divided by the Closing Price if the Closing Price is greater than $38.25 but less than $43.03125 and (v) 0.91765 if the Closing Price is less than $38.25.

     In arriving at our opinion, we have reviewed the Agreement. We also have reviewed financial and other information that was publicly available or furnished to us by the Company and Buyer including information provided during discussions with their respective managements. Included in the information provided during discussions with the respective managements were certain financial projections of the Company for the period beginning June 1, 1998 and ending May 31, 2000 prepared by the management of the Company and certain financial projections of Buyer for the period beginning July 1, 1999 and ending June 30, 2000 prepared by the management of Buyer. In addition, we have compared certain financial and securities data of the Company and Buyer with various other companies whose securities are traded in public markets, reviewed the historical stock prices and trading volumes of the Company Common Stock and Buyer Common Stock, reviewed prices and premiums paid in certain other business combinations and conducted such other financial studies, analyses and investigations as we deemed appropriate for purposes of this opinion.

     In rendering our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and Buyer or their respective representatives, or that was otherwise reviewed by us. In particular, we have relied upon the estimates of the management of the Company of the operating synergies achievable as a result of the Merger and upon our discussions of such synergies with the management of Buyer. With respect to the financial projections supplied to us, we have assumed that they have been reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company and Buyer as to the future operating and financial performance of the Company and Buyer, respectively. We have not assumed any responsibility for making an independent evaluation of any assets or liabilities or for making any independent verification of any of the information reviewed by us. We have relied as to certain legal matters on advice of counsel to the Company.

     Our opinion is necessarily based on economic, market, financial and other conditions as they exist on, and on the information made available to us as of, the date of this letter. It should be understood that, although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm this opinion. We are expressing no opinion herein as to the prices at which the Buyer Common Stock will actually trade at any time. Our opinion does not address the relative merits of the Merger and the other business strategies being considered by the Company's Board of Directors, nor does it address the Board's decision to proceed with the Merger. Our opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed transaction.

     Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), as part of its investment banking services, is regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DLJ has performed investment banking and other services for the Company in the past and has been compensated for such services, including acting as financial advisor in the Company's acquisition of Sterling Electronics on January 16, 1998 and the adoption of a shareholder rights plan on February 9, 1999.

     Based upon and subject to the foregoing and such other factors as we deem relevant, we are of the opinion that the Merger Consideration to be received by the shareholders of the Company pursuant to the Agreement is fair to such shareholders from a financial point of view.

                                          Very truly yours,

                                          DONALDSON, LUFKIN & JENRETTE
                                            SECURITIES CORPORATION

                                          By:
                                             -----------------------------------
                                              Jeffrey A. Raich
                                              Senior Vice President

                                                                      APPENDIX C

                                                     Investment Banking

                                                     Corporate and Institutional
                                                     Client Group

                                                     World Financial Center
                                                     North Tower
                                                     New York, New York
                                                     10281-1330
[Merrill Lynch Logo]                                 212 449 1000 Main

                                                                   June 25, 1999

Board of Directors
Avnet, Inc.
2211 South 47th Street
Phoenix, Arizona 85034

Members of the Board of Directors:

     Marshall Industries ("Marshall") and Avnet, Inc. ("Avnet"), propose to enter into the Agreement and Plan of Merger, dated as of June 25, 1999 (the "Agreement") pursuant to which, as more fully described in the Agreement, Marshall will be merged with and into Avnet in a transaction (the "Merger") in which each outstanding share of Marshall's common stock, par value $1.00 per share (the "Marshall Shares"), will be converted into the right to receive, at the election of the holder thereof and subject to certain limitations and proration procedures specified in the Agreement (as to which we express no opinion), (i) that number of shares of the common stock of Avnet, par value $1.00 per share (the "Avnet Shares") equal to the Exchange Ratio (defined below) or (ii) $39.00 in cash (collectively, the "Merger Consideration"). The exchange ratio (the "Exchange Ratio") shall be calculated as follows: if the average of the closing trade prices of Avnet shares for the twenty consecutive trading days ending on the fifth trading day before the date of the Marshall shareholder meeting and reported on the New York Stock Exchange Composite Tape (the "Closing Price") is (i) not less than $43.03125 nor greater than $52.59375, then the Exchange Ratio shall equal 0.81569; (ii) not less than $52.59375 nor greater than $57.375, then the Exchange Ratio shall equal $42.90 divided by the Closing Price; (iii) greater than $57.375, then the Exchange Ratio shall equal 0.74772;
(iv) greater than $38.25 but less than $43.03125, then the Exchange Ratio shall equal $35.10 divided by the Closing Price; and (v) less than $38.25, then the Exchange Ratio shall equal 0.91765.

     You have asked us whether, in our opinion, the Merger Consideration to be paid by Avnet in the Merger is fair from a financial point of view to Avnet.

     In arriving at the opinion set forth below, we have, among other things:

      (1) Reviewed certain publicly available business and financial information relating to Marshall and Avnet that we deemed to be relevant;

      (2) Reviewed certain information, including financial forecasts, relating to the business, earnings, cash flow, assets, liabilities and prospects of Marshall and Avnet, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Merger (the "Expected Synergies") furnished to us by Marshall and Avnet, respectively;

      (3) Conducted discussions with members of senior management of Marshall and Avnet concerning the matters described in clauses 1 and 2 above, as well as their respective businesses and prospects before and after giving effect to the Merger and the Expected Synergies;

      (4) Reviewed the market prices and valuation multiples for Marshall Shares and Avnet Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (5) Reviewed the results of operations of Marshall and Avnet and compared them with those of certain publicly traded companies that we deemed to be relevant;

      (6) Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

      (7) Participated in certain discussions and negotiations among representatives of Marshall and Avnet and their financial and legal advisors;

      (8) Reviewed the potential pro forma impact of the Merger;

      (9) Reviewed the Agreement; and

     (10) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary, including our assessment of general economic, market and monetary conditions.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Marshall or Avnet or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of Marshall or Avnet. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by Marshall or Avnet, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of Marshall's or Avnet's management as to the expected future financial performance of Marshall or Avnet, as the case may be, and the Expected Synergies. We have further assumed that the Merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. We have also assumed that the final form of the Agreement will be substantially similar to the last draft reviewed by us.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of the date hereof.

     We are acting as financial advisor to Avnet in connection with the Merger and will receive a fee from Avnet for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, Avnet has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to Avnet and/or its affiliates and may continue to do so and have received, and may receive, fees for the rendering of such services. In addition, in the ordinary course of our business, we may actively trade Marshall Shares and other securities of Marshall, as well as Avnet Shares and other securities of Avnet, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the use and benefit of the Board of Directors of Avnet. Our opinion does not address the merits of the underlying decision by Avnet to engage in the Merger and does not constitute a recommendation to any shareholder as to any matter related thereto.

     We are not expressing any opinion herein as to the prices at which Avnet Shares will trade following the announcement or consummation of the Merger.

     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the Merger Consideration is fair from a financial point of view to Avnet.

                                          Very truly yours,

                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                                                      APPENDIX D

              CHAPTER 13 OF THE CALIFORNIA GENERAL CORPORATION LAW

SECTION 1300. REORGANIZATION OR SHORT-FORM MERGER; DISSENTING SHARES; CORPORATE PURCHASE AT FAIR MARKET VALUE; DEFINITIONS.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5% or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

SECTION 1301. NOTICE TO HOLDERS OF DISSENTING SHARES IN REORGANIZATIONS; DEMAND FOR PURCHASE; TIME; CONTENTS.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SECTION 1302. SUBMISSION OF SHARE CERTIFICATES FOR ENDORSEMENT; UNCERTIFICATED SECURITIES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SECTION 1303. PAYMENT OF AGREED PRICE WITH INTEREST; AGREEMENT FIXING FAIR MARKET VALUE; FILING; TIME OF PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SECTION 1304. ACTION TO DETERMINE WHETHER SHARES ARE DISSENTING SHARES OR
FAIR MARKET VALUE; LIMITATION; JOINDER; CONSOLIDATION; DETERMINATION OF ISSUES; APPOINTMENT OF APPRAISERS.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SECTION 1305. REPORT OF APPRAISERS; CONFIRMATION; DETERMINATION BY COURT; JUDGMENT; PAYMENT; APPEAL; COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301, 1302 if the value awarded by the court for the shares is more than 125% of the price offered by the corporation under subdivision (a) of Section 1301).

SECTION 1306. PREVENTION OF IMMEDIATE PAYMENT; STATUS AS CREDITORS; INTEREST.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SECTION 1307. DIVIDENDS ON DISSENTING SHARES.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SECTION 1308. RIGHTS OF DISSENTING SHAREHOLDERS PENDING VALUATION; WITHDRAWAL OF DEMAND FOR PAYMENT.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SECTION 1309. TERMINATION OF DISSENTING SHARE AND SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SECTION 1310. SUSPENSION OF RIGHT TO COMPENSATION OR VALUATION PROCEEDINGS; LITIGATION OF SHAREHOLDERS' APPROVAL.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SECTION 1311. EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SECTION 1312. RIGHT OF DISSENTING SHAREHOLDER TO ATTACK, SET ASIDE OR RESCIND MERGER OR REORGANIZATION; RESTRAINING ORDER OR INJUNCTION; CONDITIONS.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholders' shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 54 of the Registrant's By-laws provides as follows:

          A. The Corporation shall indemnify, and advance the expenses of, any director, officer or employee to the full extent permitted by the New York Business Corporation Law as the same now exists or may hereafter be amended.

          B. The indemnification and advancement of expenses granted pursuant to this Section 54 shall not be exclusive or limiting of any other rights to which any person seeking indemnification or advancement of expenses may be entitled when authorized by (i) a resolution of shareholders, (ii) a resolution of directors or (iii) an agreement providing for such indemnification; provided that no indemnification may be made to or on behalf of any such person if a judgment or other final adjudication adverse to such person establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

          C. No amendment, modification or rescission of these By-laws shall be effective to limit any person's right to indemnification with respect to any alleged cause of action that accrues or other incident or matter that occurs prior to the date on which such modification, amendment or rescission is adopted.

     Section 721 of the New York Business Corporation Law (the "BCL") provides that no indemnification may be made to or on behalf of any director or officer of the Registrant if "a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled." Section 54B of the Registrant's By-laws includes the foregoing statutory language.

     The rights granted under Section 54 of the By-laws are in addition to, and are not exclusive of, any other rights to indemnification and expenses to which any director or officer may otherwise be entitled. Under the BCL, a New York corporation may indemnify any director or officer who is made or threatened to be made a party to an action by or in the right of such corporation against "amounts paid in settlement and reasonable expenses, including attorneys' fees," actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made in respect of (1) a threatened action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that a court determines that the director or officer is fairly and reasonably entitled to indemnity (BCL Section 722(c)). A corporation may also indemnify directors and officers who are parties to other actions or proceedings (including actions or proceedings by or in the right of any other corporation or other enterprise which the director or officer served at the request of the corporation) against "judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees," actually or necessarily incurred as a result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purpose which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, result of such actions or proceedings, or any appeal therein, provided the director or officer acted in good faith, for a purposes which he reasonably believed to be in the best interests of the corporation (or in the case of service to another corporation or other enterprise at the request of such corporation, not opposed to the best interests of such corporation) and, in criminal cases, that he also had no reasonable cause to believe that his conduct with unlawful (BCL Section 722(a)). Any indemnification under Section 722 may be made only if authorized in the specific case by disinterested directors, or by the board of directors upon the opinion in writing of independent legal counsel that indemnification is proper, or by shareholders (BCL Section 723(b)), but even without such authorization, a court may order indemnification in certain circumstances (BCL
Section 724). Further, any director or officer who is "successful, on the merits or otherwise," in the defense of an action or proceeding is entitled to indemnification as a matter of right (BCL Section 723(a)).

     A New York corporation may generally purchase insurance, consistent with the limitation of New York insurance law and regulatory supervision, to indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of the BCL, so long as no final adjudication has established that the directors' or officers' acts of active and deliberate dishonesty were material to the cause of action so adjudicated or that the directors or officers personally gained in fact a financial profit or other advance (BCL Section 726).

     The Registrant's directors and officers are currently covered as insureds under directors' and officers' liability insurance. Such insurance, subject to annual renewal and certain rights of the insurer to terminate, provides an aggregate maximum of $50,000,000 of coverage for directors and officers of the Registrant and its subsidiaries against claims made during the policy period relating to certain civil liabilities, including liabilities under the Securities Act of 1933.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits

EXHIBITS                 DESCRIPTION AND METHOD OF FILING
--------                 --------------------------------
   2.1     Amended and Restated Agreement and Plan of Merger, dated as of June 25, 1999, between Avnet and Marshall (incorporated by reference to Appendix A to this Registration Statement on
           Form S-4)
   4.1     Form of Certificate representing shares of Avnet common
           stock (incorporated by reference to Exhibit 4 to Avnet's
           Registration Statement on Form S-2 (Registration No.
           33-80932))
   5.1     Opinion of Sullivan & Cromwell
   8.1     Tax Opinion of Sullivan & Cromwell
   8.2     Tax Opinion of O'Melveny & Myers LLP

EXHIBITS                 DESCRIPTION AND METHOD OF FILING
--------                 --------------------------------
  21.1     Subsidiaries
  23.1     Consent of Arthur Andersen LLP
  23.3     Consent of Sullivan & Cromwell (included in opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto)
  23.4     Consent of O'Melveny & Myers LLP (included in opinion filed as Exhibit 8.2 hereto)
  24.1     Powers of Attorney
  99.1     Form of Proxy Card of Marshall Industries
  99.2     Form of Proxy Card of Avnet, Inc.
  99.3     Consent of Donaldson, Lufkin & Jenrette Securities
           Corporation
  99.4     Consent of Merrill Lynch, Pierce, Fenner & Smith
  99.5     Non-Cash Election Form

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Phoenix, state of Arizona, on September 7, 1999.

                                          AVNET, INC.

                                          By:        /s/ ROY VALLEE
                                            ------------------------------------
                                              Name:  Roy Vallee
                                              Title:  Chairman of the Board,
                                                      Chief Executive Officer
                                                      and Director

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                 CAPACITY                      DATE
                   ---------                                 --------                      ----
                 /s/ ROY VALLEE                   Chairman of the Board, Chief       September 7, 1999
------------------------------------------------    Executive Officer and
                   Roy Vallee                       Director (principal
                                                    executive officer)

              /s/ RAYMOND SADOWSKI                Senior Vice President, Chief       September 7, 1999
------------------------------------------------    Financial Officer and
                Raymond Sadowski                    Assistant Secretary
                                                    (principal financial
                                                    officer)

                /s/ JOHN F. COLE                  Controller (principal              September 7, 1999
------------------------------------------------    accounting officer)
                  John F. Cole

                       *                          Director                           September 7, 1999
------------------------------------------------
                  Eleanor Baum

                       *                          Director                           September 7, 1999
------------------------------------------------
              J. Veronica Biggins

                       *                          Director                           September 7, 1999
------------------------------------------------
              Joseph F. Caligiuri

                       *                          Director                           September 7, 1999
------------------------------------------------
              Lawrence W. Clarkson

                       *                          Director                           September 7, 1999
------------------------------------------------
                 Ehud Houminer

                   SIGNATURE                                 CAPACITY                      DATE
                   ---------                                 --------                      ----
                       *                          Director                           September 7, 1999
------------------------------------------------
               James A. Lawrence

                       *                          Director                           September 7, 1999
------------------------------------------------
               Salvatore J. Nuzzo

                       *                          Director                           September 7, 1999
------------------------------------------------
                Frederic Salerno

                       *                          Director                           September 7, 1999
------------------------------------------------
               Frederick S. Wood

           *By: /s/ RAYMOND SADOWSKI
------------------------------------------------
                  Raymond Sadowski
                  Attorney-in-Fact

                                 EXHIBIT INDEX

EXHIBITS                 DESCRIPTION AND METHOD OF FILING
--------                 --------------------------------
   2.1     Amended and Restated Agreement and Plan of Merger, dated as of June 25, 1999, between Avnet and Marshall (incorporated by reference to Appendix A to this Registration Statement on
           Form S-4)
   4.1     Form of Certificate representing shares of Avnet common
           stock (incorporated by reference to Exhibit 4 to Avnet's
           Registration Statement on Form S-2 (Registration No.
           33-80932))
   5.1     Opinion of Sullivan & Cromwell
   8.1     Tax Opinion of Sullivan & Cromwell
   8.2     Tax Opinion of O'Melveny & Myers LLP
  21.1     Subsidiaries
  23.1     Consent of Arthur Andersen LLP
  23.3     Consent of Sullivan & Cromwell (included in opinions filed as Exhibit 5.1 and Exhibit 8.1 hereto)
  23.4     Consent of O'Melveny & Myers LLP (included in opinion filed as Exhibit 8.2 hereto)
  24.1     Powers of Attorney
  99.1     Form of Proxy Card of Marshall Industries
  99.2     Form of Proxy Card of Avnet, Inc.
  99.3     Consent of Donaldson, Lufkin & Jenrette Securities
           Corporation
  99.4     Consent of Merrill Lynch, Pierce, Fenner & Smith
  99.5     Non-Cash Election Form